EXHIBIT 10.1
Certain portions of this exhibit (indicated by “[*****]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K.
THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.
RESTRUCTURING SUPPORT AGREEMENT
This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached to this agreement in accordance with Section 14.02, this “Agreement”) is made and entered into as of July 15, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iv) of this preamble, collectively, the “Parties”):

(i)
(a) California Resources Corporation (“CRC”), a company incorporated under the Laws[1] of Delaware, and (b) each of its Affiliates listed on Annex A to the Restructuring Term Sheet (as defined herein) that has executed and delivered a counterpart signature page to this Agreement to counsel to each of the Ad Hoc Group (as defined herein) and Ares (as defined herein) (the Entities (as defined herein) in this clause (i), collectively, the “Company Parties”);

(ii)
the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, 2016 Term Loan Claims (as defined herein) that have executed and delivered counterpart signature pages to this Agreement, a Joinder or a Transfer Agreement, in each case, to counsel to each of the Company Parties, the Ad Hoc Group and Ares (the Entities in this clause (ii), collectively, the “Consenting 2016 Term Loan Lenders”);

(iii)
the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, 2017 Term Loan Claims (as defined herein) that have executed and delivered counterpart signature pages to this Agreement, a Joinder or a Transfer Agreement, in each case, to counsel to each of the Company Parties, the Ad Hoc Group and Ares (the Entities in this clause (iii), collectively, the “Consenting 2017 Term Loan Lenders”);

__________

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

(iv)
the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Second Lien Notes Claims (as defined herein) that have executed and delivered counterpart signatures to this Agreement, a Joinder or a Transfer Agreement, in each case, to counsel to the Company Parties, the Ad Hoc Group and Ares (the Entities in this clause (iv), collectively, the “Consenting Second Lien Noteholders” and together with the Consenting 2016 Term loan Lenders and the 2017 Term Loan Lenders, the “Consenting Creditors”); and

(v)
one or more funds, investment vehicles and/or accounts managed or advised by Ares Management LLC or one or more of their affiliates, including ECR Corporate Holdings L.P., that, in each case, have executed and delivered counterpart signature pages to this Agreement or a Transfer Agreement in each case, to counsel to each of the Company Parties and the Ad Hoc Group (the entities in this clause (iv) collectively, “Ares” and together with the Consenting Creditors, the “Consenting Parties”).

RECITALS
WHEREAS, the Company Parties, Ares and the Consenting Creditors have in good faith and at arm’s length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure (including with respect to Elk Hills Power (as defined herein)) on the terms set forth in this Agreement and as specified in the following documents (the “Restructuring Transactions”):

●
the term sheet setting forth the terms and conditions of the Restructuring Transactions, attached as Exhibit A to this Agreement (together with all schedules, annexes, and exhibits, thereto, the “Restructuring Term Sheet”);

●
the term sheet setting forth the terms and conditions of a $650 million second-lien debtor-in-possession financing facility attached as Annex B to the Restructuring Term Sheet (the “Junior DIP Term Sheet”);

●	the term sheet setting forth the terms and conditions of a second-lien exit facility as attached as -Annex C to the Restructuring Term Sheet (the “Second Lien Exit Facility Term Sheet”);

●	the term sheet setting forth the terms and conditions of the backstop commitment (the “Backstop Commitment Term Sheet”) attached as Annex D to the Restructuring Term Sheet; and

●	the term sheet setting forth the terms and governance of Reorganized CRC (as defined below) (the “Governance Term Sheet”) attached as Annex F to the Restructuring Term Sheet;

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WHEREAS, the Company Parties intend to implement the Restructuring Transactions, as set forth in the Restructuring Term Sheet, by commencing voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “Chapter 11 Cases”) and consummating the Plan (as defined herein);
WHEREAS, the Backstop Parties have agreed to backstop the Equity Rights Offering in accordance with the terms and conditions described in the Backstop Commitment Agreement; and
WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound by this Agreement, agrees as follows:
AGREEMENT
Section 1.    Definitions and Interpretation.
1.01.    Definitions. The following terms shall have the following definitions:
“2016 Credit Agreement” means that certain Credit Agreement, dated as of August 12, 2016, by and among CRC, as the borrower, the lenders party thereto, and The Bank of New York Mellon Trust Company, N.A., as administrative agent and collateral agent, as may be amended, supplemented, or otherwise modified from time to time.
“2016 Term Loan” means all loans of CRC outstanding under the 2016 Credit Agreement.
“2016 Term Loan Claims” means all Claims against any Debtor arising under, derived from, or based upon the 2016 Term Loan under the 2016 Credit Agreement.
“2017 Credit Agreement” means that certain Credit Agreement, dated as of November 17, 2017, by and among CRC, as the borrower, the lenders party thereto, and The Bank of New York Mellon Trust Company, N.A., as administrative agent and collateral agent, as may be amended, supplemented, or otherwise modified from time to time.
“2017 Term Loan” means all loans of CRC outstanding under the 2017 Credit Agreement.
“2017 Term Loan Claims” means all Claims against any Debtor arising under, derived from, or based upon the 2017 Term Loan under the 2017 Credit Agreement.
“9019 Orders” means the Interim 9019 Order and the Final 9019 Order.

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“Ad Hoc Group” means the ad hoc group of those certain funds or accounts managed, advised, or sub-advised by those certain funds that hold, among their Company Claims, 2017 Term Loan Claims, 2016 Term Loan Claims and Second Lien Notes Claims, and that is represented by the Ad Hoc Group Advisors.
“Ad Hoc Group Advisors” means Davis Polk & Wardwell LLP, Evercore Inc., Haynes and Boone, LLP, Trimeric Corporation, Cox, Castle & Nicholson LLP, Cornerstone Engineering, Inc., Rapp & Krock, PC, ERM Consulting and Engineering Inc. and any other special and local counsel and advisors providing advice to the Ad Hoc Group in connection with the Restructuring Transactions.
“Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.
“Agent” means The Bank of New York Mellon Trust Company, N.A. as administrative agent and collateral agent under the 2016 Credit Agreement and the 2017 Credit Agreement.
“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules attached to this Agreement in accordance with Section 14.02.
“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived in accordance with this Agreement.
“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.
“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties and/or Elk Hills Power or the debt, equity, or other interests in any one or more Company Parties and/or Elk Hills Power that in each case is an alternative to one or more of the Restructuring Transactions; provided that no inquiry, proposal, offer, bid, term sheet, discussion, or agreement that would solely replace or refinance the Second Lien Exit Facility or the Eligible Notes in whole or in part with more alternative debt financing shall constitute an Alternative Restructuring

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Proposal if such inquiry, proposal, offer, bid, term sheet, discussion or agreement is otherwise consistent with the Plan.
“Amended Elk Hills Power Agreements” means the Elk Hills Power Agreements as amended pursuant to the Elk Hills Settlement.
“Ares” has the meaning set forth in the Preamble to this Agreement.
“Ares Advisors” means Kirkland & Ellis LLP, Lazard Ltd., and any other special and local counsel and/or advisors providing advice to Ares in connection with the Restructuring Transactions.
“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, causes of action, or remedies that may be brought by or on behalf of the Company Parties, their estates, or other parties in interest under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) or other applicable sections of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.
“Backstop Commitment” has the meaning ascribed to such term in the Backstop Commitment Term Sheet.
“Backstop Commitment Agreement” means that certain backstop commitment agreement, dated as of July 15, 2020, with the terms and conditions set forth in the Backstop Commitment Term Sheet and such other terms as are acceptable to the Company Parties and the Backstop Parties, by and among the Backstop Parties and CRC, as may be amended, supplemented, or modified from time to time, setting forth, among other things, the terms and conditions of the Equity Rights Offering and the Backstop Commitment.
“Backstop Commitment Percentage” has the meaning ascribed to such term in the Backstop Commitment Agreement; provided, that each Backstop Party shall be permitted to allocate their respective funding obligation with respect to the Backstop Commitment to any Affiliate designee, and the Backstop Commitment Percentage shall be calculated accordingly.
“Backstop Commitment Term Sheet” has the meaning set forth in the recitals to this Agreement.
“Backstop Party” has the meaning ascribed to it in the Backstop Commitment Term Sheet.
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended.

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“Bankruptcy Court” means the United States Bankruptcy Court presiding over the Chapter 11 Cases, which shall be the United States Bankruptcy Court for the Southern District of Texas.
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.
“Cause of Action” means any action, Claim, cause of action, Avoidance Actions, controversy, demand, right, action, lien, indemnity, Equity Interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law.
“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.
“Chosen Court” means, (a) before one or more Company Parties commences Chapter 11 Cases, federal courts or state courts located in New York, New York and, (b) after commencement of such proceeding, in the Bankruptcy Court with jurisdiction over such proceeding.
“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.
“Class” means any group of Claims or interests classified by the Plan pursuant to section 1122(a) of the Bankruptcy Code.
“Class B Preferred Units” has the meaning ascribed to it in the Elk Hills Power Agreements.
“Class C Common Units” has the meaning ascribed to it in the Elk Hills Power Agreements.
“Company Claims” means any Claim against a Company Party, including the Prepetition RBL Claims, the 2016 Term Loan Claims, the 2017 Term Loan Claims, the Second Lien Notes Claims, the Unsecured Notes Claims, the Senior DIP Claims and the Junior DIP Claims.
“Company Parties” has the meaning set forth in the preamble to this Agreement.
“Confirmation Order” means the confirmation order with respect to the Plan.
“Consenting 2016 Term Loan Lenders” has the meaning set forth in the Preamble to this Agreement.

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“Consenting 2017 Term Loan Lenders” has the meaning set forth in the Preamble to this Agreement.
“Consenting Creditors” means the meaning set forth in the Preamble to this Agreement.
“Consenting Parties” has the meaning set forth in the Preamble to this Agreement.
“Consenting Parties Fees and Expenses” means the reasonable and documented fees and expenses accrued since the inception of their respective engagements related to the implementation of the Restructuring Transactions and not previously paid by, or on behalf of, the Company Parties of the Ad Hoc Group Advisors and Ares Advisors.
“Consenting Second Lien Noteholders” has the meaning set forth in the Preamble to this Agreement.
“Conversion Right” has the meaning ascribed to it in the Restructuring Term Sheet.
“CRC” has the meaning set forth in the preamble to this Agreement.
“Debtor” means each of the Company Parties in its capacity as a debtor and debtor-in-possession in its respective Chapter 11 Case.
“Defaulting Second Lien Exit Lender” means any Second Lien Exit Lender that fails to timely fund its Second Lien Exit Commitment in accordance with the terms of the Second Lien Exit Facility Documents.
“Deficiency/Unsecured Debt Claims” has the meaning ascribed to it in the Restructuring Term Sheet.
“Definitive Documents” means all of the definitive documents implementing the Restructuring Transactions, including those set forth in Section 3.
“DIP Credit Agreements” means the Senior DIP Credit Agreement and the Junior DIP Credit Agreement.
“DIP Order” means the Interim DIP Order and the Final DIP Order.
“Disclosure Statement” means the related disclosure statement with respect to the Plan.
“Eligible Notes” has the meaning ascribed to it in the Restructuring Term Sheet.
“Elk Hills Power” means Elk Hills Power, LLC or any successor thereof.

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“Eligible Fixed Income Securities” has the meaning ascribed to it in the Restructuring Term Sheet.
“Eligible Stock” has the meaning ascribed to it in the Restructuring Term Sheet.
“Elk Hills Power Agreements” means, collectively, (a) the Contribution and Unit Purchase Agreement, dated as of February 7, 2018, by and among Elk Hills Power, LLC, California Resources Elk Hills, LLC, ECR Corporate Holdings L.P. and, solely for the purposes of Section 7.14 thereof, California Resources Corporation; (b) the Second Amended and Restated Limited Liability Company Agreement of Elk Hills Power, LLC, dated as of February 7, 2018, by and between California Resources Elk Hills, LLC and ECR Corporate Holdings L.P.; (c) the Commercial Agreement, dated as of February 7, 2018, by and between Elk Hills Power, LLC and California Resources Elk Hills, LLC; (d) the Master Services Agreement, dated as of February 7, 2018, by and between Elk Hills Power, LLC and California Resources Elk Hills, LLC; and (e) any other agreements entered into in connection with the transactions contemplated by the foregoing agreements.
“Elk Hills Settlement Agreement” has the meaning ascribed to it in the Restructuring Term Sheet.
“Entity” shall have the meaning set forth in Section 101(15) of the Bankruptcy Code.
“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, general or limited partnership interests, limited liability company interests, and any other equity, ownership, or profits interests and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into or based on the value of such shares (or any class thereof) of, common stock, preferred stock, general or limited partnership interests, limited liability company interests, or other equity, ownership, or profits interests (in each case whether or not arising under or in connection with any employment agreement).
“Equity Rights Offering” means the rights offering of New Common Stock to be issued by Reorganized CRC in exchange for $450 million in cash on the terms and conditions set forth in the Restructuring Term Sheet and/or Backstop Commitment Term Sheet, as applicable
“Execution Date” has the meaning set forth in the preamble to this Agreement.
“Exit Facility Documents” means the First Lien Exit Facility Documents and the Second Lien Exit Facility Documents.
“Final 9019 Order” means, as applicable, the final order of the Bankruptcy Court approving the Elk Hills Settlement Agreement, including the Elk Hills Settlement Agreement and the Amended Elk Hills Power Agreements attached thereto.

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“Final DIP Order” means the final order of the Bankruptcy Court setting forth the terms of debtor-in-possession financing and use of cash collateral, which shall be consistent with and approve entry into the Senior DIP Facility Documents, the Junior DIP Term Sheet, and the Junior DIP Facility Documents.
“First Lien Exit Facility” has the meaning ascribed to it in the Restructuring Term Sheet.
“First Lien Exit Facility Documents” means the documentation necessary to effectuate the incurrence of the First Lien Exit Facility.
“First Day Pleadings” means the first day pleadings that the Company Parties determine, are necessary or desirable to file, and which are reasonably acceptable in form and substance to the Required Consenting Creditors and Ares.
“Governance Term Sheet” has the meaning set forth in the Recitals to this Agreement.
“Governing Body” means the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of an Entity.
“Interim 9019 Order” means, as applicable, the interim order of the Bankruptcy Court approving the Elk Hills Settlement Agreement, including the Elk Hills Settlement Agreement and the Amended Elk Hills Power Agreements attached thereto.
“Interim DIP Order” interim order of the Bankruptcy Court setting forth the terms of debtor-in-possession financing and use of cash collateral, which shall be consistent with and approve entry into the Senior DIP Facility Documents, the Junior DIP Term Sheet, and the Junior DIP Facility Documents.
“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit E.
“Junior DIP Agent” means Alter Domus (US) LLC as administrative agent under the Junior DIP Facility.
“Junior DIP Claims” means any Claim against the Debtors arising under, derived from, or based upon the Junior DIP Facility or the Junior DIP Credit Agreement.
“Junior DIP Commitment” has the meaning ascribed to it in the Junior DIP Term Sheet.
“Junior DIP Commitment Parties” means the Consenting Creditors providing the Junior DIP Commitments as set forth in Exhibit C attached hereto.
“Junior DIP Credit Agreement” means that certain second-lien senior secured superpriority debtor-in-possession credit agreement by and among the Company Parties, the Junior

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DIP Agent, and the lenders that are from time to time party thereto, consistent with the terms and conditions of the Junior DIP Term Sheet and this Agreement and as approved by the DIP Orders.
“Junior DIP Facility” means the new second-lien superpriority debtor-in-possession credit facility to be effectuated on the terms and conditions set forth in the Junior DIP Term Sheet.
“Junior DIP Facility Documents” means the Junior DIP Credit Agreement and other documentation, agreements, instruments and certificates necessary to effectuate the incurrence of the Junior DIP Facility.
“Junior DIP Term Sheet” has the meaning set forth in the recitals to this Agreement.
“KEIP/KERP Plan” means any retention or incentive compensation plans of the Company Parties’ executive management team or other key employees of the Company Parties.
“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).
“Liquidation Preference” has the meaning ascribed to it in the Elk Hills Power Agreements.
“Make-Whole Amount” has the meaning ascribed to it in the Elk Hills Power Agreements.
“Milestones” means the milestones set forth in Section 4 hereof.
“MIP” has the meaning ascribed to it in the Restructuring Term Sheet.
“New Common Stock” means the new common stock of the Reorganized CRC to be issued on the Plan Effective Date.
“New Organizational Documents” means the documents providing for corporate governance of Reorganized CRC and the other Reorganized Debtors, charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable) and the Governance Term Sheet.
“Parties” has the meaning set forth in the preamble to this Agreement.
“Permitted Transferee” means each transferee of any Company Claims who meets the requirements of Section 8.01.

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“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any governmental authority.
“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.
“Plan” means the plan of reorganization with respect to the Restructuring Transactions.
“Plan Effective Date” means the date upon which (a) the Confirmation Order has been entered by the Bankruptcy Court, (b) all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, (c) the transactions to occur on the Plan Effective Date pursuant to the Plan become effective or are consummated, and (d) the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan occurs.
“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Company Parties with the Bankruptcy Court.
“Preferred Deferred Amount” has the meaning ascribed to it in the Elk Hills Power Agreements.
“Preferred Distribution Rate” has the meaning ascribed to it in the Elk Hills Power Agreements.
“Prepetition RBL Claim” means all Claims against any Debtor arising under, derived from, or based upon the RBL Credit Agreement.
“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims (or enter with customers into long and short positions in Company Claims), in its capacity as a dealer or market maker in Company Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).
“RBL Credit Agreement” means that certain Credit Agreement, dated as of September 24, 2014, by and among CRC, as the borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as may be amended, supplemented, or otherwise modified from time to time.

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“Related Fund” means any fund, account (including separately managed account), or investment vehicle that is controlled, managed, advised or sub-advised by a Consenting Creditor, an Affiliate or the same investment manager, advisors or sub-advisor as a Consenting Creditor, or an Affiliate of such investment manager, advisor or sub-advisor.
“Releases & Exculpation Provisions” means the releases and exculpation provisions to be included in the Plan as set forth in Annex H of the Restructuring Term Sheet.
“Reorganized CRC” means California Resources Corporation on and after the Plan Effective Date and the issuer of the New Common Stock under the Plan.
“Reorganized Debtor” means, a Debtor, or any successor or assign thereto, by merger, reorganization, consolidation, or otherwise, on and after the Plan Effective Date, including Reorganized CRC.
Required Backstop Parties” means Backstop Parties holding greater than 50% of the Backstop Commitments.
“Required Consenting Creditors” means the Required Consenting Term Loan Lenders and the Required Backstop Parties.
“Required Consenting Parties” means, as of the date such consent, direction, approval or other action is required, those Consenting Parties (a) anticipated to hold greater than 66⅔% of the New Common Stock immediately after the occurrence of the Plan Effective Date (without giving effect to the MIP), calculated in accordance with (i) the Backstop Commitment Agreement and (ii)  the Restructuring Term Sheet; provided that such calculation shall disregard shares offered in the Equity Rights Offering to non-Backstop Parties; and (b) committed to provide greater than 50% of the Backstop Commitment Percentages.
“Required Consenting Term Loan Lenders” means Consenting Creditors holding greater than 50% of the aggregate principal amount of the 2017 Term Loan Claims held by all Consenting Creditors.
“Restricted Period” means the period commencing as of the date each Consenting Creditor, as applicable, executes this Agreement until the Termination Date, as to such Consenting Creditor.
“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.
“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.
“RSA Party” means a party to this Agreement whether as an initial signatory on the date of this Agreement or pursuant to the execution of a Joinder.

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“Rules” means Rule 501(a)(1), (2), (3), and (7) of Regulation D under the Securities Act.
“Second Day Pleadings” means the “second day” pleadings that the Company Parties determine are necessary or desirable to file, and which are reasonably acceptable in form and substance to the Required Consenting Creditors and Ares.
“Second Lien Exit Commitment” means, subject to the terms and conditions hereof, a several and not joint commitment to provide the amount set forth opposite each Second Lien Exit Lender’s name in Exhibit B attached hereto.
“Second Lien Exit Facility” has the meaning ascribed to it in the Restructuring Term Sheet.
“Second Lien Exit Facility Documents” means the documentation necessary to effectuate the incurrence of the Second Lien Exit Facility on terms consistent with the Second Lien Exit Facility Term Sheet.
“Second Lien Exit Facility Term Sheet” has the meaning set forth in the recitals to this Agreement.
“Second Lien Exit Lenders” has the meaning ascribed to it in the Restructuring Term Sheet.
“Second Lien Exit Permitted Transferee” means (i) a Related Fund of a Second Lien Exit Lender, (ii) any other Second Lien Exit Lender or (iii) any other person that is a party to this Agreement or executes a joinder hereto with the consent (not to be unreasonably withheld, conditioned or delayed) of the Required Consenting Creditors and the Company (including, as part of such joinder, making the necessary representations and warranties under the Second Lien Exit Facility Documents); provided that absent such consent, such transferee shall be deemed a Permitted Transferee to the extent such proposed transferee deposits with the escrow agent, pursuant to escrow arrangements satisfactory to the Company, an amount of funds sufficient, in the reasonable determination of the Company, to satisfy the transferring Second Lien Exit Lender’s obligations under this Agreement and the Second Lien Exit Facility Documents.
“Second Lien Notes” means all notes of CRC outstanding under the Second Lien Notes Indenture.
“Second Lien Notes Claims” means all Claims against any Debtor arising under, derived from, or based upon the Second Lien Notes Indenture.
“Second Lien Notes Indenture” means that certain Indenture dated as of December 15, 2015, by and among CRC, as the issuer, the guarantors party thereto, and the Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which the 8.00% senior secured second lien

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notes due 2022 were issued, as may be amended, supplemented, or otherwise modified from time to time.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior DIP Agent” means JPMorgan Chase Bank, N.A. as administrative agent under the Senior DIP Facility.
“Senior DIP Claims” means any Claim against the Debtors arising under, derived from, or based upon the Senior DIP Facility or the Senior DIP Credit Agreement.
“Senior DIP Commitment Letter” means that certain letter, dated July 15, 2020, by the Senior DIP Commitment Parties setting forth their commitment to provide the Senior DIP Facility.
“Senior DIP Commitment Parties” means the parties set forth in the Senior DIP Commitment Letter.
“Senior DIP Credit Agreement” means that certain first-lien senior secured superpriority debtor-in-possession credit agreement by and among the Company Parties, the Senior DIP Agent, and the lenders that are from time to time party thereto, consistent with the terms and conditions of the Senior DIP Commitment Letter and this Agreement and as approved by the DIP Orders.
“Senior DIP Facility” means the new first-lien superpriority debtor-in-possession credit facility to be effectuated on the terms and conditions set forth in the Senior DIP Facility Documents.
“Senior DIP Facility Documents” means the Senior DIP Credit Agreement and any other documentation, agreements, instruments, and certificates necessary to effectuate the incurrence of the Senior DIP Facility.
“Settlement Effective Date” has the meaning ascribed to it in the Restructuring Term Sheet.
“Solicitation Commencement Date” means the date by which the Company Parties shall have commenced solicitation of votes to accept or reject the Plan.
“Solicitation Materials” means all solicitation materials in respect of the Plan.
“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01, 12.02, 12.03, 12.04, 12.05, and 12.06.
“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

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“Transfer Agreement” means an executed transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached to this Agreement as Exhibit D.
“Trustee” means The Bank of New York Mellon Company, N.A., as trustee under the Second Lien Notes Indenture.
“Unpaid Amounts” has the meaning ascribed to it in the Elk Hills Power Agreements.
“Unsecured Notes Claim” means all Claims against any Debtor arising under, derived from, or based upon the Unsecured Notes Indenture.
“Unsecured Notes Indenture” means that certain Indenture dated as of October 1, 2014 by and among CRC, as the issuer, the guarantors party thereto, and Wells Fargo Bank, National association., as trustee, pursuant to which the 5% Senior Notes due 2020, 5.5% Senior Notes due 2021, and 6% Senior Notes due 2024 were issued, as may be amended, supplemented, or otherwise modified from time to time.
1.02.    Interpretation. For purposes of this Agreement:
(a)    in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neutral gender shall include the masculine, feminine, and the neutral gender;
(b)    capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;
(c)    unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;
(d)    unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date of this Agreement;
(e)    unless otherwise specified in this Agreement, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If any payment,

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distribution, act or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.
(f)    unless otherwise specified, all references in this Agreement to “Sections” are references to Sections of this Agreement;
(g)    the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;
(h)    captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;
(i)    references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;
(j)    the use of “include” or “including” is without limitation, whether stated or not; and
(k)    the word “or” shall not be exclusive.
Section 2.    Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:
(a)    each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of (i) the Company Parties, (ii) the Ad Hoc Group and (iii) Ares;
(b)    holders of more than two thirds of the aggregate outstanding principal amount of the 2017 Term Loan Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of (i) the Company Parties, (ii) the Ad Hoc Group and (iii) Ares;
(c)    Ares has executed and delivered counterpart signature pages of this Agreement to counsel to each of (i) the Company Parties and (ii) the Ad Hoc Group;
(d)    the Senior DIP Commitment Parties shall have executed and delivered counterpart signature pages to the Senior DIP Commitment Letter to counsel to each of (i) the Company Parties, (ii) the Ad Hoc Group and (iii) Ares;

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(e)    the Backstop Parties shall have executed and delivered counterpart signature pages of the Backstop Commitment Agreement to counsel to each of (i) the Company Parties, (ii) the Ad Hoc Group and (iii) Ares; and
(f)    the Company Parties shall have paid all Consenting Parties Fees and Expenses that are due and payable as of the Agreement Effective Date; provided, however, that the Company Parties shall have received an invoice for such Consenting Parties Fees and Expenses at least one (1) Business Day prior to the Agreement Effective Date.
Section 3.    Definitive Documents.
3.01.    The Definitive Documents governing the Restructuring Transactions shall include the following (in each case, and any order, or amendment or modification of any order, entered by the Bankruptcy Court related to the below items):
(a)    the First Day Pleadings and Second Day Pleadings and all orders sought pursuant thereto;
(b)    the Plan (and all exhibits, ballots, solicitation procedures, and other documents and instruments related thereto), including any “Definitive Documentation” as defined therein and not explicitly so defined herein;
(c)    the Plan Supplement and all documents, annexes, exhibits, schedules contained therein, including any schedules of rejected contracts;
(d)    the Disclosure Statement;
(e)    the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials;
(f)    the Confirmation Order and pleadings in support of entry of the Confirmation Order;
(g)    the 9019 Orders;
(h)    the DIP Orders;
(i)    the Senior DIP Facility Documents;
(j)    the Junior DIP Facility Documents;
(k)    the Backstop Commitment Agreement and all pleadings and agreements related to the Equity Rights Offering;

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(l)    the New Organizational Documents;
(m)    the First Lien Exit Facility Documents;
(n)    the Second Lien Exit Facility Documents;
(o)    the Amended Elk Hills Power Agreements;
(p)    any documentation in connection with the Conversion Right, the Eligible Stock, or the Eligible Notes, as applicable;
(q)    any documentation in connection with the Eligible Notes, including the form of indenture governing the same;
(r)    any KEIP/KERP Plan and any motion or order related thereto;
(s)    any agreements, motions, pleadings, briefs, applications, orders, and other filings with the Bankruptcy Court related to Elk Hills Power;
(t)    any other material agreements, motions, pleadings, briefs, applications, orders, and other filings with the Bankruptcy Court related to the Restructuring Transactions; and
(u)    any material pleadings that impose or seek authority to impose sell-down orders or restrictions on the ability of the Consenting Creditors or other parties to trade any of the Company Parties’ securities, other than equity securities.
3.02.    The Definitive Documents that are not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion.  Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants not inconsistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 13. Further, the Definitive Documents that are not executed or in a form attached to this Agreement as of the Execution Date, and any amendment thereto, shall be subject to the following consent rights:
(a)    The Definitive Documents listed in the foregoing sections 3.01(a)-(f), 3.01(i)- 3.01(o), 3.01(r), 3.01(t), and 3.01(u) shall be filed no later than the Settlement Effective Date and at the time of filing shall be reasonably acceptable to Ares and the Required Consenting Creditors; provided that any modifications after the Settlement Effective Date to (i) the Definitive Documents listed in the foregoing 3.01(o) shall be reasonably acceptable to Ares and the Required Consenting Creditors and (ii) the Definitive Documents listed in the foregoing 3.01(a)-(f), 3.01(i)- 3.01(n), 3.01(r), 3.01(t), and 3.01(u) shall be (x) reasonably acceptable to the Required Consenting Parties

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and (y) to the extent any modification disproportionately and adversely affects Ares, as compared to the other Required Consenting Parties, reasonably acceptable to Ares.
(b)    The Definitive Documents listed in the foregoing sections 3.01(g), 3.01(h), 3.01(p)- 3.01(q), and 3.01(s), shall be reasonably acceptable to the Required Consenting Parties and Ares.
Section 4.    Milestones.
4.01    The following Milestones shall apply to this Agreement unless extended or waived in writing by the Company Parties and the Required Consenting Creditors and Ares:
(a)    On or prior to the Petition Date (as defined herein), the Backstop Commitment Agreement shall have been finalized.
(b)    On July 15, 2020 or such earlier date as agreed upon by the parties, the Company Parties shall commence the Chapter 11 Cases.
(c)    No later than 5 days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order.
(d)    No later than 5 days after the Petition Date, the Bankruptcy Court shall have entered the Interim 9019 Order.
(e)    No later than 14 days after the Petition Date, the Company Parties shall have filed the Plan, Disclosure Statement and a motion seeking approval of the Disclosure Statement.
(f)    No later than 40 days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order.
(g)    No later than 40 days after the Petition Date, the Bankruptcy Court shall have entered the Final 9019 Order.
(h)    No later than 40 days after the Petition Date, the Company Parties shall have filed the Plan Supplement containing the (i) schedules of assumed or rejected contracts, (ii) the constituents documents of the Reorganized Debtors consistent with the terms of the Governance Term Sheet, (iii) the form of registration rights agreement, (iv) required disclosures regarding directors and officers of the Reorganized CRC (consistent with the terms of the Governance Term Sheet) and (v) any documents (to the extent not already filed) in connection with the Definitive Documents listed in the foregoing sections 3.01(o)-3.01(q).
(i)    No later than 40 days after the Petition Date, the Bankruptcy Court shall have entered an order approving the Backstop Commitment Agreement.

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(j)    No later than 44 days after the Petition Date, the Bankruptcy Court shall have entered an order approving the Solicitation Materials and the Disclosure Statement.
(k)    No later than 28 days after the Subscription Commencement Date (as defined in the Backstop Commitment Agreement), the Debtors shall have ended the subscription period for the Equity Rights Offering.
(l)    No later than 105 days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order.
(m)    No later than 135 days after the Petition Date, the Plan Effective Date shall have occurred.
4.02.    Outside Date. With respect to the milestones set in 4.01(l) and 4.01(m), the Company Parties may not extend such milestones beyond 180 days after the Petition Date without the consent of each Backstop Party.
Section 5.    Commitments of the Consenting Creditors.
5.01.    Affirmative Commitments. During the Agreement Effective Period, each Consenting Creditor severally, and not jointly, agrees in respect of all of its Company Claims to:
(a)    support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;
(b)    give any notice, order, instruction, or direction to the Agent or Trustee necessary to give effect to the Restructuring Transactions;
(c)    negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are not inconsistent with this Agreement to which it is required to be a party or to which it has consent rights pursuant to Section 3.02;
(d)    consent to the use of their cash collateral and the priming of the liens on the collateral securing the 2017 Term Loans, the 2016 Term Loans and the Second Lien Notes by the liens securing the Senior DIP Facility and Junior DIP Facility, in each case in accordance with the Budget (as defined in the DIP Credit Agreements) and the DIP Order;
(e)    negotiate in good faith any appropriate additional or alternative provisions or agreements to address any legal, financial, or structural impediment that may arise that would prevent, hinder, impede, delay, or are necessary to effectuate the consummation of the Restructuring Transactions; and

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(f)    negotiate in good faith upon reasonable request of any other Party any modifications to the Restructuring Transactions that improve the tax efficiency of the Restructuring Transactions or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Restructuring Transactions, in each case to the extent such modifications can be implemented without any adverse effect on such Consenting Creditor.
5.02.    Negative Commitments. During the Agreement Effective Period, each Consenting Creditor severally, and not jointly, agrees in respect of all of its Company Claims that it shall not, directly or indirectly, and shall not direct any other Entity to:
(a)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;
(b)    object to, delay, impede or take any other action to interfere with Bankruptcy Court approval of any KEIP/KERP Plan, provided that the terms of such programs shall not substantively differ from the proposal provided to the Ad Hoc Group Advisors and Ares on July 10, 2020;
(c)    knowingly pursue, propose, file, support, solicit support for or vote for any Alternative Restructuring Proposal;
(d)    file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or the Plan;
(e)    exercise, take (directly or indirectly), or direct the Agent to take, any action to enforce or any right or remedy for the enforcement, collection, or recovery of any of the Company Claims against the Company Parties, including rights or remedies arising from or asserting or bringing any claims under or with respect to the 2016 Term Loan Claims, 2017 Term Loan Claims or the Second Lien Notes Claims (as applicable) other than as otherwise permitted under this Agreement;
(f)    initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated in this Agreement against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;
(g)    support any effort to reject, seek to modify, fail to perform, or any way take any action to delay, impede, or interfere with any of the Elk Hills Power Agreements except to the extent consistent with the 9019 Orders;

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(h)    develop, promote or otherwise pursue the “bypass plan” involving the LTS-1 and LTS-2 gas processing plants and the 35R Cogen facility located in Kern County, California or any action with a similar effect; or
(i)    object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.
5.03.    Commitments with Respect to Chapter 11 Cases.
(a)    During the Agreement Effective Period, each Consenting Creditor that is entitled to vote to accept or reject the Plan pursuant to its terms, severally, and not jointly, agrees that it shall, subject to receipt by such Consenting Creditor, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:
(i)    vote each of its Company Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;
(ii)    support the Releases and Exculpation Provisions;
(iii)    to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) designating that it does not opt out of the releases;
(iv)    not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a)(i) and (a)(ii) above; and
(v)    not directly or indirectly, through any Person, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Restructuring Proposal or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Restructuring Transactions; provided that nothing in this Section 5.03(a)(v) shall affect any rights of the Company Parties set forth in 7.03(b).
(b)    Subject to Section 5.07(f) hereof, during the Agreement Effective Period, each Consenting Creditor, in respect of each of its Company Claims, severally, and not jointly, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is not inconsistent with this Agreement.

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5.04.    Junior DIP Commitments. Each Junior DIP Commitment Party, severally and not jointly, commits to provide or cause to be provided by any fronting banks or any of its subsidiaries or Affiliates or any funds and/or accounts managed, advised or controlled by any of the foregoing, the Junior DIP Facility in the amount set forth opposite such Junior DIP Commitment Party’s name Exhibit C attached hereto, in each case subject to the terms and conditions for providing such commitment set forth in the Junior DIP Term Sheet and the Junior DIP Facility Documents.
5.05.    Second Lien Exit Commitments.
(a)    Each Second Lien Exit Lender, severally and not jointly, commits to provide or cause to be provided by any fronting banks or any of its subsidiaries or Affiliates or any funds and/or accounts managed, advised or controlled by any of the foregoing, the Second Lien Exit Facility in the amount set forth opposite such Second Lien Exit Lender’s name in Exhibit B attached hereto, in each case subject to the terms and conditions for providing such commitment set forth in the Second Lien Exit Facility Term Sheet.2
(b)    Any Defaulting Second Lien Exit Lender will be liable for the consequences of its breach and the Company can enforce rights of money damages and/or specific performance upon the failure to timely fund by a Defaulting Second Lien Exit Lender. Each Second Lien Exit Lender that is not a Defaulting Second Lien Exit Lender shall have the right, but not the obligation, to assume its pro rata share of the Second Lien Exit Commitments of a Defaulting Second Lien Exit Lender.
5.06.    Transfer of Second Lien Exit Commitments.
(a)    Each Second Lien Exit Lender’s Second Lien Exit Commitment shall be transferable in whole or in part to a Second Lien Exit Permitted Transferee; provided that the transferring Second Lien Exit Lender shall give notice to the Company Parties of its intent to transfer its Second Lien Exit Commitment (other than to a Related Fund), whether in whole or in part. Any third party Second Lien Exit Permitted Transferee of any Second Lien Exit Commitment shall agree in writing to be bound by the representations, warranties, covenants and obligations of such transferring Second Lien Exit Lender under this Agreement and any Second Lien Exit Permitted Transferee other than a Related Fund shall, as a condition of such transfer, provide the Company Parties and the non-transferring Second Lien Exit Lenders with evidence reasonably satisfactory to the Company Parties that such transferee is reasonably capable of fulfilling such
__________

[2]
On the Plan Effective Date, the Junior DIP Facility shall be repaid in full in cash with the proceeds of the Equity Rights Offering and the Second Lien Exit Facility; provided that, for administrative convenience, at the direction and at the option of any Junior DIP Commitment Party that is also a Second Lien Exit Lender, all or any portion of the cash to be received by such Junior DIP Commitment Party on account of the principal amount of outstanding Junior DIP Obligations owed to it shall be set off or otherwise applied on a dollar for dollar basis towards the cash payment obligations of such Second Lien Exit Lender pursuant to such documentation as the Company Parties may reasonably require to evidence the discharge of the applicable Junior DIP Obligations to the extent of the amounts so applied.

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obligations, including such financial information as may reasonably be requested by the Company Parties demonstrating the ability of such Second Lien Exit Permitted Transferee to fund the entire amount of its existing Second Lien Exit Commitment (if any) plus the amount of the Second Lien Exit Commitment transferred to such Second Lien Exit Permitted Transferee.
(b)    Any transfer in violation of this Section 5.06 shall be void ab initio; provided that a transfer shall not be void ab initio solely on account of a Second Lien Exit Lender’s failure to provide notice of such transfer.
5.07.    Additional Provisions Regarding the Consenting Creditors’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:
(a)    impair or waive the rights of any Consenting Creditor to appear as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Restructuring Transactions;
(b)    affect the ability of any Consenting Creditor to consult with the Company Parties or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), so long as, in the case of consultation with any party in interest, the appearance, and positions advocated in connection therewith are not inconsistent with this Agreement or for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Restructuring Transaction;
(c)    impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions;
(d)    prevent any Consenting Creditor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; or
(e)    obligate a Consenting Creditor to deliver a vote to support the Plan or prohibit a Consenting Creditor from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date); provided that upon the Termination Date as to a Consenting Creditor (other than a Termination Date as a result of the occurrence of the Plan Effective Date), such Consenting Creditor’s vote shall automatically be deemed void ab initio and such Consenting Creditor shall have a reasonable opportunity to cast a vote.
Section 6.    Commitments of Ares.
6.01.    Affirmative Commitments. During the Agreement Effective Period, Ares agrees to:

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(a)    support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;
(b)    negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents to which it has consent rights that are not inconsistent with this Agreement to which it is required to be a party or to which it has consent right pursuant to Section 3.02;
(c)    negotiate in good faith any appropriate additional or alternative provisions or agreements to address any legal, financial, or structural impediment that may arise that would prevent, hinder, impede, delay, or are necessary to effectuate the consummation of the Restructuring Transactions;
(d)    consent to the use of its powers under the Elk Hills Power Agreements (including to cause its representatives on the board of Elk Hills Power to vote to amend the Elk Hills Power Agreements) in accordance with the Restructuring Term Sheet and the 9019 Orders; and
(e)    negotiate in good faith upon reasonable request of any other Party any modifications to the Restructuring Transactions that improve the tax efficiency of the Restructuring Transactions or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Restructuring Transactions, in each case to the extent such modifications can be implemented without any adverse effect on Ares.
6.02.    Negative Commitments. During the Agreement Effective Period, Ares agrees to:
(a)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;
(b)    object to, delay, impede, or take any other action to interfere with the DIP Orders and DIP Credit Agreements;
(c)    object to, delay, impede or take any other action to interfere with Bankruptcy Court approval of any KEIP/KERP Plan;
(d)    knowingly pursue, propose, file, support, solicit support for or vote for any Alternative Restructuring Proposal;
(e)    file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or the Plan;

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(f)    initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated in this Agreement against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement; or
(g)    object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, other than as set forth in the Restructuring Term Sheet or the 9019 Order, including Elk Hills Power or any assets thereof, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.
6.03.    Commitments with Respect to Chapter 11 Cases.
(a)    During the Agreement Effective Period, Ares agrees to:
(i)    support and not oppose the assumption of the Amended Elk Hills Power Agreements pursuant to the 9019 Orders on terms consistent with the Restructuring Term Sheet;
(ii)    support the Releases and Exculpation Provisions;
(iii)    not directly or indirectly, through any Person, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Restructuring Proposal or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Restructuring Transactions; provided that nothing in this Section 6.03(a)(iii) shall affect any rights of the Company Parties set forth in 7.03(b).
(b)    During the Agreement Effective Period, Ares will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is not inconsistent with this Agreement.
6.04.    Additional Provisions Regarding Ares Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:
(a)    impair or waive the rights of Ares to appear as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Restructuring Transactions;

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(b)    affect the ability of Ares to consult with the Company Parties or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), so long as, in the case of consultation with any party in interest, the appearance, and positions advocated in connection therewith are not inconsistent with this Agreement or for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Restructuring Transaction;
(c)    impair or waive the rights of Ares to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or
(d)    prevent Ares from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.
Section 7.    Commitments of the Company Parties.
7.01.    Affirmative Commitments. Except as set forth in Section 7.03, during the Agreement Effective Period, each of the Company Parties agrees to:
(a)    support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement;
(b)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement, support and take all steps reasonably necessary and desirable to address any such impediment;
(c)    use commercially reasonable efforts to obtain any and all required governmental, regulatory and/or third-party approvals for the implementation or consummation for the Restructuring Transactions;
(d)    negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions, as contemplated by this Agreement;
(e)    provide counsel for the Consenting Creditors and counsel for Ares a reasonable opportunity (which, to the extent reasonably practicable, shall be no less than two (2) Business Days) to review draft copies of all Definitive Documents that the Company Parties intend to file with the Bankruptcy Court;
(f)    actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;

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(g)    timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (i) directing the appointment of an examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) or a trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, (iv) modifying or terminating the Company Parties’ exclusive right to file and solicit acceptances of a plan of reorganization or (v) for relief that (A) is inconsistent with this Agreement in any respect or (B) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions;
(h)    timely file a formal objection to any motion, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the claims of the Consenting Creditors;
(i)    use commercially reasonable efforts to comply with all Milestones;
(j)    upon reasonable request of the Consenting Creditors and Ares (which, in each case, may be through the Ad Hoc Group Advisors and Ares Advisors), as applicable, use commercially reasonable efforts to inform the Ad Hoc Group Advisors and Ares Advisors as to: (i) the material business and financial (including liquidity) performance of the Company Parties; (ii) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Consenting Creditor, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;
(k)    inform the Ad Hoc Group Advisors and Ares Advisors as soon as reasonably practicable after becoming aware of: (i) any matter or circumstance which they know, or believe is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (ii) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party; (iii) a breach of this Agreement (including a breach by any Company Party); and (iv) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;
(l)    use commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized;
(m)    use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent and, to the extent the Company Parties receive any Joinders or Transfer Agreements, to notify the Consenting Creditors of such Joinders and Transfer Agreements;

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(n)    promptly pay the Consenting Parties Fees and Expenses in accordance with this Agreement and the applicable fee letters on a monthly basis and within ten (10) Business Days of receipt of invoices thereof;
(o)    not seek application of the equitable doctrine of marshaling, section 506(c) of the Bankruptcy Code or section 552(b) of the Bankruptcy Code with respect to any of the Senior DIP Facility, Junior DIP Facility, 2017 Term Loan adequate protection liens and claims, or the existing 2017 Term Loan Claims without the consent of the Required Consenting Creditors;
(p)    negotiate in good faith upon reasonable request of any other Party any modifications to the Restructuring Transactions that improve the tax efficiency of the Restructuring Transactions or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Restructuring Transactions, in each case to the extent such modifications can be implemented without any adverse effect on such Company Party; and
(q)    provide any inquiry, proposal, offer, bid or term sheet that solely seeks to refinance the Second Lien Exit Facility or the Eligible Notes to the Ad Hoc Group Advisors and the Ares Advisors within two (2) Business Days of receiving such inquiry, proposal, offer, bid or term sheet.
7.02.    Negative Commitments. Except as set forth in Section 7.03, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:
(a)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;
(b)    take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement, the Plan, or the Definitive Documents;
(c)    file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is materially inconsistent with this Agreement or the Restructuring Transactions;
(d)    amend, alter, supplement, restate or otherwise modify any Definitive Document, in whole or in part, in a manner that is materially inconsistent with this Agreement or the Restructuring Transactions;
(e)    amend, alter, supplement, restate or otherwise modify any Elk Hills Power Agreements, in whole or in part, in a manner that is materially inconsistent with the Restructuring Term Sheet without the consent of the Required Consenting Creditors and Ares;

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(f)    (i) operate its business outside the ordinary course (other than any changes in the operations resulting from or relating to the Restructuring Transactions or the filing of the Chapter 11 Cases), taking into account the Restructuring Transactions or (ii) engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction or transfer any asset or right of the Company Parties or any asset or right used in the business of the Company Parties to any person or entity outside the ordinary course of business, in each of cases (i) and (ii) without the reasonable consent of the Required Consenting Creditors and, prior to the Settlement Effective Date, Ares; provided that, from and after the Settlement Effective Date, any action described in subsections (i) or (ii) of this section 7.02(f) that disproportionately and adversely affects Ares, as compared to the other Required Consenting Parties, shall require the reasonable consent of Ares.
(g)    except to the extent required by this Agreement or otherwise required to consummate the Restructuring Transactions, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, in each case without the reasonable consent of the Required Consenting Creditors and, prior to the Settlement Effective Date, Ares; provided that, from and after the Settlement Effective Date, any action described in this Section 7.02(g) that disproportionately and adversely affects Ares, as compared to the other Required Consenting Parties, shall require the reasonable consent of Ares;
(h)    support any effort to reject, seek to modify, fail to perform, or any way take any action to delay, impede, or interfere with any of the Elk Hills Power Agreements except to the extent consistent with the 9019 Orders;
(i)    develop, promote or otherwise pursue the “bypass plan” involving the LTS-1 and LTS-2 gas processing plants and the 35R Cogen facility located in Kern County, California or any action with a similar effect; or
(j)    except with the consent of the Required Consenting Creditors, (i) take any action that would result in the entry of any order by the Bankruptcy Court that imposes a sell-down order or restricts the ability of Consenting Creditors or other parties to Transfer any of the Company Parties’ securities, including, for the avoidance of doubt, any such order intended to preserve net operating losses or other tax attributes or (ii) make any material determination with respect to (a) any such transfer restriction, sell-down order, or notification requirement regarding ownership of claims in order to determine whether further actions (including Transfer restrictions or sell-down orders) are necessary or (b) the potential imposition or waiver of any of the foregoing; provided that the Required Consenting Creditors shall consent to (A) the filing by the Company Parties of a motion with the Bankruptcy Court for entry of an order establishing the date of the entrance of such order as the record date for notice of such potential trading restriction or sell-down order with respect to Company Claims and (B) the filing by the Company Parties of a motion restricting

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trading of CRC’s equity securities which, for the avoidance of doubt, do not include Company Claims.
7.03.    Additional Provisions Regarding Company Parties’ Commitments.
(a)    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the Governing Body of a Company Party to take or refrain from taking any action (including terminating this Agreement under Section 12) to the extent such Company Party or the Governing Body of a Company Party determines, based on the advice of counsel, that taking or refraining from taking such action, as applicable, would be inconsistent with applicable Law or its fiduciary obligations under applicable Law. The Company Parties shall give prompt written notice to the Consenting Creditors and Ares of any determination made in accordance with this Section 7.03(a). This Section 7.03(a) shall not impede any Party’s right to terminate this Agreement pursuant to Section 12, including, for the avoidance of doubt, Ares or the Consenting Creditors’ rights to terminate in accordance with Section 12.01.
(b)    Notwithstanding anything to the contrary in this Agreement, upon receipt of an Alternative Restructuring Proposal, each Company Party and their respective directors, managers, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives (including any Governing Body members) shall have the right to consider, consistent with their fiduciary duties, such Alternative Restructuring Proposal; provided that if any Company Party receives an Alternative Restructuring Proposal, then such Company Party shall (A) within one calendar day of receiving such proposal, notify the Ad Hoc Group Advisors and Ares Advisors of the receipt of such proposal and deliver a copy of such proposal to the Ad Hoc Group Advisors and Ares Advisors; (B) provide the Ad Hoc Group Advisors and Ares Advisors with regular updates as to the status and progress of such Alternative Restructuring Proposal; and (C) use commercially reasonable efforts to respond promptly to reasonable information requests and questions from the Ad Hoc Group Advisors and Ares Advisors relating to such Alternative Restructuring Proposal. If the Company Parties decide to file, support, make a written proposal or counterproposal to any party relating to an Alternative Restructuring Proposal, the Company Parties must provide notice to the Ad Hoc Group Advisors and Ares Advisors prior to taking any such action. Upon receipt of such notice, the Required Consenting Creditors and Ares shall have the right to terminate this Agreement pursuant to Section 12.01(dd) of this Agreement.
(c)    Nothing in this Agreement shall: (i) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the implementation of the Restructuring Transactions; (ii) affect the ability of any Company Party to consult with any Consenting Creditors, Ares, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); or (iii) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

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Section 8.    Transfer of Company Claims.
8.01    Except solely to the extent provided in Sections 8.02 or 8.04 of this Agreement or in any First Day Pleading, this Agreement shall not limit, restrict, or otherwise affect in any way a Party’s right, authority, or power to Transfer any Company Claims, including any right, title, or interest in a Company Claim.
8.02.    Transfer Restrictions. During the Restricted Period, and subject to the terms and conditions of this Agreement, each Party agrees, solely with respect to itself, as expressly identified and limited on its signature page or Joinder or Transfer Agreement, and not in any other manner or with respect to any affiliates, not to Transfer any right, title, or interest in a Company Claim, unless (a) the Transferee is a Party to this Agreement or (b) if the Transferee is not already a Party to this Agreement, the Transferee agrees in writing to be bound by the terms of this Agreement by executing a Transfer Agreement in the form attached to this Agreement by the date of that Transfer. Any Transfer in violation of this Section 8.02 or 8.04 shall be void ab initio. The Transferee shall use commercially reasonable efforts to promptly provide notice of any Transfer made pursuant to this section 8.02, including the amount and type of Company Claims transferred, to counsel to the Company Parties.
8.03.    General Exception. Notwithstanding anything in this Agreement to the contrary, this Section 8 shall not apply to the grant of any lien or encumbrance on any right, title, or interest in a Company Claim in favor of a bank or broker-dealer holding custody of any such right, title, or interest in the Company Claim in the ordinary course of business that is released upon the Transfer of any such right, title, or interest.
8.04.    Qualified Marketmaker Exceptions.
(a)    Notwithstanding Section ý8.02, a Consenting Creditor may Transfer any right, title, or interest in its Company Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker execute a Transfer Agreement or be a Party to this Agreement, on the condition that any subsequent Transfer by such Qualified Marketmaker of the right, title or interest in such Company Claim is to a Transferee that (A) is a Party to this Agreement at the time of such Transfer or (B) becomes a Party to this Agreement on or before the date of such Transfer by executing a Transfer Agreement pursuant to Section 8.02(b). The Transferee (but not, for the avoidance of doubt, a Qualified Marketmaker) shall use commercially reasonable efforts to promptly provide notice of any Transfer made pursuant to this section 8.04(a), including the amount and type of Company Claims transferred, to counsel to the Company Parties.
(b)    Notwithstanding Section 8.04(a), a Qualified Marketmaker may Transfer any right, title, or interest in any Company Claims that it acquires from a Party to this Agreement to another Qualified Marketmaker (the “Transferee Qualified Marketmaker”) without the requirement that the Transferee Qualified Marketmaker execute a Transfer Agreement or be a Party to this

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Agreement, on the condition that any subsequent Transfer by such Transferee Qualified Marketmaker of the right, title, or interest in such Company Claims is to a Transferee that (A) is a Party to this agreement at the time of such Transfer or (B) becomes a Party to this Agreement by the date of settlement of such Transfer by executing a Transfer Agreement pursuant to Section 8.05. The Transferee (but not, for the avoidance of doubt, a Qualified Marketmaker) shall use commercially reasonable efforts to promptly provide notice of any Transfer made pursuant to this section 8.04(b), including the amount and type of Company Claims transferred, to counsel to the Company Parties.
(c)    At the time of a Transfer of any Company Claims to the Qualified Marketmaker:
(i)    if such Company Claims may be voted in favor of the Plan, the Party to this Agreement must first vote such Company Claims in accordance with the requirements of this Agreement; and
(ii)    to the extent that a Qualified Marketmaker that is not otherwise a Party to this Agreement is eligible and entitled to vote the Company Claims acquired pursuant to Section 8.05(a) above, is not otherwise precluded from voting such Company Claims in favor of the Plan, and receives a separate ballot for such Company Claims, such Qualified Marketmaker shall, before the expiration of the Plan voting deadline established by the Bankruptcy Court, vote such Company Claims in favor of the Plan as contemplated hereunder.
(d)    Notwithstanding Section 8.02, to the extent that a Party to this Agreement is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title or interest in any Company Claim that the Qualified Marketmaker acquires from a holder of such Company Claims that is not a Party to this Agreement without the requirement that the transferee execute a Transfer Agreement or be a Party hereto.
8.05.    Transfer Agreement.
(a)    A Transferee that becomes a Party to this Agreement as provided in Section 8.02(b) shall deliver a copy of the executed Transfer Agreement to counsel for the Company Parties in accordance with Section ý14.10 of this Agreement within three (3) business days after the date of the Transfer, so long as such Transfer Agreement was executed in accordance with this Agreement. The Transfer Agreement shall be treated as confidential information and shall not be disclosed without prior written consent of the Transferee.
8.06.    Effect of Delivery of Transfer Agreement. By executing and delivering a Transfer Agreement as provided under Section 8.02(b), a Transferee:
(a)    becomes and shall be treated for all purposes under this Agreement as a Party to this Agreement with respect to the Transferred Company Claims and with respect to all other Company Claims that the Transferee holds and subsequently acquires, subject to Section 8.03 and 8.04(d);

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(b)    agrees to be bound by all of the terms of this Agreement (as such terms may be amended from time to time in accordance with the terms hereof); and
(c)    is deemed, without further action, to make to the other Parties hereto the representations and warranties that the Parties to this Agreement make in Section 9 of this Agreement, in each case as of the date of the Transfer Agreement.
8.07.    Effect of Transfer; No Liability. A Party of this Agreement that Transfers any right, title, or interest in any Company Claims in accordance with the terms of this Section 8 shall (a) be deemed to relinquish its rights and be released from its obligations under this Agreement solely to the extent of such Transferred Company Claims and (b) not be liable to any party to this Agreement for the failure of the Transferee, whether or not a Qualified Marketmaker, to comply with the terms and conditions of this Agreement.
8.08.    Additional Claims. This Agreement shall not limit, restrict, or otherwise affect in any way a Party’s right, authority, or power to acquire any Company Claims in addition to the Party’s Company Claims and such acquired claims shall automatically and immediately upon acquisition by a Party be deemed to be subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties, as described below), except as set forth in Section 8.04 above. During the Restricted Period, upon the written request of the Company Parties, a Party to this Agreement that acquires additional Company Claims from an entity that is not a Party to this Agreement shall deliver a current list of its Company Claims to counsel for the Company Parties within five (5) business days after the receipt of such request, and such list shall be treated as confidential information and shall not be disclosed without prior written consent of such Party to this Agreement.
8.09.    Exception for Pending Trades. Notwithstanding anything to the contrary herein, a claim Transferred to or by a Party to this Agreement prior to the Agreement Effective Date and that is an open trade on the Agreement Effective Date shall not be subject to, or bound by, the terms and conditions of this Agreement (it being understood that such claim so Transferred to and held by a Party to this agreement for its own account (i.e., not as part of a short transaction, or to be Transferred by the Party under an open trade or any other transaction entered into by such Party prior to, and pending as of the date of, such Party’s entry into this Agreement) shall be subject to the terms of this Agreement, as provided in Section 8.07).
8.10.    Signature Page Limitation. The Parties understand that the RSA Parties may be engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Parties acknowledge and agree that, to the extent an RSA Party expressly indicates on its signature page hereto or on a Joinder that it is executing this Agreement solely on behalf of specific trading desk(s) and/or business group(s) of the RSA Party, the obligations set forth in this Agreement shall apply only to such trading desk(s) and/or business group(s) and shall not apply to

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any other trading desk, business group or affiliate of the RSA Party unless they separately become a party hereto.
Section 9.    Representations and Warranties of Consenting Creditors. Each Consenting Creditor severally, and not jointly, represents and warrants that, as of the date such Consenting Creditor executes and delivers this Agreement and as of the Agreement Effective Date:
(a)    it is the beneficial or record owner of the aggregate principal amount of the Company Claims or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims other than those reflected in, such Consenting Creditor’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8);
(b)    it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims;
(c)    such Company Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;
(d)    it has reviewed, or had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Restructuring Transactions and accept the terms of this Agreement;
(e)    it has knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company Parties that it considers sufficient and reasonable for the purposes of entering into this Agreement;
(f)    solely with respect to holders of Company Claims, (i) it is either (A) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), (B) not a “U.S. person” as defined in Regulation S under the Securities Act, or (C) an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act, and in each case is able to bear the risk of its investment in the Company Claims, and (ii) any securities acquired by the Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment for its own account and not with a view to distribution or resale in violation of the Securities Act; and

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(g)    it has the full power to vote, approve changes to, and transfer all of its Company Claims and/or Interests or Claims with respect to Elk Hills Power referable to it as contemplated by this Agreement subject to applicable Law.
Section 10.    Representations and Warranties of Ares. Ares severally, and not jointly, represents and warrants that, as of the date Ares executes and delivers this Agreement and as of the Agreement Effective Date:
(a)    it has the full power and authority to act on behalf of, vote and consent to matters concerning, all of its claims and interests in Elk Hills Power and all of its Company Claims;
(b)    except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties (including their representatives) to this Agreement that have not been disclosed to all Parties to this Agreement.
(c)    it has reviewed, or had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Restructuring Transactions and accept the terms of this Agreement;
(d)    it has knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company Parties and Elk Hills Power that it considers sufficient and reasonable for the purposes of entering into this Agreement;
(e)    (i) it is either (A) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), (B) not a “U.S. person” as defined in Regulation S under the Securities Act, or (C) an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act, and in each case is able to bear the risk of its investment in the Company Claims and Elk Hills Power, and (ii) any securities acquired by the Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment for its own account and not with a view to distribution or resale in violation of the Securities Act; and
(f)    it has the full power to vote, approve changes to, and transfer all of its Company Claims referable to it as contemplated by this Agreement subject to applicable Law.
Section 11.    Mutual Representations, Warranties, and Covenants. Each of the Parties, severally, and not jointly, represents, warrants and covenants to each other Party that, as of the date such Party executes and delivers this Agreement and as of the Agreement Effective Date:
(a)    it is validly existing and in good standing under the Laws of the state of its

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organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;
(b)    except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;
(c)    the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;
(d)    except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;
(e)    except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements, with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement; and
(f)    no Party is considering, or has any agreement or understanding with respect to, any Alternative Restructuring Proposal that has not been disclosed to the Required Consenting Creditors;
Section 12.    Termination Events.
12.01    Consenting Creditors Termination Events. This Agreement may be terminated by the Required Consenting Creditors with respect to the Consenting Creditors by the delivery to the Company Parties and Ares of a written notice in accordance with Section 14.10 hereof upon the occurrence of the following events:
(a)    the breach in any material respect by a Company Party or Ares of any of covenants of such Company Party or Ares set forth in this Agreement, which breach remains uncured for ten (10) Business Days after such terminating Consenting Creditor transmits a written notice in accordance with Section 14.10 of this Agreement detailing any such breach;
(b)    any representation or warranty in this Agreement made by the Company Parties shall have been untrue in any material respect when made or shall have become untrue in any material respect, which remains uncured for ten (10) Business Days after the Company Party discovers the untrue nature of the representation or warranty;

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(c)    [Reserved];
(d)    (i) the Company Parties lose the ability to utilize the gas processing and other services or the ability to purchase power or other commodities, (ii) the date or amount fixed for Class C distributions pursuant to that certain Second Amended and Restated Limited Liability Company Agreement, dated February 7, 2018 (as amended, supplemented, or otherwise modified from time to time), by and between California Resources Elk Hills, LLC and ECR Corporate Holdings L.P. are changed, or (iii) the composition of the board of Elk Hills Power is changed without the consent of the Company Parties, in each case provided under the Elk Hills Power Agreements and/or the Elk Hills Power Agreements are terminated or rejected, in each of cases (i)-(iii) without the consent of the Required Consenting Creditors;
(e)    [Reserved];
(f)    the occurrence of an event giving rise to the right of the Required Backstop Parties to terminate the Backstop Commitment Agreement that has not been waived or timely cured in accordance therewith;
(g)    the Interim 9019 Order or Final 9019 Order, as applicable, is entered prior to, or not conditioned on, the Interim DIP Order or the Final DIP Order, as applicable;
(h)    the Interim DIP Order or the Final DIP Order, as applicable, is entered prior to, or not conditioned on, the Interim 9019 Order or the Final 9019 Order, as applicable;
(i)    the Interim DIP Order or the Interim 9019 Order is entered in a form not acceptable to the Required Consenting Creditors; provided that the forms of Interim DIP Order and Interim 9019 Order attached to the Restructuring Term Sheet as Annex H and Annex I, respectively, are deemed to be acceptable to the Required Consenting Creditors;
(j)    the Final DIP Order or the Final 9019 Order is entered in a form not acceptable to the Required Consenting Creditors;
(k)    the DIP Orders are reversed, stayed, dismissed, vacated, reconsidered, modified or amended in a manner that is not approved by the Required Consenting Creditors or any DIP Order is entered that is not acceptable to the Required Consenting Creditors;
(l)    the delivery of a Termination Notice (as defined in the applicable DIP Order) under either DIP Order unless cured or ordered otherwise by the Bankruptcy Court during the Remedies Notice Period (as defined in the applicable DIP Order) or the Debtors’ ability to use cash collateral pursuant to either of the DIP Orders terminates or is modified without the consent of the Required Consenting Creditors;

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(m)    an Event of Default (as defined in the applicable DIP Credit Agreement) under either DIP Credit Agreement has occurred and is continuing and the applicable DIP Agent has provided notice to the Company Parties of such Event of Default;
(n)    any debtor-in-possession financing is entered into (other than pursuant to the Senior DIP Credit Agreement or the Junior DIP Credit Agreement), or the Company Parties file a motion seeking approval of debtor-in-possession financing (other than pursuant to the Senior DIP Credit Agreement or the Junior DIP Credit Agreement), on terms that are inconsistent with this Agreement or otherwise not reasonably acceptable to the Required Consenting Creditors;
(o)    the First Lien Exit Facility Documents are terminated, modified, or otherwise amended without the consent of the Required Consenting Creditors, such consent not to be unreasonably withheld, conditioned or delayed;
(p)    the Second Lien Exit Facility Documents are terminated, modified, or otherwise amended in a manner not consistent with the Second Lien Exit Facility Term Sheet;
(q)    the Backstop Commitments are terminated, modified, or otherwise amended without the consent of the Required Consenting Creditors, which consent shall not be unreasonably withheld, conditioned, or delayed;
(r)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) either (1) such ruling, judgment or order has been issued at the request of any of the Company Parties or Ares in contravention of any obligations set forth in this Agreement or (2) remains in effect for twenty (20) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section ý14.10 of this Agreement detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;
(s)    the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Creditors), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing one or more of the Chapter 11 Cases of a Company Party, without the prior written consent of the Required Consenting Creditors (iv) terminating exclusivity under Section 1121 of the Bankruptcy Code, or (v) rejecting this Agreement;
(t)    other than the Chapter 11 Cases, if any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation,

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administration, moratorium, receivership, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, except as contemplated by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing;
(u)    the commencement of an involuntary bankruptcy case against the Company Parties (or Affiliate thereof) under the Bankruptcy Code, if such involuntary case is not dismissed within 45 calendar days after the filing thereof, or if a court order grants the relief sought in such involuntary case;
(v)    entry of a final order that grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief were granted, would have a material adverse effect on the consummation of the Restructuring Transactions;
(w)    any of the Company Parties files or otherwise makes public any of the Definitive Documents (including any modification or amendments thereto) (i) in a form that is materially inconsistent with this Agreement and (ii) without the consent of the required parties in accordance with this Agreement, which occurrence remains uncured (to the extent curable) for two (2) Business Days after such terminating Consenting Creditor transmits a written notice in accordance with Section 14.10;
(x)    any of the Company Parties (i) files any motion seeking to avoid, disallow, subordinate, or recharacterize any 2016 Term Loan Claims or 2017 Term Loan Claims, lien, or interest held by any Consenting Creditors arising under or relating to the 2016 Credit Agreement or the 2017 Credit Agreements or (ii) shall have supported any application, adversary proceeding, or cause of action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or cause of action;
(y)    the failure to meet any of the Milestones, unless (i) such Milestone has been waived or extended in a manner consistent with this Agreement and (ii) such failure is the result of an act, omission or delay on the part of one or more of the Required Consenting Creditors exercising their termination rights with respect thereto under this Section 12.01(y) in violation of their obligations under this Agreement;
(z)    the Bankruptcy Court enters an order denying confirmation of the Plan;

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(aa)    the Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order reasonably acceptable to the Required Consenting Creditors within five (5) Business Days;
(bb)    any of the Company Parties withdraws the Plan or publicly announces its intention not to support the Restructuring Transactions or the Plan;
(cc)    the Bankruptcy Court enters an order granting relief that is inconsistent with, or denies relief sought that is contemplated by, this Agreement or the Plan in any materially adverse respect to the Required Consenting Creditors;
(dd)    the Company Parties exercise their right, consistent with their fiduciary duties, to not pursue any of the Restructuring Transactions or take any action in reliance with section 7.03(a) of this Agreement;
(ee)    the Company Parties file, support, make a written proposal or counterproposal to any party relating to an Alternative Restructuring Proposal that was not approved by the Required Consenting Creditors;
(ff)    the Company Parties terminate this Agreement with respect to themselves in accordance with Section 12.03 below;
(gg)    Ares terminates this Agreement with respect to themselves in accordance with Section 12.02 below; and
(hh)    Ares breaches materially its obligations under this Agreement or the 9019 Orders.
12.02    Ares Termination Events. This Agreement may be terminated by Ares with respect to itself by the delivery to the Company Parties and the Required Consenting Creditors of a written notice in accordance with Section 14.10 hereof upon the occurrence of the following events:
(a)    the breach in any material respect by a Company Party or by one or more Consenting Creditors constituting the Required Consenting Creditors of any of covenants of such Company Party or such Consenting Creditors constituting the Required Consenting Creditors set forth in this Agreement, which breach remains uncured for ten (10) Business Days after Ares transmits a written notice in accordance with Section 14.10 of this Agreement detailing any such breach, which such breach could be reasonably expected to disproportionately and adversely affect Ares, as compared to the other Required Consenting Parties;
(b)    any representation or warranty in this Agreement made by a Company Party shall have been untrue in any material respect when made or shall have become untrue in any material respect, which remains uncured for ten (10) Business Days after the Company Party discovers the untrue nature of the representation or warranty and such breach could be reasonably expected to

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disproportionately and adversely affect Ares, as compared to the other Required Consenting Parties;
(c)    the Interim 9019 Order or Final 9019 Order, as applicable, is entered prior to, or not conditioned on, the Interim DIP Order or the Final DIP Order, as applicable;
(d)    the Interim DIP Order or the Final DIP Order, as applicable, is entered prior to, or not conditioned on, the Interim 9019 Order or the Final 9019 Order, as applicable;
(e)    the Interim DIP Order or the Interim 9019 Order is entered in a form not acceptable to Ares; provided that the forms of Interim DIP Order and Interim 9019 Order attached to the Restructuring Term Sheet as Annex H and Annex I, respectively, are deemed to be acceptable to Ares;
(f)    the Final DIP Order or the Final 9019 Order is entered in a form not acceptable to Ares;
(g)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) either (1) such ruling, judgment or order has been issued at the request of any of the Company Parties or the Required Consenting Creditors in contravention of any obligations set forth in this Agreement or (2) remains in effect for twenty (20) Business Days after Ares transmits a written notice in accordance with Section ý14.10 of this Agreement detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;
(h)    the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of Ares), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party (iii) dismissing one or more of the Chapter 11 Cases of a Company Party, without the prior written consent of Ares, (iv) terminating exclusivity under Section 1121 of the Bankruptcy Code, or (v) rejecting this Agreement;
(i)    other than the Chapter 11 Cases, if any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, except as contemplated by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i), (iii) applies for or consents to the appointment of a receiver,

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administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing;
(j)    the commencement of an involuntary bankruptcy case against the Company Parties (or Affiliate thereof) under the Bankruptcy Code, if such involuntary case is not dismissed within 45 calendar days after the filing thereof, or if a court order grants the relief sought in such involuntary case;
(k)    any of the Company Parties files or otherwise makes public any of the Definitive Documents (including any modification or amendments thereto) to which Ares has consent rights (i) in a form that is materially inconsistent with this Agreement and (ii) without the consent of Ares in accordance with this Agreement, which occurrence remains uncured (to the extent curable) for two (2) Business Days after Ares transmits a written notice in accordance with Section 14.10;
(l)    (i) prior to the Settlement Effective Date, the failure to meet any Milestones and (ii) from and after the Settlement Effective Date, the failure to meet any Milestone that disproportionately and adversely affects Ares and has not been waived or approved by the Required Consenting Creditors and the Company Parties, as compared to the other Required Consenting Parties, in each case, (i) unless such Milestone has been waived or extended in a manner consistent with this Agreement and (ii) unless such failure is the result of an act, omission or delay on the part of Ares in violation of their obligations under this Agreement;
(m)    the Bankruptcy Court enters an order denying confirmation of the Plan;
(n)    the Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order that does not satisfy the consent requirements set forth in section 3.02 of this Agreement within five (5) Business Days;
(o)    any of the Company Parties withdraws the Plan or publicly announces its intention not to support the Restructuring Transactions or the Plan;
(p)    the Bankruptcy Court enters an order granting relief that is inconsistent with, or denies relief sought that is contemplated by, this Agreement or the Plan in any materially adverse respect to Ares;
(q)    the Company Parties exercise their right, consistent with their fiduciary duties, to not pursue any of the Restructuring Transactions or take any action in reliance with section 7.03(a) of this Agreement;
(r)    the Company Parties file, support, make a written proposal or counterproposal to any party relating to an Alternative Restructuring Proposal that was not approved by Ares;

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(s)    the Company Parties terminate this Agreement with respect to themselves in accordance with Section 12.03 below;
(t)    the Required Consenting Creditors terminate this Agreement with respect to themselves in accordance with Section 12.01 above; and
(u)    the Consenting Creditors constituting Required Consenting Creditors materially breach the obligations of the Consenting Creditors under this Agreement.
12.03.    Company Party Termination Events.  Any Company Party may terminate this Agreement with respect to the Company Parties upon prior written notice to the Consenting Creditors and Ares in accordance with Section 14.10 of this Agreement upon the occurrence of any of the following events:
(a)    the breach in any material respect by Ares or by one or more Consenting Creditors constituting the Required Consenting Creditors of any of the covenants of Ares or such Consenting Creditors set forth in this Agreement that would have, or could reasonably be expected to have, an adverse effect on the Restructuring Transactions, which breach that remains uncured for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.10 of this Agreement detailing any such breach;
(b)    any representation or warranty in this Agreement made by Ares or one or more Consenting Creditors constituting Required Consenting Creditors shall have been untrue in any material respect when made or shall have become untrue in any material respect, which remains uncured for ten (10) Business Days after Ares or such Consenting Creditor discovers the untrue nature of the representation or warranty;
(c)    the Governing Body of any Company Party determines, after consulting with counsel, (i) that continuing to pursue any of the Restructuring Transactions in the manner contemplated by this Agreement would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;
(d)    the Interim 9019 Order or Final 9019 Order, as applicable, is entered prior to, or not conditioned on, the Interim DIP Order or the Final DIP Order, as applicable;
(e)    the Interim DIP Order or the Final DIP Order, as applicable, is entered prior to, or not conditioned on, the Interim 9019 Order or the Final 9019 Order, as applicable;
(f)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) either (1) such ruling, judgment or order has been issued at the request of the Required Consenting

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Creditors or Ares in contravention of any obligations set forth in this Agreement or (2) remains in effect for ten (10) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section ý14.10 of this Agreement detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;
(g)    the Required Consenting Creditors terminate this Agreement with respect to themselves in accordance with Section 12.01 above;
(h)    the Bankruptcy Court enters an order denying confirmation of the Plan;
(i)    Ares terminates this Agreement with respect to themselves in accordance with Section 12.02 above.
12.04.    Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Creditors, (b) each Company Party, and (c) Ares.
12.05.    Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.
12.06.    Effect of Termination. After the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Cause of Action. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, all Parties agree that any and all ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. Notwithstanding the foregoing, any Consenting Creditor withdrawing or changing its vote pursuant to this Section 12.06 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party, Ares, or any of the Consenting Creditors from contesting whether any such termination is in accordance with the terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies,

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and interests, including its claims against any Consenting Creditor or Ares, and (b) any right of any Consenting Creditor or Ares, or the ability of any Consenting Creditor or Ares, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Creditor. No purported termination of this Agreement shall be effective under this Section 12.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Sections 12.03(c) or 12.04. Nothing in this Section 12.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.03(c).
Section 13.    Amendments and Waivers.
(a)    This Agreement, may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.
(b)    This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, (i) in writing signed by each Company Party and the Required Consenting Parties or (ii) confirmed by email by counsel to the Company Parties and the Ad Hoc Group Advisors representing that it is acting with the authority of the Required Consenting Creditors; provided that (a) this Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, if such modification, amendment, supplement or waiver adversely and disproportionately affects Ares, as compared to the other Required Consenting Parties, solely with the written consent of Ares; and (b) any changes to the consent or termination rights of the Company Parties, the Required Consenting Creditors, the Required Consenting Parties, the Required Backstop Parties, or Ares shall require the consent of each affected Party. Notwithstanding the foregoing, if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims held by a Consenting Creditor, then the consent of each such affected Consenting Creditor shall also be required to effectuate such modification, amendment, waiver, or supplement.
(c)    Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.
(d)    The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

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Section 14.    Miscellaneous.
14.01.    Acknowledgements. Notwithstanding any other provision of this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.
14.02.    Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached to this Agreement is expressly incorporated and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules attached to this Agreement) and the exhibits, annexes, and schedules attached to this Agreement, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern, provided, that in the event of any inconsistency between this Agreement and the Restructuring Term Sheet, the Restructuring Term Sheet shall govern until such time as the Plan has been confirmed, at which time, the terms and conditions set forth in the Plan, to the extent intended to supersede the Restructuring Term Sheet, shall govern.
14.03.    Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.
14.04.    Complete Agreement.  Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any confidentiality agreement. The Parties acknowledge and agree that they are not relying on any representations or warranties other than as set forth in this Agreement.
14.05.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE CHOSEN STATE, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES.  Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Chosen Court. Solely in connection with claims arising under this Agreement, each Party to this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (b) waives any objection to laying venue in any such

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action or proceeding in the Chosen Court; and (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.
14.06.    TRIAL BY JURY WAIVER. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
14.07.    Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each Person executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.
14.08.    Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Creditors, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Company Parties and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.
14.09.    Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and, except as set forth in Section 8, the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Entity.
14.10.    Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:
California Resources Corporation
27200 Tourney Road, Suite 200
Santa Clarita, California 91355
Attention: Michael L. Preston
E-mail address: Michael.preston@crc.com
with copies to:

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Sullivan & Cromwell LLP
125 Broad Street
New York, New York 20004
Attention: Alison S. Ressler, Andrew G. Dietderich, and James L. Bromley
E-mail address: resslera@sullcrom.com, dietdericha@sullcrom.com, bromleyj@sullcrom

(b)	if to a Consenting 2016 Term Loan Lenders and the Consenting 2017 Term Loan Lenders, to:
Davis Polk & Wardwell LLP
450 Lexington Avenue,
New York, New York 10017
Attention.: Damian S. Schaible, Angela M. Libby, and Jonah A. Peppiatt

(c)	if to Ares, to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Steven N. Serajeddini
E-mail address: steven.serajeddini@kirkland.com
and
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention: John D. Pitts
E-mail address: john.pitts@kirkland.com
Any notice given by delivery, mail, or courier shall be effective when received.
14.11.    Independent Due Diligence and Decision Making. Each Consenting Creditor confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties. Each Consenting Creditor acknowledges and agrees that it is not relying on any representations or warranties other than as set forth in this Agreement.
14.12.    Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder

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to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.
14.13.    Admissibility. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating to this Agreement shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.
14.14.    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.
14.15.    Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.
14.16.    Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.
14.17.    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.
14.18.    Capacities of Consenting Creditors. Each Consenting Creditor has entered into this agreement on account of all Company Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims.
14.19.    Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to, as applicable, the Company Parties, Ares, and the Required Consenting Creditors, submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

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14.20.    Fees and Expenses. Regardless of whether the Restructuring Transactions are or have been consummated, and subject to the terms of the DIP Order, the Company Parties shall promptly pay in cash all Consenting Parties Fees and Expenses; provided, however, that concurrently with the Agreement Effective Date, the Company Parties shall pay all Consenting Parties Fees and Expenses incurred at any time prior to the Agreement Effective Date not previously paid by the Company Parties; provided further that no success, transaction or similar fees shall be paid except to the extent set forth in written agreements approved by the Company.
14.21.    Rights of Initial Consenting Creditors. No right to participate in the Backstop Commitments or other similar rights shall be provided to any Holder of any Class of Company Claims (other than 2017 Term Loan Claims) that is not a Consenting Creditor as of the Agreement Effective Date unless at least an equal pro rata opportunity to participate has been provided to the Consenting Creditors and their Related Funds who hold Company Claims in such Class as of the Agreement Effective Date.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

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CONSENTING CREDITORS:
[RSA PARTY]
[*****]

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Exhibit A

Restructuring Term Sheet

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California Resources Corporation
Restructuring Term Sheet
This term sheet (this “Term Sheet”) sets forth certain material terms of a proposed restructuring (the “Restructuring”) of California Resources Corporation (“CRC”) and the other Company Parties listed on Annex A hereto (collectively, the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the restructuring support agreement to which this Term Sheet is attached (together with all exhibits and supplements attached thereto, including this Term Sheet, the “RSA”).
This Term Sheet does not include a description of all the terms, conditions, and other provisions that are to be contained in the definitive documentation governing the Restructuring, which remain subject to negotiation and completion in accordance with the RSA and applicable bankruptcy law. The documents executed to effectuate the Restructuring will not contain any material terms or conditions that are inconsistent in any material respect with this Term Sheet or the RSA.
This Term Sheet is neither an offer to buy or sell any security nor a solicitation of acceptances of a chapter 11 plan within the meaning of Section 1125 of the Bankruptcy Code. Any such offer or solicitation will comply with all applicable securities laws and provisions of the Bankruptcy Code. Nothing contained in this Term Sheet shall be an admission of fact or liability or, until the occurrence of the Plan Effective Date in the RSA, deemed binding on any of the parties hereto. Nothing herein constitutes an agreement, understanding or commitment to effectuate or implement a restructuring on the terms described herein or on any other terms.

OVERVIEW
Implementation
The Restructuring will be accomplished through the Chapter 11 Cases commenced in the Bankruptcy Court to implement the chapter 11 plan of reorganization (the “Plan”) described herein and otherwise consistent with the RSA.
The RSA will be executed by (a) the Company, (b) the holders of at least 66.67% of the aggregate principal amount of 2017 Term Loans, (c) the holders of at least 32% of the aggregate principal amount of a combined class of claims including the Stipulated 2017 Deficiency Claim (as defined herein) as well as claims arising under the 2016 Term Loans, the Second Lien Notes and the Unsecured Notes (the claims described in this clause (c), collectively, the “Deficiency/Unsecured Debt Claims”), (d) Ares and (e) Elk Hills Power.
Pursuant to the RSA, and subject to the terms and conditions thereof, the parties thereto have agreed to support the transactions contemplated herein and therein.
Each Consenting Creditor shall be required to execute the RSA with respect to all of its holdings under the 2017 Term Loan, the 2016 Term Loan, the Second Lien Notes and the Unsecured Notes. Ares shall be required to execute the RSA with respect to all of its claims against and interests in Elk Hills Power and any Debtor.
DIP Facilities/Use of Cash Collateral
The “DIP Facilities” shall mean (a) a super-priority debtor in possession credit facility to be provided by the RBL Lenders in the aggregate principal amount (inclusive of issued and outstanding letters of credit) of $483,010,655.62 (the “Senior DIP Facility”) on the terms and conditions set forth in the Senior DIP Commitment Letter, related senior term sheet and Senior DIP Credit Agreement and (b) a super-priority debtor in possession credit facility junior to the Senior DIP Facility to be provided by certain holders of the 2017 Term Loans in the aggregate principal amount of $650 million (the “Junior DIP Facility”) on the terms and conditions set forth in the Junior DIP Term Sheet attached as Annex B hereto and the junior debtor-in-possession financing credit agreement.
The material terms of the DIP Facilities and any related order approving the DIP Facilities, adequate protection, the use of cash collateral or related matters shall be consistent with Annex B and otherwise consistent with the RSA and this Term Sheet, including the consent rights set forth in the RSA; provided that the Interim DIP Order shall be in the form attached hereto as Annex H.
Any additional provisions in such order that are not required by the intercreditor agreements shall be in form and substance reasonably acceptable to the Company, the Required Consenting Parties and the required lenders under the Senior DIP Facility.
The proceeds of the DIP Facilities shall be used to (i) repay the Prepetition RBL Claims and (ii) fund the Chapter 11 Cases in accordance with the DIP Budget (as defined in the Junior DIP Term Sheet).

First Lien Exit Facility
The Company and the Required Consenting Parties shall work together to obtain an exit facility (the “First Lien Exit Facility”) on terms consistent with the Exit Facility Terms. If the First Lien Exit Facility cannot be agreed by the date that is 30 days before the first scheduled hearing for confirmation of the Plan, the Company shall have the right to accept any First Lien Exit Facility reasonably acceptable to the Required Consenting Creditors so long as such First Lien Exit Facility (a) has minimum opening liquidity at closing of no less than $300 million, (b) is arranged, led and agented by one or more traditional commercial banks and up to 25% may be syndicated to non-bank investors, (c) has a final maturity on or after the third anniversary of issuance, (d) has an interest margin not exceeding 4% per annum or such other amount reasonably acceptable to the Required Backstop Parties and (e) provides for repayment without premium or penalty.
For the avoidance of doubt, the documentation under the First Lien Exit Facility shall not restrict the payment of regularly scheduled obligations under the Elk Hills Power Agreements.

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Second Lien Exit Facility
On the Plan Effective Date, certain members of the Ad Hoc Group and Ares (the “Second Lien Exit Lenders”) shall provide a term loan facility (the “Second Lien Exit Facility”) consisting of up to $200.0 million of new term loans. The Company may reduce the amount of the Second Lien Exit Facility by $10 million or increments in excess thereof at any time prior to the Emergence Date (as defined in the Second Lien Exit Facility Term Sheet).
The Second Lien Exit Facility shall contain terms and conditions set forth in the term sheet attached hereto as Annex C (the “Second Lien Exit Facility Term Sheet”) and as otherwise agreed with the Required Second Lien Exit Lenders and the Company, and shall otherwise satisfy the consent rights set forth in the RSA.

New Money Equity Rights Offering
The Company will distribute subscription rights (the “Subscription Rights”) to purchase the new common stock in Reorganized CRC (the “New Common Stock”) for cash to creditors pursuant to the Plan. Subscription Rights will allow the holders thereof, on a record date to be determined, to purchase New Common Stock at a 35% discount to Set-Up Equity Value.
The New Common Stock offered in the Equity Rights Offering shall dilute the New Common Stock issued under the Plan on account of any prepetition claims (which New Common Stock for avoidance of doubt shall be subject to dilution for the MIP).
The offering (the “Equity Rights Offering”) will be sized to raise $450 million of gross proceeds to be funded on the Plan Effective Date. The proceeds of the Equity Rights Offering shall be applied by the Company to repay the DIP Facilities and fund working capital.
The Equity Rights Offering shall be offered, implemented or conducted by the Company pursuant to the terms of the RSA and otherwise on the terms (including procedures for the implementation thereof) set forth in the term sheet attached hereto as Annex D (the “Backstop Commitment Term Sheet”). Participation in the Equity Rights Offering may be limited by securities laws to Accredited Investors that complete a customary accredited investor questionnaire.
The structure, timing and solicitation process for the Equity Rights Offering shall be consistent with the Backstop Commitment Term Sheet and otherwise satisfy the consent rights set forth in the RSA.

Set-Up Equity Value
The Plan will allocate New Common Stock upon exercise of the Subscription Rights based on a fixed “Set-Up Equity Value” of $1.65 billion; provided that, if during the five trading days preceding the business day prior to the approval of the Disclosure Statement by the Court, the average closing price of the ICE Brent strip price for the period of December 2020 to November 2021 (to be determined by taking the arithmetic average of the 12 monthly contracts available for Brent Crude

3

(ICE) as provided by Bloomberg, L.P. utilizing the ticker symbol COA COMDTY during the period from December 2020 to November 2021) is less than $40.00/Bbl, the Set-Up Equity Value for the Subscription Rights will be $1.3 billion. Although the RSA will include certain agreed conditions to the effectiveness of the Plan, changes in the operating performance of the Company during the Chapter 11 Cases or variance in the amount of net debt outstanding under the First Lien Exit Facility shall not alter the allocation of Set-Up Equity Value in the Plan or the exercise price of the Subscription Rights.
The Set-Up Equity Value is intended only as a contractual term for the limited purpose of determining the exercise price of the Subscription Rights and is not a valuation. No party to the RSA shall be required to take a position with respect to valuation except as necessary to fulfill their respective obligations under the RSA and to consummate the Plan.

Backstop Commitments
The members of the Ad Hoc Group party to the Backstop Commitment Term Sheet (each, a “Backstop Party”) will subscribe for (a) the portion of New Common Stock initially allocated to such Backstop Party or its affiliates in the Plan and (b) its “Backstop Commitment Percentage” of any portion of the New Common Stock offered in the Equity Rights Offering that is not initially subscribed for in the Equity Rights Offering (the “Unsubscribed Equity”).
The Backstop Commitment Agreement shall contain the terms and conditions set forth in the Backstop Commitment Term Sheet attached hereto as Annex D.

Backstop Compensation
In consideration for the Backstop Parties, or their affiliate designees, agreeing to make the Backstop Commitment, 25% of the Equity Rights Offering will be reserved solely for the Backstop Parties. The Subscription Rights for the remaining 75% of the Equity Rights Offering (the “Remaining Subscription Rights”) will be distributed to creditors (including the Backstop Parties) in accordance with their holdings in the applicable classes under the Plan.
In further consideration for the Backstop Parties, or their affiliate designees, agreeing to make the Backstop Commitment, the Backstop Parties, or their affiliate designees, shall be entitled to a premium in an amount equal to 8% of the $450 million Rights Offering Amount payable in New Common Stock at the price per share in the Equity Rights Offering on the terms and conditions set forth in the Backstop Commitment Term Sheet attached hereto as Annex D.

New Common Stock
On the Plan Effective Date, Reorganized CRC will issue the New Common Stock (a) to creditors on account of claims as provided in the Plan, (b) to creditors and Backstop Parties in connection with the Equity

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Rights Offering and (c) to Backstop Parties as payment of the Backstop Commitment Premium.
Reorganized CRC will list the New Common Stock on the New York Stock Exchange, unless the Company and at least 75% of the Required Consenting Creditors agree otherwise.

ELK HILLS SETTLEMENT
Elk Hills Settlement Agreement
The Company, California Resources Elk Hills, LLC (“CREH”), Elk Hills Power, LLC (“Elk Hills Power”) and Ares shall enter into a Settlement and Assumption Agreement pursuant to Bankruptcy Rule 9019 on or prior to the Petition Date (the “Elk Hills Settlement Agreement”). The Debtors shall file a motion (the “9019 Motion”) for entry of orders (the “9019 Orders”) approving the Elk Hills Settlement Agreement, in form and substance reasonably acceptable to the Required Consenting Creditors and Ares no later than five days after the Petition Date and seek a prompt hearing for approval. All Consenting Parties shall support, and not object to, the approval of the Elk Hills Settlement Agreement and the performance by the Company of its obligations thereunder.
The obligations of the Company and Ares under the Elk Hills Settlement Agreement shall be independent of their obligations under the RSA, and the Elk Hills Settlement Agreement shall survive any termination of the RSA following the Settlement Effective Date.

After Interim Approval
The Company will seek interim approval of the Elk Hills Settlement Agreement through the Interim 9019 Order contemporaneously with the Interim DIP Order. During the period from and after interim approval unless there is a termination of the Elk Hills Settlement Agreement prior to final approval of the Junior DIP and final approval of the Elk Hills Settlement Agreement:
(a)    Each of the Company, Elk Hills Power and Ares shall continue to perform all of their obligations under the existing Elk Hills Power Agreements in the ordinary course of business as if the Chapter 11 Cases had not been commenced, except as provided in the Elk Hills Settlement Agreement.
(b)    Elk Hills Power shall pay (i) cash distributions on the Class B Preferred Units to Ares at a rate per annum of 9.5%, calculated on a liquidation preference of $835,131,031 (as may be increased for any unpaid cash distributions after the date of the Elk Hills Settlement Agreement) and consistent with historical practices, and (ii) cash distributions on account of its Class A Common Units and Class C Common Units and consistent with historical practices in each of cases (i) and (ii) at the times and in the manner contemplated by the Elk Hills Power Agreements; and

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(c)    neither the Company nor any Company Party shall (i) develop, promote or otherwise pursue the “bypass plan” involving the LTS-1 and LTS-2 gas processing plants and the 35R Cogen facility located in Kern County, California (the “Legacy System”), supplemental grid power purchases or a solar generation facility intended to support the Legacy System, (ii) commence any proceeding against Elk Hills Power or Ares or any of its Affiliates relating to any transfer or conveyance of assets by CRC or CREH to Elk Hills Power, including but not limited to claims for fraudulent conveyance or otherwise to avoid such transfers or conveyances, (iii) commence any proceeding to obtain control or ownership of the assets of Elk Hills Power, including but not limited to claims for recharacterization or substantive consolidation or (iv) take any act outside the ordinary course of business, including filing any motion, that is not contemplated by the Settlement Agreement and adverse to Elk Hills Power in any material respect, including but not limited to any rejection of any Elk Hills Power Agreement.

After Final Approval
The Company will seek entry of the Final 9019 Order contemporaneously with entry of the Final DIP Order. Upon final approval of the Elk Hills Settlement Agreement, on the Settlement Effective Date (defined below):
(a)    the covenants described above applicable after interim approval shall continue to apply for the duration of the Chapter 11 Cases;
(b)    the liquidation preference for the Class B Preferred Units shall be set to $835,131,031 (as may be increased for any unpaid cash distributions after the date of the Elk Hills Settlement Agreement) the distribution rate for the Class B Preferred Units shall be set permanently to 9.5% per annum, and the Class B Preferred Units shall be made redeemable by the Company at any time, without premium or penalty, for a redemption price equal to the liquidation preference plus accrued and unpaid distributions through the date of redemption;
(c)    the Company Parties, the Consenting Creditors and Ares and their respective related persons shall have the benefit of customary mutual releases of all past and present claims and causes of action relating to Elk Hills Power, in each case other than as set forth in the Elk Hills Settlement Agreement;
(d)    Subject only to receipt of any necessary regulatory approvals, which the applicable parties will use reasonable best efforts to promptly obtain, and the earlier of the Plan Effective Date and exercise of the Conversion Right, CREH or its applicable affiliate shall convey to Elk Hills Power its low temperature separation gas plants, known as LTS-1 and LTS-2, any and all interests in real property underlying the gas plants known as CGP-1 and

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CGP-2 and the Elk Hills Power Plant (collectively, the “Subject Assets”);[1]
(e)    the Company shall be granted the Conversion Right described below; and
(f)    the Company shall assume (i) the LLC Agreement, dated as of February 7, 2018, as amended to give effect to the modifications agreed in the Elk Hills Settlement Agreement, (ii) the Commercial Agreement, dated as of February 7, 2018, between Elk Hills Power and CREH, (iii) the Master Services Agreement, dated as of February 7, 2018, by and between Elk Hills Power and CREH, (iv) the Gas Sales Agreement, dated as of July 30, 2014, as amended December 1, 2014 and February 7, 2018, between Elk Hills Power and CRC Marketing, Inc. and (v) the Employee Matters Agreement, dated as of February 7, 2018, between Elk Hills Power and the Company, (vi) the amendment to the Ground Lease, dated as of February 7, 2018, (vii) the amendment to the Easement Agreement, dated as of February 6, 2018 and (viii) any other agreements entered into in connection with the transactions contemplated by such agreements.
The Settlement Agreement, the Final 9019 Order and the Final DIP Order shall only become effective upon agreement by Ares and the Required Consenting Creditors on the forms of those Definitive Documents set forth in Section 3.02(a) of the RSA that are required to be agreed at such time thereunder.

Conversion Right
At any time on and after the Settlement Effective Date, the Company will have the right (the “Conversion Right”) to acquire all but not less than all of the Class B Preferred Units, Class A Common Units and Class C Common Units in Elk Hills Power not held by the Company (the “Ares Interests”) in exchange for the Eligible Notes and the Eligible Stock (each as defined below). The Company shall exercise its Conversion Right on the Plan Effective Date. The Company also may exercise its Conversion Right after termination of the RSA solely in connection with the effectiveness of an alternative chapter 11 plan of reorganization of the Company confirmed by the Bankruptcy Court that (a) provides for the issuance of the Eligible Notes and Eligible Stock and (b) to the extent an alternative chapter 11 plan of reorganization directly or indirectly disproportionately and adversely affects Ares, as compared to the other Required Consenting Parties, is otherwise reasonably acceptable to Ares. For the avoidance of doubt, the Company may not exercise the Conversion Right unless Ares is issued Eligible Notes and Eligible Stock

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[1]
In lieu of the contribution of real property underlying the Elk Hills assets, CREH or its applicable affiliate may enter into a long-term lease with Elk Hills Power on nominal economic terms that commences at the same time the LTS-1 and LTS-2 contribution would have otherwise occurred.

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that conform with parameters set forth below. Ares will have a reasonable opportunity to review and comment on all documentation related to the Eligible Notes and Eligible Stock. Upon consummation of the Conversion Right, Elk Hills Power shall become a wholly-owned subsidiary of the Company and the existing arrangements between the Company and Elk Hills Power shall terminate.
The Conversion Right is further conditioned on Ares’ receipt of an officer’s certificate regarding FERC matters, as further described in the Elk Hills Settlement Agreement.

Eligible Notes
“Eligible Notes” means one instrument meeting the following requirements:
(a)    secured notes issued by Elk Hills Power or a successor holding its current facilities and the LTS Plants (“Issuer”) and guaranteed on an unsecured basis by (i) an intermediate special purpose holding company that owns 100% of the equity interests in the Issuer (“Intermediate HoldCo”) and (ii) the publicly-listed parent of the reorganized Company (“Parent”)
(b)    an interest rate of 6.0% per annum through the fourth anniversary of issuance, increasing to 7.0% per annum after the fourth anniversary of issuance and to 8.0% per annum after the fifth anniversary of issuance;
(c)    $300 million in principal amount with a seven year maturity and no required scheduled amortization payments;
(d)    a first-priority security interest in (i) the current facilities of Elk Hills Power and the LTS Plants and any current assets of the Issuer necessary or appropriate for their operation and ownership (as reasonably determined by Ares and the Company), (ii) any third party offtake contracts for power generated by Elk Hills Power, and (iii) all of the equity of the Issuer held by Intermediate HoldCo (clauses (i), (ii) and (iii), collectively with the proceeds thereof, “Primary Collateral”) and (iv) all other assets of Issuer, in each case subject to customary permitted liens to be agreed;
(e)    (i) customary covenants that prohibit the Issuer from incurring any other indebtedness, selling or encumbering Primary Collateral, or conducting unrelated businesses, etc. and (ii) a passive holding company covenant applicable to Intermediate Holdco, in each of cases (i) and (ii) subject to customary exceptions to be agreed; provided that the Issuer (A) shall not be required to preserve or retain any assets in the Issuer other than Primary Collateral and (B) shall not be limited in any manner with respect to transactions between the Issuer and the Company with respect to operations, cash management and the commercial terms of use of the Primary Collateral by the Company, in each

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case, other than customary remedial provisions applicable if a Default or Event of Default (as defined under the Eligible Notes) has occurred and is continuing (it being understood that nothing in this proviso is intended to override the provision of collateral in clause (d) above);
(f)    prepayment at any time without premium or penalty; and
(g)    issued pursuant to an indenture governed by New York law on terms and conditions otherwise reasonably acceptable to Ares and the Required Consenting Creditors; provided that the indenture shall have no financial maintenance covenants, and no other covenants applicable to CRC (as opposed to Elk Hills Power and its subsidiaries) other than those customary for investment grade corporate issuers.
The terms of the Eligible Notes shall be agreed between the Company, Ares and the Required Consenting Creditors prior to the entry of the Final 9019 Order.

Eligible Stock
“Eligible Stock” means either (a) 21% of the total amount of New Common Stock issued pursuant to the Plan subject to dilution by the MIP (but not subject to dilution by the Equity Rights Offering or the Backstop Commitment Premium) or (b) Other Eligible Stock.
“Other Eligible Stock” means voting common stock of a public parent Delaware corporation (“Issuer”) directly or indirectly owning substantially all of the current assets and business of the Company that meets the following requirements as of the effective date of the applicable plan of reorganization (except where indicated):
(a)    the stock is of a series of common stock (i) listed on the New York Stock Exchange or another exchange reasonably acceptable to Ares and the Required Consenting Creditors, (ii) that is the only series of outstanding equity securities of the Issuer and the only series of outstanding publicly-listed equity securities of the Issuer’s corporate group and (iii) of which no more than 40% is beneficially owned by any person or group within the meaning of Rule 13d-5(b);
(b)    the stock is freely tradable subject to applicable securities laws;
(c)    the stock constitutes not less than 21% of the voting common stock of the Issuer (subject to dilution by the MIP);
(d)    the stock is issued by an Issuer with no consolidated indebtedness for borrowed money (or similar liabilities) other than (i) up to $600 million of indebtedness for borrowed money or preferred stock (in each case, for the avoidance of doubt, excluding if applicable any Eligible Notes) issued for new money and not on account of claims and (ii) any Eligible Notes;

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(e)    the holder of such stock has substantially the same or more favorable voting, governance and registration rights as those set forth in the Governance Term Sheet (defined below); and
(f)    on terms that do not discriminate unfairly against Ares in any manner relative to the RSA.

Conditions
The Elk Hills Settlement Agreement will become effective on the first date (the “Settlement Effective Date”) when certain documentary conditions precedent have been satisfied (including the receipt of the FERC certification contemplated in the Elk Hills Settlement Agreement) and the Bankruptcy Court shall have entered the Final 9019 Order and the Final DIP Order, such order to satisfy the consent rights set forth in the RSA.

Termination
Before the Settlement Effective Date, the Elk Hills Settlement Agreement may be terminated by written notice from either Ares or the Company (with the support of the Required Consenting Creditors) if:
(a)    the Interim 9019 Order is not approved by the 5th day after the Petition Date or does not otherwise satisfy the consent rights set forth in the RSA;
(b)    the RSA is terminated before the Final 9019 Order is approved;
(c)    the Final DIP Order has not been entered prior to, or is not conditioned on, the Final 9019 Order;
(d)    the Definitive Documents set forth in Section 3.02(a) of the RSA are not in agreed form prior to entry of the Final 9019 Order;
(e)    the Final 9019 Order is not approved by the 40th day after the Petition Date in form and substance reasonably acceptable to Ares, the Company and Required Consenting Creditors;
(f)    the other party to the Elk Hills Settlement Agreement breaches any covenant, representation or warranty in the Elk Hills Settlement Agreement in any material respect not cured within 10 days after written notice; and
(g)    the obligations of the Company, Ares or the Consenting Creditors under the RSA are terminated for any reason prior to entry of the Final 9019 Order, other than as a result of a material breach by the Party seeking to terminate the Elk Hills Settlement Agreement.

TREATMENT OF CLAIMS OR INTERESTS
Holders of claims against and equity interests in the Company will receive the following treatment in full and final satisfaction of such claims and interests, which shall be released and discharged under the Plan.

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Treatment of DIP Claims
Claims under the DIP Facilities shall be paid in full in cash on the Plan Effective Date unless otherwise agreed between the Company, the Required Consenting Parties and the affected parties under the applicable DIP Facility.

Treatment of Administrative and Priority Claims
Each holder of an allowed administrative, priority, and tax claim shall have such claim satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Treatment of RBL Claims	Each holder of an allowed claim in respect of the RBL Facility (the “Prepetition RBL Claims”) shall be paid in full, to the extent not previously paid from the proceeds of the DIP Facilities.
Treatment of 2017 Term Loan Claims
The holders of the 2017 Term Loan Claims shall be bifurcated into a stipulated The stipulated amount will also be used as an estimate for voting purposes. secured claim in the amount of $537 million (the “Stipulated 2017 Secured Claim”) and a deficiency claim in the amount of $792 million, which is equal to the remaining portion of principal and accrued and unpaid interest due on the Petition Date (the “Stipulated 2017 Deficiency Claim”) and represents 20% of the aggregate Deficiency/Unsecured Debt Claims. The Company and the Consenting Parties acknowledge and agree that this stipulation is solely for purposes of the Plan and they shall not make any argument or claim now or in the future against any other party to the RSA based on the stipulated amount of the Stipulated 2017 Secured Claim or the Stipulated 2017 Deficiency Claim and that, for the avoidance of doubt, such amounts shall not constitute or be construed as an admission of any fact or liability, a stipulation or a waiver, and are determined herein without prejudice, with a full reservation as to any rights, remedies or defenses of the Company and any Consenting Creditor.
Each holder of a Stipulated 2017 Secured Claim shall receive its pro rata share of:
(a)    91% of the total New Common Stock subject to dilution by the Equity Rights Offering, the Backstop Commitment Premium, the Eligible Stock and the MIP; and
(b)    91% of the Remaining Subscription Rights.

Treatment of Deficiency/ Unsecured Debt Claims
Except to the extent that a holder of such claim agrees to lesser treatment, each holder of a Deficiency/Unsecured Debt Claim shall receive its pro rata share (to be determined on a pro rata basis together with all other general unsecured claims in the event that the Class of Deficiency/Unsecured Debt Claims votes to reject the Plan) of:

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(a)    9% of the total New Common Stock subject to dilution by the Equity Rights Offering, the Backstop Commitment Premium, the Eligible Stock and the MIP; and
(b)    9% of the Remaining Subscription Rights.

Treatment of Other General Unsecured Claims
If the Class of Deficiency/Unsecured Debt Claims votes to accept the Plan, then, except to the extent that a holder of such claim agrees to lesser treatment, on and after the Plan Effective Date, the Debtors will continue to pay or dispute all general unsecured claims that are not Deficiency/Unsecured Debt Claims in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing/instruments evidencing or other documents related to such transactions, as if the Chapter 11 Cases had never been consummated.
If the Class of Deficiency/Unsecured Debt Claims votes to reject the Plan, then other general unsecured claims (excluding a customary convenience class if agreed by the Required Consenting Creditors) shall receive their pro rata share (to be determined on a pro rata basis together with all general unsecured claims (including the Deficiency/Unsecured Debt Claims) in the event that the Class of Deficiency/Unsecured Debt Claims votes to reject the Plan) of:
(a)    9% of the total New Common Stock subject to dilution by the Equity Rights Offering, the Backstop Commitment Premium, the Eligible Stock and the MIP; and
(b)    9% of the Remaining Subscription Rights.

Treatment of Existing Equity Interests	Existing equity interests in CRC will be cancelled, released, and extinguished, and will be of no further force or effect.
OTHER TERMS OF THE RESTRUCTURING
Organizational and Governance Matters
Corporate governance for Reorganized CRC, including charters, bylaws, operating agreements or other organizational documents, as applicable, shall be consistent with the Governance Term Sheet attached hereto as Annex F, this Term Sheet and section 1123(a)(6) of the Bankruptcy Code and shall satisfy the consent rights set forth in the RSA.

Board of Reorganized Company
The initial board of directors of Reorganized CRC (the “New Board”) shall be designated as set forth in the Governance Term Sheet prior to the Plan Effective Date and shall be subject to compliance with NYSE listing standards (if applicable) and other applicable laws and rules. The Chief Executive Officer shall be included as a member of the New Board.

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Employment and Related Agreements, D&O Insurance and Benefit Plans
Except as otherwise provided in the Plan (and subject to the consent of the Required Consenting Parties, such consent not to be unreasonably withheld, conditioned or delayed), on and after the Plan Effective Date, Reorganized CRC shall amend, adopt, assume, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans, retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, accrued vacation time, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of the Company who served in such capacity from and after the Petition Date. Any change of control provisions in any assumed agreement shall be waived.
All Company indemnification obligations shall be assumed by Reorganized CRC on the Plan Effective Date.

Management Incentive Plan
Reorganized CRC may adopt and implement, on or after the Plan Effective Date, the management incentive plan (the “MIP”), which shall be subject to the terms and conditions (including, if applicable, anti-dilution protections) established from time to time in the sole discretion of the New Board (as defined herein), pursuant to which up to 10% of the New Common Stock shall be reserved for grant to the participants pursuant to a MIP acceptable to the Required Consenting Parties.

KEIP/KERP
Consenting Parties shall agree to support, and not object to, KEIP and KERP motions; provided that the terms of such programs shall not substantively differ from the proposal provided to the Ad Hoc Group Advisors and Ares on July 10, 2020.

Restructuring Transactions
The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by or necessary to consummate the Plan and the Restructuring. On the Plan Effective Date, Reorganized CRC, as applicable, shall issue all securities, notes, instruments, certificates and other documents required to be issued pursuant to the Restructuring.

Executory Contracts and Unexpired Leases
The Plan will provide that executory contracts and unexpired leases will be deemed assumed or rejected pursuant to section 365 of the Bankruptcy Code in a manner reasonably acceptable to the Required Consenting Parties.
The Company and the Consenting Parties will work together in good faith to determine which executory contracts and unexpired leases shall be assumed, assumed and assigned, or rejected in the Chapter 11 Cases.

Subordination	The classification and treatment of Claims under the Plan shall conform to the respective contractual, legal and equitable subordination rights of

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such Claims, and any such rights shall be settled, compromised and released pursuant to the Plan.
Cancellation of Notes, Instruments, Certificates, and Other Documents
On the Plan Effective Date, except to the extent otherwise provided in this Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing claims or interests, including credit agreements and indentures, shall be canceled, and the Company’s obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Tax Matters
The parties will work together in good faith and use commercially reasonable efforts to structure and implement the transactions in connection with the Restructuring in a tax efficient manner for the Company, Ares and the Consenting Creditors.

Exemption from SEC Registration	The issuance of securities under the Plan will be exempt from SEC registration under section 1145 of the Bankrupty Code to the full extent, if any, permitted thereby.
Retained Causes of Action
Reorganized CRC shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action that the Company has released pursuant to the release and exculpation provisions outlined in this Term Sheet and implemented pursuant to the Plan. Notwithstanding the foregoing, Reorganized CRC and/or a Litigation Trust shall retain all rights to commence and pursue any Causes of Action as specified in the Plan supplement, including without limitation any chapter 5 causes of action (other than against Released Parties as defined in Annex G), unless such causes of action are settled or resolved prior to the Plan Effective Date with the consent of the Required Consenting Parties.

Releases and Exculpation
The Plan will include customary mutual releases in favor of the (i) Company, (ii) the Consenting Creditors and (iii) subject to the Elk Hills Settlement Agreement, Ares and Elk Hills Power, and each of their respective current and former directors, officers, shareholders, employees, advisors, legal counsel and agents, in each case in the form set forth on Annex G.

Retention of Jurisdiction	The Plan will provide that the Bankruptcy Court shall retain jurisdiction for usual and customary matters.
Conditions Precedent to the Plan Effective Date
The occurrence of the Plan Effective Date shall be subject to the satisfaction of certain conditions precedent customary in transactions of the type described herein, including, without limitation, the following:
●    All definitive documentation for the Restructuring shall have been executed and remain in full force and effect, which definitive documentation shall satisfy the consents set forth in the RSA.

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●    All requisite filings with governmental authorities (including FERC) and third parties shall have become effective, and all such governmental authorities and third parties shall have approved or consented to the Restructuring, to the extent required.
●    All documents contemplated by the RSA to be executed and delivered on or before the Plan Effective Date shall have been executed and delivered.
●    The Settlement Effective Date shall have occurred and the Elk Hills Settlement Agreement shall be in full force and effect.
●    The Confirmation Order shall have become a final and non-appealable order, which shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified, unless waived by the Required Consenting Creditors.
●    The RSA has been assumed pursuant to the Confirmation Order.
Additional conditions precedent to the Plan Effective Date as set forth in the RSA.

Other Customary Plan Provisions
The Plan will provide for other standard and customary provisions, including in respect of the cancellation of existing claims and interests, the vesting of assets, the compromise and settlement of claims, the retention of jurisdiction by the Bankruptcy Court and the resolution of disputed claims.

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Annex A

Schedule of Company Parties

California Resources Corporation
California Heavy Oil, Inc.
California Resources Coles Levee, L.P.
California Resources Coles Levee, LLC
California Resources Elk Hills, LLC
California Resources Long Beach, Inc.
California Resources Mineral Holdings LLC
California Resources Petroleum Corporation
California Resources Production Corporation
California Resources Production Mineral Holdings, LLC
California Resources Real Estate Ventures, LLC
California Resources Royalty Holdings, LLC
California Resources Tidelands, Inc.
California Resources Wilmington, LLC
CRC Construction Services, LLC
CRC Marketing, Inc.
CRC Services, LLC
Monument Production, Inc.
Oso Verde Farms, LLC
Socal Holding, LLC
Southern San Joaquin Production, Inc.
Thums Long Beach Company
Tidelands Oil Production Company LLC

Annex B
Junior DIP Term Sheet
[See Attached]

CALIFORNIA RESOURCES CORPORATION
DIP TERM FACILITY TERM SHEET

This term sheet (the “DIP Term Facility Term Sheet”) sets forth the principal terms of a junior secured superpriority debtor-in-possession credit facility (the “DIP Term Facility”; the credit agreement evidencing the DIP Term Facility, the “DIP Term Credit Agreement” and, together with the other definitive documents governing the DIP Term Facility, the “DIP Term Documents,” each of which shall be in form and substance acceptable to the DIP Term Facility Borrower (as defined herein), the DIP Term Facility Agent (as defined herein) and the Junior DIP Commitment Parties). The DIP Term Documents otherwise shall be in form and substance substantially consistent with this DIP Term Facility Term Sheet and shall be entered into with the DIP Term Facility Borrower and certain of its subsidiaries in connection with the Chapter 11 Cases. The DIP Term Facility will be subject to the approval of the Bankruptcy Court and consummated in accordance with (i) the DIP Orders (as defined herein) of the Bankruptcy Court authorizing the Debtors to enter into the DIP Term Facility and (ii) the DIP Term Documents to be executed by the Debtors. Capitalized terms used herein but not defined herein have the meanings ascribed to such terms in the restructuring support agreement to which this DIP Term Facility Term Sheet is attached (the “RSA”) and the restructuring term sheet attached thereto as Exhibit A (the “Restructuring Term Sheet”).

SUMMARY OF PRINCIPAL TERMS
DIP Term Facility Borrower	California Resources Corporation, a Delaware corporation, as a debtor and debtor-in-possession (the “DIP Term Facility Borrower” or the “Company”).
Guarantors
Each direct or indirect wholly owned subsidiary of the DIP Term Facility Borrower, including each such subsidiary that is a debtor and debtor-in-possession (the “Guarantors” and, together with the DIP Term Facility Borrower, the “Loan Parties”), subject to certain exceptions to be agreed, it being understood and agreed that each subsidiary of the DIP Term Facility Borrower that is an obligor under any of the Prepetition Facilities (as defined herein) shall be a Guarantor.

DIP Term Facility Agent	Alter Domus Products Corp., as administrative agent (in such capacity, the “DIP Term Facility Agent”).
DIP Term Lenders	The Junior DIP Commitment Parties or any affiliate or designee of any Junior DIP Commitment Party (the “DIP Term Lenders”).
Amount & Type
A junior secured superpriority debtor-in-possession term loan facility in an aggregate principal amount of $650.0 million, which shall be available in a single draw on the Closing Date (as defined herein) subject to the terms and conditions of this DIP Term Facility Term Sheet and the DIP Term Facility Documents.

“DIP Term Loans” shall mean the loans made under the DIP Term Facility by the DIP Term Lenders on the Closing Date. “Junior DIP Commitment” shall mean the several and not joint commitment of each DIP Term Lender to make DIP Term Loans on the Closing Date in the amount set forth opposite such DIP Term Lender’s name on Exhibit C attached to the RSA.

The Junior DIP Commitments will automatically terminate on the earlier of (i) the funding of the DIP Term Loans and (ii) the date immediately following the Closing Date. Amounts borrowed under the DIP Term Facility that are repaid or prepaid may not be re-borrowed.
Use of Proceeds
The proceeds of the DIP Term Loans will be used, together with amounts borrowed under the Senior DIP Facility (as defined below) on the Closing Date, (i) to refinance in full the obligations under the Prepetition RBL Credit Agreement (as defined herein) and (ii) to pay certain costs, fees and expenses related to the Chapter 11 Cases. Such refinancing shall be subject to unwinding solely to the extent that, prior to the termination of the challenge period, the Prepetition RBL Facility is determined in the Final DIP Order to be undersecured, and the extent of any such unwinding shall be limited to the amount of such undersecurity.

Senior DIP Facility
Concurrently with entering into the DIP Term Facility, the Debtors will enter into a senior secured superpriority debtor-in-possession term loan and/or revolving credit facility in an aggregate principal amount equal to $483,010,655.62 (the “Senior DIP Facility” and, together with the DIP Term Facility, the “DIP Facilities”; the credit agreement evidencing the Senior DIP Facility, the “Senior DIP Credit Agreement”; and the Senior DIP Credit Agreement together with the other definitive documents governing the Senior DIP Facility, the “Senior DIP Documents”), with JPMorgan Chase Bank, N.A. as the administrative agent thereunder (the “Senior DIP Facility Agent”). The terms of the Senior DIP Facility shall be substantially consistent with those set forth in, as applicable, the Senior DIP Commitment Letter and/or the Senior DIP Credit Agreement.

Maturity Date
The DIP Term Facility shall mature on the date that is the earliest of (i) the date that is six (6) months following the Petition Date, (ii) the sale of all or substantially all of the DIP Term Facility Borrower’s or the Loan Parties’ assets, (iii) the Plan Effective Date or the effective date of any other plan of reorganization in respect of the Debtors and (iv) the date that is forty (40) days after the Petition Date if the Final DIP Order has not been entered by the Bankruptcy Court by such date (such earliest date, the “DIP Term Termination Date”).

Subject to the subordination provisions set forth under the heading “Priority Under the DIP Term Facility”, if the DIP Term Termination Date occurs other than as a result of the occurrence of the Plan Effective Date, all obligations under the DIP Term Facility shall be immediately paid in cash, and the DIP Term Lenders shall (in each case, to the extent not yet paid) receive the payments required to be paid thereon and described below (i) under the heading “Fees” and (ii) in the first paragraph under the heading “Fees and Expenses; Indemnification”.

On the Plan Effective Date, the DIP Term Loans shall be repaid in full in cash with the proceeds of the Equity Rights Offering and the Second Lien Exit Facility; provided that at the direction and at the option of any DIP Term Lender that is also a Backstop Party, an Exit Second Lien Facility Commitment Party or a Related Fund (as defined in the Backstop Commitment Agreement) of such Backstop Party or Exit Second Lien Facility Commitment Party, for administrative convenience, the cash to be received by such DIP Term Lender on

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account of the principal amount of its DIP Term Loans shall be set off or otherwise applied towards the obligation of such Backstop Party or Exit Second Lien Facility Commitment Party (or in each case any Related Fund thereof) to fund its portion of the Equity Rights Offering or the Second Lien Exit Facility, as applicable. Upon the set off or application of such amounts, the DIP Term Loans of such DIP Term Lender in a principal amount equal to such amounts shall be deemed satisfied and paid in full.

Interest Rate
LIBOR plus 9.00% per annum (or if applicable, ABR plus 8.00% per annum); provided that in no event shall LIBOR be less than 1.00% (or ABR be less than 2.00%).

Interest shall be payable in cash on each interest payment date (to be defined in the DIP Term Credit Agreement).

Default Interest
Upon the occurrence and during the continuation of an Event of Default (as defined herein), all obligations will bear interest at (i) in the case of principal and interest, a rate equal to 2.00% per annum, plus the otherwise applicable rate to the relevant DIP Term Loans and (ii) in the case of all other amounts, such amounts will bear interest at a rate equal to 2.00% per annum plus the rate applicable to DIP Term Loans that are ABR loans.

Amortization	None.
Fees
Upfront Fee: An upfront fee (“Upfront Fee”) payable to the DIP Term Lenders in an amount equal to 1.00% on each DIP Term Lender’s allocated share of the Junior DIP Commitments in effect as of the Closing Date, which Upfront Fee shall be payable in cash by or on behalf of the DIP Term Facility Borrower on the Closing Date and may be netted from the amount of DIP Term Loans funded by the DIP Term Lenders on the Closing Date. For the avoidance of doubt, with respect to the Upfront Fee payable to the Fronting Lender (as defined below) in its capacity as a DIP Term Lender, such Upfront Fee shall be held for the benefit of (and passed on to) each DIP Term Lender (after giving effect to such assignment) to which the DIP Term Loans funded by the Fronting Lender shall be assigned on or after the Closing Date.

Fronting Fee: A fronting fee (“Fronting Fee”) payable to Credit Suisse Loan Funding LLC or a designated affiliate thereof (in such capacity, the “Fronting Lender”) in an amount equal to the lesser of (i) 0.375% on the aggregate principal amount of DIP Term Loans funded to the DIP Term Facility Borrower by the Fronting Lender on the Closing Date and (ii) $500,000, which Fronting Fee shall be payable by or on behalf of the DIP Term Facility Borrower in cash on the Closing Date and may be netted from the amount of DIP Term Loans funded by the Fronting Lender on the Closing Date. For the avoidance of doubt, the Fronting Fee shall be in addition to (and not in replacement of) the Upfront Fee or any other fees owed to the Fronting Lender, the DIP Term Lenders or any other party to the DIP Term Documents.

Mandatory Prepayments
Subject to the limitations set forth under heading “Priority under the DIP Term Facility”, mandatory prepayments under the DIP Term Facility shall be required with 100% of the net cash proceeds from (a) issuance of any indebtedness (with exceptions for permitted indebtedness) or equity and (b) any asset sale or hedge agreement unwinds by any Loan Party, without reinvestment rights, except for

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(i) sales of inventory and current assets in the ordinary course of business, (ii) leases (other than on oil and gas properties), subleases, licenses sublicenses of real, personal or intellectual property in the ordinary course of business, (iii) disposition of property or assets among Loan Parties to the extent otherwise permitted under the DIP Term Facility, (iv) sale or disposition of obsolete, used, worn-out or surplus assets (including equipment) and (v) other customary exceptions to be mutually agreed; provided that only (x) 50% of the first $20.0 million of aggregate net cash proceeds and (y) 100% of the net cash proceeds in excess thereof, in each case, from dispositions of non-core assets that are identified by the DIP Term Facility Borrower and agreed to by the Required DIP Term Lenders (as defined herein) and the Senior DIP Facility Agent prior to the Closing Date shall be required to be prepaid.

Voluntary Prepayments
Subject to the limitations set forth under heading “Priority under the DIP Term Facility”, amounts outstanding under the DIP Term Facility may be voluntarily repaid at any time without premium or penalty.

Interim DIP Order
The interim order approving the DIP Term Facility, which shall be in form and substance acceptable to the Required DIP Term Lenders (the “Interim DIP Order”), shall, among other things, authorize and approve (i) the borrowing and making of the DIP Term Loans in an amount up to $650.0 million, (ii) the granting of the superpriority claims and liens against the Debtors and their assets in accordance with this DIP Term Facility Term Sheet and the DIP Term Documents, (iii) the payment of all reasonable and documented fees and expenses (including the fees and expenses of outside counsel and financial advisors) required to be paid by the Debtors to the DIP Term Facility Agent and the DIP Term Lenders as described under the heading “Fees and Expenses Indemnification”, (iv) the use of cash collateral; provided that the Adequate Protection (as defined herein) shall be granted in accordance with the terms set forth in this DIP Term Facility Term Sheet, (v) the payment of the fees as described under the heading “Fees”, which payment shall not be subject to reduction, setoff or recoupment and (vi) as of the date of the Interim DIP Order, waivers for the benefit of the DIP Secured Parties of Section 506(c) of the Bankruptcy Code, the “equities of the case” exception under the Bankruptcy Code and any rights seeking marshalling.

Final DIP Order
The final order approving the DIP Term Facility shall be substantially in the same form as the Interim DIP Order (with such modifications as are necessary to convert the Interim DIP Order into a final order) and in form and substance acceptable to the Required DIP Term Lenders (as defined herein) (the “Final DIP Order” and, together with the Interim DIP Order, the “DIP Orders”).

Prepetition Facilities[1]
“Prepetition RBL Credit Agreement” means that certain Credit Agreement, dated as of September 24, 2014, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as the administrative agent (the “Prepetition RBL Agent”). The “Secured Parties” thereunder are referred to herein as the “Prepetition RBL Secured Parties” and the facility thereunder is referred to herein as the “Prepetition RBL Facility”.

__________

[1]	In each case, as amended, restated, supplemented or otherwise modified prior to the date hereof.

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“Prepetition 1.25L Agreement” means that certain Credit Agreement, dated as of November 17, 2017, among the Company, the lenders party thereto and The Bank of New York Mellon Trust Company, N.A., as administrative agent (the “Prepetition 1.25L Agent”). The “Secured Parties” thereunder are referred to herein as the “Prepetition 1.25L Secured Parties”.

“Prepetition 1.5L Agreement” means that certain Credit Agreement, dated as of August 12, 2016, among the Company, the lenders party thereto and The Bank of New York Mellon Trust Company, N.A., as administrative agent and collateral agent (the “Prepetition 1.5L Agent”). The “Secured Parties” thereunder are referred to herein as the “Prepetition 1.5L Secured Parties”.

“Prepetition 2L Indenture” means that certain Indenture, dated as of December 15, 2015, among the Company and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral trustee (the “Prepetition 2L Trustee”). The “Holders” thereunder are referred to herein as the “Prepetition 2L Secured Parties”.

The facilities and indebtedness governed by the Prepetition 1.25L Agreement, the Prepetition 1.5L Agreement and the Prepetition 2L Indenture are collectively referred to herein as the “Prepetition Term Facilities”. The facilities and indebtedness governed by the Prepetition RBL Credit Agreement and the Prepetition Term Facilities are collectively referred to herein as the “Prepetition Facilities”.

The Prepetition RBL Secured Parties, the Prepetition 1.25L Secured Parties, the Prepetition 1.5L Secured Parties and the Prepetition 2L Secured Parties are collectively referred to herein as the “Prepetition Secured Parties”.

DIP Collateral
All present and after acquired property (whether tangible, intangible, real, personal or mixed) of the Loan Parties, wherever located, including, without limitation, all accounts, all deposit accounts, securities accounts and commodities accounts, inventory, equipment, capital stock in subsidiaries of the Loan Parties, including, for the avoidance of doubt, any equity or other interests in the Loan Parties’ non-Debtor and/or jointly-owned subsidiaries, investment property, instruments, chattel paper, interests in real property (whether owned or leased), contracts, patents, copyrights, trademarks and other general intangibles, and all products and proceeds thereof, subject to customary exclusions and excluding any causes of action under Bankruptcy Code sections 502(d), 544, 545, 547, 548, 549, 550 or 553 or any other avoidance actions under the Bankruptcy Code or applicable non-bankruptcy law but, subject to entry of the Final DIP Order, including the proceeds thereof. The collateral described above is collectively referred to herein as the “DIP Collateral” and the liens on the DIP Collateral securing the DIP Term Facility are referred to herein as the “DIP Term Facility Liens”. For the avoidance of doubt, the DIP Collateral and the collateral securing the Senior DIP Facility shall be identical.

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Priority Under the DIP Term Facility
All obligations of the Loan Parties to the DIP Term Lenders and to the DIP Term Facility Agent shall, subject to the Carve-Out (as defined below), at all times:
(a)    be entitled to superpriority administrative expense claim status in the Chapter 11 Case of such Loan Party;
(b)    be secured by a fully perfected second priority security interest and lien on the DIP Collateral that is not subject to (x) valid, perfected and non-avoidable liens as of the Petition Date or (y) valid liens in existence as of the Petition Date that are perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code;
(c)    except as otherwise provided in clause (d) below with respect to the existing liens of the Prepetition Secured Parties with respect to the DIP Collateral, be secured by a junior perfected security interest and lien on the DIP Collateral to the extent such DIP Collateral is subject to (A) valid, perfected and non-avoidable senior liens (other than Primed Liens (as defined below)) in favor of third parties that were in existence immediately prior to the Petition Date that were senior to the liens securing the obligations under the Prepetition RBL Credit Agreement and the obligations under the Prepetition 1.25L Credit Agreement and (B) valid and non-avoidable liens in favor of third parties that were in existence immediately prior to the Petition Date that were senior to the liens securing the obligations under the Prepetition RBL Credit Agreement and the obligations under the Prepetition 1.25L Credit Agreement and perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code ((A) and (B) together, the “Permitted Prior Liens”); and
(d)    pursuant to Section 364(d)(1) of the Bankruptcy Code, be secured by a second-priority perfected priming security interest and lien on the DIP Collateral of each Loan Party to the extent such DIP Collateral is subject to existing liens that secure obligations under the Prepetition Facilities (the “Primed Liens”); provided that if any amounts are unwound from the Senior DIP Facility or the Prepetition RBL Credit Agreement lenders, the DIP Term Facility Liens and claims shall be junior and subordinated to such unwound amounts to the same extent as if such amounts were never unwound.
The DIP Term Facility Liens and claims shall be junior to the liens securing the obligations under the Senior DIP Facility (the “Senior DIP Facility Liens”) and the Contingent Prepetition RBL Secured Party Replacement Liens and Contingent Prepetition RBL Secured Party Adequate Protection Claims (each as defined below) as set forth in the Interim DIP Order and the Final DIP Order.
The DIP Term Facility shall not be entitled to, and shall not retain, any distributions or prepayments whether in cash, equity, debt or otherwise and irrespective of whether such distributions or prepayments are from collateral proceeds, unencumbered assets, new equity or debt issuances or otherwise unless and until the Senior DIP Facility (and all amounts (if any) that are unwound) is Paid in Full (as defined below); provided that the DIP Term Facility shall be entitled to (i) current pay interest so long as no Event of Default under the Senior DIP Facility shall have occurred and be continuing at the time of such payment

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and (ii)(x) the Upfront Fee and Fronting Fee described under the heading “Fees” above and (y) the fees and expenses described in the first paragraph under the heading “Fees and Expenses; Indemnification” below. For purposes hereof, “Paid in Full” or “Pay in Full” shall mean the indefeasible payment in full in cash of all outstanding obligations under the Senior DIP Facility (and all amounts (if any) that are unwound) (other than (x) secured hedge obligations that, at the time of such determination, are allowed by the person to whom such secured hedge obligations are owing to remain outstanding or are not required to be repaid or cash collateralized pursuant to the provisions of any document governing such secured hedge obligations or have been assigned or novated concurrently with such payment, (y) secured cash management obligations and (z) contingent indemnification obligations not then due and payable), the replacement, backstop or full cash collateralization of all issued letters of credit, and the termination of all commitments thereunder.

Upon the occurrence and during the continuance of an Event of Default, the requisite lenders under the Senior DIP Facility shall control all remedies and the DIP Term Lenders shall not contest or otherwise object to the exercise of any such rights and remedies subject to a standstill period to be agreed; provided that the DIP Term Lenders shall have a customary “purchase right” that will permit them to purchase the outstanding obligations under the Senior DIP Facility. The DIP Term Lenders shall have the right to credit bid the DIP Term Loans provided such bid will Pay in Full the Senior DIP Facility at the closing thereof.

The “Carve-Out” shall mean (a) fees owing to the United States Trustee incurred in connection with the Chapter 11 Cases, in an unlimited amount, (b) professional fees, expenses, and disbursements incurred by professional persons employed by the Loan Parties or any statutory committee in the Loan Parties’ Chapter 11 Cases (including any fees and expenses of the members of any such statutory committee) (“Professional Fees and Expenses”) incurred on and after the Petition Date and before the occurrence of a Carve-Out Trigger Date (as defined below) in an unlimited amount and (c) Professional Fees and Expenses incurred after the occurrence of a Carve-Out Trigger Date, in an amount not to exceed $7.0 million (the “Post-Trigger Date Carve-Out”). Payment of Professional Fees and Expenses pursuant to the Carve-Out is subject to entry of a customary order of the Bankruptcy Court, allowing for the interim payment of such amounts, and subject further to Bankruptcy Court approval of any such Professional Fees and Expenses; provided that the Carve-Out shall not be available to pay Professional Fees and Expenses incurred by any party, including the Loan Parties or any committee or any professionals engaged thereby, in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against any of the DIP Term Facility Agent, the DIP Term Lenders or other secured parties under the DIP Term Documents, subject to $75,000 being available for a committee to investigate the validity and enforceability of the obligations under and liens securing the Prepetition RBL Credit Agreement.

The “Carve-Out Trigger Date” means the first business day after the DIP Term Facility Agent provides a written notice to the DIP Term Facility Borrower and its counsel that an event of default under the DIP Term Facility (an “Event of Default”) (or an event which with the giving of notice would constitute an Event of Default) has occurred and that the Post-Trigger Date Carve-Out has been invoked.

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Upon the occurrence of the Carve-Out Trigger Date, the DIP Term Facility Borrower shall deposit into an interest-bearing escrow account at a financial institution acceptable to the Required DIP Term Lenders (the “Carve-Out Account”) an amount equal to the sum of (i) all fees and expenses required to be paid pursuant to clause (a) in the definition of Carve-Out above, (ii) all billed and unpaid Professional Fees and Expenses (including outstanding holdbacks) incurred on or after the Petition Date and prior to the Carve-Out Trigger Date, (iii) all unbilled Professionals Fees and Expenses incurred on or after the Petition Date and prior to the Carve-Out Trigger Date and (iv) $7.0 million. For the avoidance of doubt, if the “Carve-Out Trigger Date” happens under both the Senior DIP Facility and the DIP Term Facility, satisfaction of the deposit requirements under the Senior DIP Facility shall be deemed to satisfy the equivalent requirements under the DIP Term Facility. The failure of the amounts deposited in the Carve-Out Account to satisfy in full the amount set forth in the Carve-Out shall not affect the priority of the Carve-Out.

The DIP Term Facility Agent and the DIP Term Lenders shall retain automatically perfected and continuing first priority security interests in any residual interest in the Carve-Out Account available following satisfaction in full of all obligations benefiting from the Carve-Out (the “Residual Carve-Out Amount”). Promptly (but in no event later than 5 business days) following the satisfaction in full of all obligations benefiting from the Carve-Out, the DIP Term Facility Borrower shall deliver the Residual Carve-Out Amount, if any, to the Senior DIP Facility Agent (or, following a Payment in Full, the DIP Term Facility Agent).

Adequate Protection
Prepetition RBL Secured Parties: Until the discharge in full of the obligations under the Prepetition RBL Credit Agreement as set forth in the Final DIP Order:

(a)    payment of the reasonable and documented prepetition and post-petition fees and expenses of the Prepetition RBL Agent, including the reasonable and documented fees and expenses of primary counsel, local counsel and a financial advisor;

(b)    contingent replacement liens on the DIP Collateral to secure the Prepetition RBL Secured Party Adequate Protection Claims (as defined herein) (the “Contingent Prepetition RBL Secured Party Replacement Liens”), senior to all other liens on the DIP Collateral except (i) the Carve-Out, (ii) the Permitted Prior Liens and (iii) the Senior DIP Facility Liens;

(c)    contingent allowed superpriority claims as provided for in sections 503(b) and 507(b) of the Bankruptcy Code (the “Contingent Prepetition RBL Secured Party Adequate Protection Claims”); and

(d)    other adequate protection to be agreed.

Prepetition 1.25L Secured Parties:

(a)    payment of the reasonable and documented prepetition and post-petition fees and expenses of the Prepetition 1.25L Agent and the ad hoc

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lenders under the Prepetition 1.25L Facility, including the reasonable and documented fees and expenses of the Ad Hoc Group Advisors;

(b)    replacement liens on the DIP Collateral to secure the Prepetition 1.25L Secured Party Adequate Protection Claims (as defined below) (the “Prepetition 1.25L Secured Party Replacement Liens”), senior to all other liens on the DIP Collateral except (i) the Carve-Out, (ii) the Permitted Prior Liens, (iii) the DIP Term Facility Liens, (iv) the Contingent Prepetition RBL Secured Party Replacement Liens and (v) the Senior DIP Facility Liens;

(c)    allowed superpriority claims as provided for in sections 503(b) and 507(b) of the Bankruptcy Code (the “Prepetition 1.25L Secured Party Adequate Protection Claims”);

(d)    waivers for the benefit of the Prepetition 1.25L Secured Parties of (i) Section 506(c) of the Bankruptcy Code and the “equities of the case” exception under the Bankruptcy Code; provided that the waivers in this clause (i) shall be without prejudice to the terms of the Final DIP Order with respect to the period from and after the entry of the Final DIP Order and (ii) subject to and effective only upon entry of the Final DIP Order, any rights seeking marshalling;

(e)    financial reporting and other reports and notices delivered by the DIP Term Facility Borrower under the DIP Term Facility; and

(f)    other adequate protection to be agreed.

Prepetition 1.5L Secured Parties:

(a)    payment of the reasonable and documented prepetition and post-petition fees and expenses of the Prepetition 1.5L Agent and the ad hoc group of lenders under the Prepetition 1.5L Facility, including the reasonable and documented fees and expenses of the Ad Hoc Group Advisors;

(b)    replacement liens on the DIP Collateral to secure the Prepetition 1.5L Secured Party Adequate Protection Claims (as defined below) (the “Prepetition 1.5L Secured Party Replacement Liens”), senior to all other liens on the DIP Collateral except (i) the Carve-Out, (ii) the Permitted Prior Liens, (iii) the DIP Term Facility Liens, (iv) the Prepetition 1.25L Secured Party Replacement Liens, (v) the Contingent Prepetition RBL Secured Party Replacement Liens and (vi) the Senior DIP Facility Liens;

(c)    allowed superpriority claims as provided for in sections 503(b) and 507(b) of the Bankruptcy Code (the “Prepetition 1.5L Secured Party Adequate Protection Claims”);

(d)    waivers for the benefit of the Prepetition 1.5L Secured Parties of Section 506(c) of (i) Section 506(c) of the Bankruptcy Code and the “equities of the case” exception under the Bankruptcy Code; provided that the waivers

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in this clause (i) shall be without prejudice to the terms of the Final DIP Order with respect to the period from and after the entry of the Final DIP Order and (ii) subject to and effective only upon entry of the Final DIP Order, any rights seeking marshalling;

(e)    financial reporting and other reports and notices delivered by the DIP Term Facility Borrower under the DIP Term Facility; and

(f)    other adequate protection to be agreed.

Prepetition 2L Secured Parties:

(a)    payment of the reasonable and documented prepetition and post-petition fees and expenses of the Prepetition 2L Trustee;

(b)    replacement liens on the DIP Collateral to secure the Prepetition 2L Secured Party Adequate Protection Claims (as defined below), senior to all other liens on the DIP Collateral except (i) the Carve-Out, (ii) the Permitted Prior Liens, (iii) the DIP Term Facility Liens, (iv) the Prepetition 1.25L Secured Party Replacement Liens, (v) the Prepetition 1.5L Secured Party Replacement Liens, (vi) the Contingent Prepetition RBL Secured Party Replacement Liens and (vii) the Senior DIP Facility Liens;

(c)    allowed superpriority claims as provided for in sections 503(b) and 507(b) of the Bankruptcy Code (the “Prepetition 2L Secured Party Adequate Protection Claims”); and

(d)    financial reporting and other reports and notices delivered by the DIP Term Facility Borrower under the DIP Term Facility.

All adequate protection described herein shall be subject to, as applicable, the First Out Collateral Agency Agreement, the Existing Intercreditor Agreement and the First Lien Intercreditor Agreement, each as defined in the Prepetition RBL Credit Agreement.

Milestones	To be consistent with the milestones set forth in the RSA (the “Milestones”).
Conditions Precedent to Closing and Funding
Usual and customary for debtor-in-possession financings of this type and substantially consistent with the conditions precedent to closing and funding under the Senior DIP Credit Agreement, including, without limitation: (i) execution and delivery of the DIP Term Credit Agreement and the other DIP Term Documents evidencing the DIP Term Facility; (ii) the Petition Date shall have occurred, and the DIP Term Facility Borrower and each Guarantor shall be a debtor and a debtor-in-possession; (iii) entry of the Interim DIP Order not later than 5 calendar days following the Petition Date; (iv) delivery of an initial DIP budget; (v) the RSA shall have become effective and binding in accordance with its terms, (vi) the entry of all “first day” orders and related pleadings with the Bankruptcy Court that are acceptable in form and substance to the Required DIP Term Lenders (as defined herein), (vii) the Senior DIP Credit Agreement and the other Senior DIP Documents shall have become effective and binding on the terms set forth on Annex I attached hereto, (viii) no default or event of default

d

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and (ix) accuracy of representations and warranties. The date on which the conditions precedent to closing are satisfied is referred to herein as the “Closing Date”.
Representations and Warranties
Usual and customary for debtor-in-possession financings of this type and substantially consistent with the representations and warranties under the Senior DIP Documents, including, without limitation, representations with respect to initial and updated DIP budgets, the Chapter 11 Cases and the DIP Orders.

Information/Reporting Covenants
Usual and customary for debtor-in-possession financings of this type and substantially consistent with the reporting and information covenants under the Senior DIP Credit Agreement, including, without limitation, delivery and approval by the Required DIP Term Lenders of initial and updated DIP budgets and delivery of variance reports in respect thereof.

Other Affirmative Covenants
Usual and customary for debtor-in-possession financings of this type and substantially consistent with the affirmative covenants under the Senior DIP Credit Agreement, including, without limitation, customary related bankruptcy matters and priority liens and claims.

In addition, the DIP Term Facility Borrower shall use commercially reasonable efforts to obtain ratings in respect of the DIP Term Facility from each of Moody’s and S&P within 45 days following the Closing Date; provided that if the DIP Term Facility Borrower is unable to obtain both ratings for the DIP Term Facility on or prior to such date, the DIP Term Facility Borrower shall (i) thereafter use commercially reasonable efforts to obtain both ratings for the DIP Term Facility as soon as possible and (ii) promptly provide to the DIP Term Facility Agent and the DIP Term Lenders any other information, documentation or other evidence reasonably requested by the DIP Agent or the Required DIP Term Lenders in connection with the above subject matter.

Negative Covenants
Usual and customary for debtor-in-possession financings of this type and substantially consistent with the negative covenants under the Senior DIP Credit Agreement, including, without limitation, the Financial Covenants (as defined herein), covenants related to bankruptcy matters and amendments to the Elk Hills Power Agreements (as defined in the RSA), in each case, consistent with, and not more restrictive than, the Senior DIP Credit Agreement.

Financial Covenants
The DIP Term Facility shall contain the same financial covenants (the “Financial Covenants”) as the financial covenants under the Senior DIP Credit Agreement (which shall include, for the avoidance of doubt, a budget variance covenant and a minimum liquidity covenant).

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Events of Default
Usual and customary for debtor-in-possession financings of this type and substantially consistent with the events of default under the Senior DIP Credit Agreement, including, without limitation, cross-default to other material indebtedness (including the Senior DIP Facility) and the occurrence of certain events related to Elk Hills Power LLC (including (i) the loss of ability to utilize the gas processing and other services or the ability to purchase power or other commodities, or a change in the date and amount fixed for class C distributions pursuant to the Elk Hills Power Agreements (without giving effect to the exercise of rights under any ipso facto provision) or change in composition of the board of Elk Hills Power LLC, in each case, as provided under the Elk Hills Power Agreements (as defined in the RSA) and/or (ii) the termination or rejection of the Elk Hills Power Agreements without the consent of the Required DIP Term Lenders).

Voting
Amendments and waivers of the DIP Term Facility will require the approval of DIP Term Lenders holding more than 50% of the outstanding Junior DIP Commitments and DIP Term Loans (the “Required DIP Term Lenders”), subject to customary exceptions for certain provisions which shall require the consent of each affected DIP Term Lender or all DIP Term Lenders and customary protections for the DIP Term Facility Agent.

Fees and Expenses; Indemnification
Loan Parties obligated under the DIP Term Facility shall pay all agency fees of the DIP Term Facility Agent and all reasonable, documented out-of-pocket fees, costs and expenses incurred or accrued by the DIP Term Facility Agent and the DIP Term Lenders, including, without limitation, the reasonable and documented fees and expenses of Ropes & Gray LLP as primary counsel to the DIP Term Facility Agent and Davis Polk & Wardwell LLP as primary counsel to the DIP Term Facility Lenders, Cox & Castle as California special counsel to the DIP Term Facility Lenders, Rapp & Krock, PC, as Texas local counsel to the DIP Term Facility Lenders and local counsel in each other relevant jurisdiction and Evercore as financial advisor to the DIP Term Facility Lenders, in each case, associated with the syndication of the DIP Term Facility and the preparation, negotiation, execution, delivery and administration of the DIP Term Documents and any amendment, waiver, supplement, consent, or modification with respect thereto.

The Loan Parties will indemnify the DIP Term Facility Agent, the DIP Term Lenders and their respective related parties, and hold them harmless from and against all reasonable, documented out-of-pocket costs, expenses and liabilities arising out of or relating to the transactions contemplated hereby or by the DIP Term Documents, except solely for the gross negligence or willful misconduct of such indemnified party, in each case to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment.

Assignments and Participations	Usual and customary for debtor-in-possession financings of this type.
Governing Law
The laws of the State of New York (except with respect to any mortgage or deed of trust, in each case with respect to which the governing law shall be the law of the state within which the properties subject to the applicable mortgage or deed of trust are located) and, to the extent applicable, by the Bankruptcy Code.

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Miscellaneous
The DIP Term Documents will include yield protection provisions usual and customary for debtor-in-possession financings of this type and substantially consistent with the yield protection provisions under the Senior DIP Credit Agreement.

Counsel to the DIP Term Lenders	Davis Polk & Wardwell LLP.

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Annex C
Second Lien Exit Facility Term Sheet
[See Attached]

Annex C

CALIFORNIA RESOURCES CORPORATION
SECOND LIEN EXIT TERM LOAN FACILITY

This term sheet (this “Second Lien Exit Facility Term Sheet”) sets forth the principal terms of a senior secured second lien exit term loan facility to be provided to California Resources Corporation, as borrower and a reorganized debtor. Capitalized terms used herein but not defined have the meaning ascribed to such terms in the restructuring support agreement to which this Second Lien Exit Facility Term Sheet is attached (including in the Exhibits and Annexes attached thereto) (the “Restructuring Support Agreement”).

SUMMARY OF PRINCIPAL TERMS
Borrower	California Resources Corporation, a Delaware corporation, as borrower and a reorganized debtor (the “Borrower”).
Guarantors
Each direct or indirect material wholly owned subsidiary of the Borrower, subject to certain exceptions to be agreed (the “Guarantors” and, together with the Borrower, the “Loan Parties”), it being understood and agreed that (i) each subsidiary of the Borrower that is an obligor under the DIP Term Facility or the First Lien Exit Facility (as defined herein) shall be a Guarantor and (ii) the Elk Hills Entities (as defined herein) shall not be Guarantors.

Administrative Agent and Collateral Agent
A financial institution reasonably acceptable to the Required Second Lien Exit Lenders (as defined herein) and the Borrower, as the administrative agent and the collateral agent (in such capacities, the “Second Lien Exit Agent”).[1]

Second Lien Exit Lenders	The parties that have committed to provide the Second Lien Exit Facility pursuant to the Restructuring Support Agreement (together with their permitted assignees, the “Second Lien Exit Lenders”).
Amount & Type of Second Lien Exit Facility
A senior secured second lien exit term loan facility (the “Second Lien Exit Facility” and, the loans thereunder, the “Second Lien Exit Term Loans”) in an aggregate principal amount of up to $200.0 million. The Borrower may reduce the facility amount by $10,000,000 or increments of $10,000,000 in excess thereof at any time prior to the Emergence Date.

“Second Lien Exit Commitment” shall mean the several and not joint commitment of each Second Lien Exit Lender to make Second Lien Exit Term Loans on the Emergence Date in the amount set forth opposite such Second Lien Exit Lender’s name in Exhibit B attached to the RSA.

The Second Lien Exit Commitment will automatically terminate on the earlier of (i) the funding of the Second Lien Exit Term Loans and (ii) the date immediately following the Emergence Date. Once repaid, Second Lien Exit Term Loans may not be reborrowed.

First Lien Exit Facility	The Borrower will obtain the First Lien Exit Facility on the terms set forth in the Restructuring Term Sheet under the heading “First Lien Exit Facility”.
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[1]
It is understood and agreed that each of Alter Domus Products Corp., Ankura Trust Company, LLC, Wilmington Savings Fund Society, FSB, Cantor Fitzgerald Securities and GLASS USA LLC or, in each case, a designated affiliate thereof, are deemed to be acceptable to the Borrower

Maturity Date	The Second Lien Exit Facility will mature on the fifth (5th) anniversary of the closing date of the Second Lien Exit Facility or such other date as agreed by the Required Consenting Creditors.
Use of Proceeds	The proceeds of the Second Lien Exit Term Loans will be used, together with the proceeds of the Equity Rights Offering, to repay the Junior DIP Facility in full on the Emergence Date.
Interest Rate
For each interest period commencing (a) prior to the second anniversary of the Emergence Date, at the option of the Borrower, either (i) cash pay interest at a rate equal to LIBOR plus 9.00% per annum (or if applicable, ABR plus 8.00% per annum) or (ii) paid-in-kind interest at a rate equal to LIBOR plus 10.50% per annum (or if applicable, ABR plus 9.50% per annum) and (b) on or after the second anniversary of the Emergence Date, cash pay interest at a rate equal to LIBOR plus 9.00% per annum (or if applicable, ABR plus 8.00% per annum); provided that in no event shall LIBOR be less than 1.00% (nor shall ABR be less than 2.00%).

Default Interest
Upon the occurrence and during the continuation of an event of default, unless otherwise waived by the Required Second Lien Exit Lenders (as defined herein), all obligations will bear interest at (i) in the case of principal and interest, a rate equal to 2.00% per annum, plus the otherwise applicable rate to the relevant Second Lien Exit Term Loans and (ii) in the case of all other amounts, at a rate equal to 2.00% per annum plus the rate applicable to Second Lien Exit Term Loans that are ABR loans.

Amortization	None.
Incremental Facilities	None.
Fees
Upfront Fee: An upfront fee (“Upfront Fee”) payable to the Second Lien Exit Lenders in an amount equal to 1.00% on each Second Lien Exit Lender’s allocated share of the $200 million Second Lien Exit Commitment in effect as of the Execution Date, which shall be payable in cash on the Emergence Date and may be netted from the amount of Second Lien Exit Term Loans funded by the Second Lien Exit Lenders on the Emergence Date.

Second Lien Exit Agent Fees: To be set forth in a separate fee letter agreement between the Second Lien Exit Agent and the Borrower.

Fronting Fee: To the extent required by any Second Lien Exit Lender, a reasonable fronting fee (“Fronting Fee”) payable to a financial institution acceptable to the Second Lien Exit Lenders (such financial institution, in its capacity as a fronting lender, the “Fronting Lender”) in an amount not to exceed $500,000 (or such greater amount as agreed by the Borrower), which Fronting Fee shall be payable by or on behalf of the Borrower in cash on the Emergence Date and may be netted from the amount of Second Lien Exit Term Loans funded by the Fronting Lender on the Emergence Date. For the avoidance of doubt, the Fronting Fee shall be in addition to (and not in replacement of) the Upfront Fee or any other fees owed to the Fronting Lender, the Second Lien Exit Lenders or any other party to the Second Lien Exit Loan Documents.

Mandatory Prepayments
Mandatory prepayments under the Second Lien Exit Facility shall be no more restrictive than under the First Lien Exit Facility and shall be required with 100% of the net cash proceeds from (a) issuance of any indebtedness (with exceptions for permitted indebtedness) and (b) sales or other dispositions (including casualty

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events) of any assets in excess of amounts to be agreed and with reinvestment rights to be agreed.

Notwithstanding the foregoing, no mandatory prepayments of the Second Lien Exit Term Loans shall be required for so long as the First Lien Exit Facility is outstanding, other than to the extent of mandatory prepayments declined by the lenders under the First Lien Exit Facility.

Voluntary Prepayments
The Borrower may prepay the Second Lien Exit Term Loans, in whole or in part, in minimum amounts to be agreed, subject to notice, customary breakage costs and the prepayment premium as set forth below.
Prepayment Premium: Par for the first 90 days following the closing date, thereafter 105% prior to the first anniversary, 103% on or after the first anniversary and prior to the second anniversary; 102% on or after the second anniversary and prior to the third anniversary, 101% on or after the third anniversary and prior to the fourth anniversary, and par on the fourth anniversary and thereafter.

Second Lien Exit Facility Documentation
The Second Lien Exit Facility will be evidenced by (a) a credit agreement (the “Second Lien Exit Credit Agreement”) based on the credit agreement governing the First Lien Exit Facility (the “First Lien Exit Credit Agreement”) and with terms not more restrictive in any material respect than those provided for in the First Lien Exit Credit Agreement (with such modifications as are necessary or appropriate to reflect the terms set forth in this Second Lien Exit Facility Term Sheet and the nature of the Second Lien Exit Facility as a junior lien exit term loan facility, including, with respect to financial covenants and baskets, a reasonable cushion to be agreed to the financial covenants and baskets under the First Lien Exit Credit Agreement, and to reflect (i) administrative agency and operational matters of the Second Lien Exit Agent, (ii) EU and UK bail-in provisions, (iii) Delaware limited liability company division provisions, (iv) beneficial ownership certification, (v) QFC stay rules (as applicable) and (vi) other modifications (including (x) adjustments to dollar baskets and dollar thresholds for negative covenants, events of default and other threshold amounts and (y) additions of baskets and thresholds based on financial ratios) as may be reasonably agreed among the Second Lien Exit Agent, the Required Second Lien Exit Lenders and the Borrower), (b) security and guarantee documents based on the corresponding security and guarantee documents entered into in connection with the First Lien Exit Facility, and the Intercreditor Agreement (as defined herein) and (c) other legal documentation (collectively, together with the Second Lien Exit Credit Agreement, the security and guarantee documents and the Intercreditor Agreement, the “Second Lien Exit Loan Documents”), which Second Lien Exit Loan Documents shall be in form and substance consistent with the foregoing documentation principles and, subject to the consent provisions set forth in Section 3.02(c) of the Restructuring Supporting Agreement, otherwise satisfactory to the Second Lien Exit Agent, the Required Second Lien Exit Lenders and the Borrower; provided that notwithstanding the foregoing, (A) Intermediate HoldCo (as defined in the Restructuring Term Sheet), the Issuer (as defined in the Restructuring Term Sheet) and their respective subsidiaries (collectively, the “Elk Hills Entities”) shall be “restricted” subsidiaries subject to, among other things, the representations and warranties, covenants and events of default under the Second Lien Exit Credit Agreement on terms to be agreed, (B) Intermediate HoldCo shall be a passive holding company and the Second Lien Exit Lenders shall have a first priority security interest in the equity interests of Intermediate Holdco and (C) the Borrower and the other Subsidiaries shall be restricted from making investments

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in, transferring assets to, incurring indebtedness funded by and otherwise entering into transactions with the Elk Hills Entities, subject to exceptions for transactions in the ordinary course of business to be agreed between the Required Second Lien Exit Lenders and the Borrower (collectively, the “Second Lien Documentation Principles”)).

Collateral/Intercreditor Agreement
There will be granted to the Second Lien Exit Agent, for the benefit of the Second Lien Exit Lenders, valid and perfected second priority liens on, and security interests in, all existing and after-acquired assets and property (whether tangible, intangible, real, personal or mixed) of the Loan Parties that secure the Loan Parties’ obligations under the First Lien Exit Facility, with customary exceptions and exclusions consistent with the First Lien Exit Credit Agreement and the security documents related thereto (the “Collateral”).

An intercreditor agreement (the “Intercreditor Agreement”) shall be entered into with the administrative agent under the First Lien Exit Facility, which shall provide, among other things, that the liens securing the Second Lien Exit Facility shall be subordinate and junior to the liens securing the First Lien Exit Facility, and contain other terms that are generally customary and appropriate for a first-second lien intercreditor agreement for facilities of these types.

Excluded/Unrestricted Subsidiaries
Usual and customary for exit term loan financings of this type for exploration and production companies in the current market, subject to qualifications and limitations for materiality consistent with the Second Lien Documentation Principles.

Representations and Warranties
Usual and customary for exit term loan financings of this type for exploration and production companies in the current market, subject to qualifications and limitations for materiality consistent with the Second Lien Documentation Principles.

Affirmative Covenants
Usual and customary for exit term loan financings of this type for exploration and production companies in the current market (including minimum hedging requirements substantially consistent with those under the First Lien Exit Facility), subject to exclusions, qualifications and limitations for materiality consistent with the Second Lien Documentation Principles, and which shall include a requirement to obtain and maintain ratings in respect of the Second Lien Exit Facility.

Negative Covenants
Usual and customary for exit term loan financings of this type for exploration and production companies in the current market, subject to exclusions, qualifications and limitations for materiality consistent with the Second Lien Documentation Principles, and which (a) will not restrict the payment of regularly scheduled obligations under the Elk Hill Power Agreements and regularly scheduled payments in respect of the Eligible Notes, (b) will permit the prepayment of the Eligible Notes subject to limitations to be reasonably agreed in the definitive documentation, (c) shall include restrictions on amendments and modifications to the Eligible Notes documentation on terms to be agreed and (d) shall include a customary anti-layering covenant.

Financial Covenants
The Second Lien Exit Facility shall contain financial covenants that are substantially consistent with the financial covenants under the First Lien Exit Facility, subject to the Second Lien Documentation Principles.

Events of Default
Usual and customary for exit term loan financings of this type for exploration and production companies in the current market, subject to materiality thresholds, exceptions and grace periods consistent with the Second Lien Documentation Principles.

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Conditions Precedent to Closing and Funding
Usual and customary for exit term loan financings of this type and substantially consistent with the conditions precedent to closing and funding under the First Lien Exit Facility, including, without limitation:

(a)    all of the representations and warranties in the Second Lien Exit Loan Documents shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the Emergence Date, or if any such representation or warranty relates to an earlier date, as of such earlier date;

(b)    no default or event of default under the Second Lien Exit Facility shall have occurred and be continuing or would result from the funding of the Second Lien Exit Term Loans on the Emergence Date;

(c)    delivery of a customary borrowing notice; and

(d)    the satisfaction of each of the conditions precedent listed on Annex I hereto.

“Emergence Date” shall mean the date on which all conditions precedent listed above and in Annex I attached hereto shall have been satisfied.

Voting/Required Second Lien Exit Lenders
Amendments and waivers of the Second Lien Exit Facility will require the approval of Second Lien Exit Lenders holding more than 50% of the outstanding Second Lien Exit Term Loans (or, prior to the Emergence Date and the funding of the Second Lien Exit Term Loans, Second Lien Exit Lenders holding more than 50% of the aggregate amount of the Second Lien Exit Commitment) (the “Required Second Lien Exit Lenders”), subject to customary exceptions for certain provisions which shall require the consent of each affected Second Lien Exit Lender or all Second Lien Exit Lenders and customary protections for the Second Lien Exit Agent.

Assignments and Participations
Usual and customary for exit term loan financings of this type for exploration and production companies in the current market; provided that the reasonable consent of the Borrower shall be required for assignments of Second Lien Exit Term Loans, except for assignments (a) during the continuance of an event of default or (b) to another Second Lien Exit Lender or to an affiliate or an approved fund of a Second Lien Exit Lender; provided, further, that such consent shall be deemed to be given if the Borrower has not responded within ten (10) business days.

The Borrower shall be permitted to repurchase Second Lien Exit Term Loans through open market purchase on a non-pro rata basis or Dutch auctions on a pro rata basis.

Other Provisions	The Second Lien Exit Loan Documents shall include customary provisions regarding increased costs, illegality, tax indemnities, waiver of trial by jury and other similar provisions.
Governing Law
The laws of the State of New York (except with respect to any mortgage or deed of trust, in each case with respect to which the governing law shall be the law of the state within which the properties subject to the applicable mortgage or deed of trust are located).

Counsel to the Second Lien Exit Lenders	Davis Polk & Wardwell LLP.

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Annex I
ADDITIONAL CONDITIONS TO CLOSING
The effectiveness of the Second Lien Exit Facility shall be subject to the satisfaction (or waiver by the Required Second Lien Exit Lenders) of each of the following additional conditions precedent:
1.    A final non-appealable order of the Bankruptcy Court confirming the plan of reorganization approved by the proponents of such plan in accordance with the Restructuring Support Agreement (the “Confirmation Order”), which shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified and authorizing the Borrower to execute, deliver and perform under all documents contemplated under the Second Lien Exit Loan Documents shall have been entered and shall have become a final order of the Bankruptcy Court. Such plan of reorganization shall have been consummated substantially simultaneously with the closing of the Second Lien Exit Facility.
2.    The execution and delivery by each of the Loan Parties of (i) the Second Lien Exit Loan Documents (including the Intercreditor Agreement (which may be in the form of an acknowledgement by the Loan Parties)), (ii) customary legal opinions, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) in the jurisdiction of organization of each Loan Party, (iii) a solvency certificate executed by the chief financial officer or other officer of equivalent duties and (iv) all documents and instruments required to create and perfect the Second Lien Exit Agent’s security interests in the Collateral under the Second Lien Exit Facility which shall be, if applicable, in proper form for filing (it being understood and agreed that mortgages or amended mortgages may be provided within a number of days to be agreed after the Emergence Date).
3.    The Second Lien Exit Agent and the Second Lien Exit Lenders shall have received such historical and pro forma financial information and projections to be agreed.
4.    The Second Lien Exit Agent and the Second Lien Exit Lenders shall have received, at least three (3) business days prior to the Emergence Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, that has been requested in writing by the Second Lien Exit Agent or a Second Lien Exit Lender at least five (5) business days prior to the Emergence Date.
5.    All fees required to be paid to the Second Lien Exit Agent and the Second Lien Exit Lenders on the Emergence Date and reasonable and documented out-of-pocket expenses (including legal fees and expenses) required to be paid to or for the benefit of the Second Lien Exit Agent and/or the Second Lien Exit Lenders on the Emergence Date, to the extent invoiced at least three (3) business days prior to the Emergence Date, shall, upon the initial borrowing (or deemed borrowing) of the First Lien Exit Facility, have been paid.
6.    All necessary governmental and third party approvals, consents, licenses and permits in connection with the Second Lien Exit Facility and the operation by the Borrower of its business shall have been obtained and remain in full force and effect.
7.    As of the Emergence Date, there shall not be any litigation pending or known by the Loan Parties to be threatened against any Loan Party drawing into question any credit transaction contemplated by the Second Lien Exit Facility, or that could reasonably be expected to have a material adverse effect.
8.    Since the date of approval of the disclosure statement with respect to the confirmed plan of reorganization, other than the Chapter 11 Cases, there shall not have occurred any event, change, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Loan Parties and their subsidiaries, taken as a whole.
9.    The First Lien Exit Facility shall have become effective on terms and pursuant to loan documentation consistent with the terms described under the heading “First Lien Exit Facility” in the Second Lien Exit Facility Term Sheet to which this Annex I is attached and otherwise reasonably acceptable to the Required Second Lien Exit Lenders.

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Annex D
Backstop Commitment Term Sheet

California Resources Corporation Chapter 11 Restructuring
Backstop Commitment Agreement Term Sheet

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN (THE “PLAN”) WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.
This term sheet (this “Term Sheet”), which is Annex D to a Restructuring Support Agreement dated July 15, 2020 (the “Restructuring Support Agreement”), by and among California Resources Corporation and the other parties thereto, describes the material terms relating to the BCA (as defined below) in connection with the restructuring (the “Restructuring”) of California Resources Corporation, a company incorporated under the laws of Delaware (including, as applicable, Reorganized CRC (or an affiliate or successor), the “Company” and, together with its debtor affiliates, the “Debtors”).
Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Restructuring Support Agreement and the Restructuring Term Sheet that is Exhibit A to the Restructuring Support Agreement (the “Restructuring Term Sheet”).

BACKSTOP COMMITMENT AGREEMENT
Equity Rights Offering:
An Equity Rights Offering for shares of the New Common Stock (the “Rights Offering Shares”) of Reorganized CRC (or an affiliate or successor), of which 25% shall be reserved for the Backstop Parties (as defined below) and the remaining 75% shall be offered to holders of claims in the percentage allocations set forth in the Restructuring Term Sheet, at an aggregate purchase price of $450 million (the “Rights Offering Amount”) at a price per share (the “Per Share Price”) of $13.00 which constitutes a 35% discount to the Plan equity value of $1.65 billion for 42% of the fully diluted New Common Stock (excluding New Common Stock issued as the Backstop Commitment Premium (as defined below) prior to taking into account the MIP); provided that, if during the five trading days preceding the business day prior to the approval of the Disclosure Statement by the Court, the average closing price of the ICE Brent strip price for the period of December 2020 to November 2021 (to be determined by taking the arithmetic average of the 12 monthly contracts available for Brent Crude (ICE) as provided by Bloomberg, L.P. utilizing the ticker symbol COA COMDTY during the period from December 2020 to November 2021) is less than $40.00/Bbl, the Set-Up Equity Value for the Subscription Rights will be $1.3 billion. The

Equity Rights Offering shall be implemented in connection with the Rights Offering Procedures (as defined below).
Rights Offering Procedures:
Customary procedures for a rights offering (the “Rights Offering Procedures”). There will be no oversubscription rights for the Equity Rights Offering.
The Rights Offering Procedures shall include that:
●    The Subscription Commencement Date (as defined in the BCA) shall be a date determined by the Debtors with the consent of the Required Backstop Parties not more than 10 days after approval of the Disclosure Statement.
●    The Subscription Record Date (as defined below) shall be the Subscription Commencement Date.
●    The Subscription Expiration Deadline (as defined in the BCA) shall be 28 days after the Subscription Commencement Date.

Outside Date:
No later than 150 days after the Petition Date (the “Outside Date”), subject to extension by the Required Backstop Parties; provided that no Backstop Party’s commitment may be extended to a date beyond 180 days after the Petition Date without its individual consent.

Backstop Parties:
In their capacities as Backstop Parties under the BCA (as defined below), certain of the Consenting Creditors (collectively, the “Backstop Parties”) that are signatories to the Restructuring Support Agreement and whose Backstop Commitments are set forth on Exhibit A attached hereto (the “Backstop Commitment Schedule”).

Definitive Documentation:
The Backstop Parties and the Debtors shall enter into a backstop commitment agreement (the “BCA”), in form and substance consistent with this Term Sheet and otherwise reasonably acceptable to the Debtors and the Backstop Parties.

Commitment to Participate in the Equity Rights Offering:
Subject to the terms described herein, each Backstop Party hereby agrees to fully exercise all subscription rights issued to it pursuant to the Plan based on the amount of 2017 Term Loan Claims or Deficiency/Unsecured Debt Claims that such party owns as of a record date (“Subscription Record Date”), in the Equity Rights Offering to purchase Rights Offering Shares.

Backstop Commitment:
Subject to the terms described herein, each Backstop Party will commit (such commitment, the “Backstop Commitment”) to purchase, on a several and not joint basis, and the Company will agree to sell to such Backstop Party, the Rights Offering Shares that are not purchased as part of the Equity Rights Offering (the “Backstop Shares”) based on the percentages set forth in the Backstop Commitment Schedule (each a, “Backstop Commitment Percentage”).

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Backstop Commitment Premium:
A premium in an amount equal to 8% of the Rights Offering Amount payable in shares of New Common Stock (the “Backstop Commitment Premium”) calculated at the same Per Share Price as the Equity Rights Offering which shall be deemed fully earned by the Backstop Parties upon the execution of the Restructuring Support Agreement. The Company shall cause the Backstop Commitment Premium to be paid to the Backstop Parties on the Plan Effective Date. Subject to Bankruptcy Court approval, the Backstop Commitment Premium shall constitute an allowed administrative expense of the Debtors’ estates under Sections 503(b) and 507 of the Bankruptcy Code. The Backstop Commitment Premium shall be allocated to each Backstop Party pro rata based on each Backstop Party’s Backstop Commitment Percentage.

Transfer of Backstop Commitment:
Each Backstop Party’s Backstop Commitment shall be transferable in whole or in part to a Permitted Transferee (as defined below); provided that the transferring Backstop Party shall give notice of its intent to transfer its Backstop Commitment (other than to a Related Fund (as defined below) or any other Backstop Party), whether in whole or in part (“Backstop Transfer Notice”), to the Company and the non-transferring Backstop Parties and each such non-transferring Backstop Party shall have a right, but not an obligation, for a period of five (5) days following receipt of the Backstop Transfer Notice to purchase its pro rata share thereof based on the proportion of its Backstop Commitment to the aggregate amount of Backstop Commitments of all non-transferring Backstop Parties purchasing such transferring Backstop Party’s Backstop Commitment, on the terms described in the Backstop Transfer Notice. If any non-transferring Backstop Party does not elect to purchase its full pro rata share of the Backstop Commitment offered in the Backstop Transfer Notice, then within five (5) days after the expiration of the initial five (5) day period, the transferring Backstop Commitment Party shall notify each non-transferring Backstop Commitment Party that elected to purchase its full pro rata share of the Backstop Commitment proposed to be transferred and each such non-transferring Backstop Commitment Party shall have a right, but not an obligation, for a period of five (5) days following receipt of such notice to purchase its pro rata share of such unsubscribed portion of the Backstop Commitments proposed to be transferred in such Backstop Transfer Notice based on the proportion of its Backstop Commitment to the aggregate amount of Backstop Commitments of all non-transferring Backstop Commitment Parties that exercise their respective rights to purchase such transferring Backstop Commitment Party's Backstop Commitment in full, on the terms described in the Backstop Transfer Notice. In the event that following the elections described above, the non-transferring Backstop Parties do not elect to purchase all of the Backstop Commitment offered in the Backstop Transfer Notice, the transferring Backstop Party shall have the right to complete such transfer to any such Permitted Transferee at a price no lower than the price set forth in the Backstop Transfer Notice and on other

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terms and conditions that are at least as favorable in the aggregate to such transferring Backstop Party as such other terms and conditions set forth in the Backstop Transfer Notice. Any third party Permitted Transferee of a Backstop Commitment shall agree in writing to be bound by the representations, warranties, covenants and obligations of such transferring Backstop Party under the BCA and the Restructuring Support Agreement and any Permitted Transferee (other than a Related Fund or any other Backstop Party) shall, as a condition of such transfer, provide the Company and the non-transferring Backstop Parties with evidence reasonably satisfactory to the Company that such transferee is reasonably capable of fulfilling such obligations, including such financial information as may reasonably be requested by the Company demonstrating the ability of such Permitted Transferee to fund the entire amount of its existing Backstop Commitment plus the amount of the Backstop Commitment transferred to such Permitted Transferee.
“Permitted Transferee” means (i) a Related Fund, (ii) any other Backstop Party and (iii) any other person that is a party to the Restructuring Support Agreement or executes a joinder thereto with the consent (not to be unreasonably withheld, conditioned or delayed) of the Required Backstop Parties and the Company (including, as part of such joinder, making the necessary representations and warranties under the BCA); provided that absent such consent, such transferee shall be deemed a Permitted Transferee to the extent such proposed transferee deposits with the rights offering agent or escrow agent, pursuant to escrow arrangements satisfactory to the Company, an amount of funds sufficient, in the reasonable determination of the Company, to satisfy the transferring Backstop Party’s obligations under the BCA.
Notwithstanding the foregoing, (i) a Backstop Party or any Affiliates thereof may assign its Backstop Commitment and Subscription Rights to any other Backstop Party without submitting a Backstop Transfer Notice or complying with the terms of the two preceding paragraphs, in which case such assigning Backstop Party shall notify the Company reasonably promptly and (ii) a Backstop Party or any Affiliates thereof may assign its Backstop Commitment and Subscription Rights to any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub-advised by such Backstop Party, an Affiliate thereof or the same investment manager, advisor or subadvisor as the Backstop Party or an Affiliate of such investment manager, advisor or subadvisor (each, a “Related Fund”) without submitting a Backstop Transfer Notice or complying with the terms of the two preceding paragraphs, in which case such assigning Backstop Party shall notify the Company and the non-transferring Backstop Parties and such Related Fund transferee shall agree in writing to be bound by the representations, warranties, covenants and obligations of such transferring Backstop Party under the BCA and the Restructuring Support Agreement, shall make the representations set forth in

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Section 6 of the BCA as of the date of such transfer as if it was a Backstop Party, and shall, as a condition of such transfer, provide the Company and the non-transferring Backstop Parties with evidence reasonably satisfactory to the Company that such transferee is reasonably capable of fulfilling such obligations. Solely in the case of transfers to a Related Fund, the assigning Backstop Party shall remain fully obligated for its Backstop Commitment (which, for the avoidance of doubt, includes such assigned amount).
Any transferee pursuant to the preceding two paragraphs shall be deemed a Backstop Party, subject to the terms of the BCA. Notwithstanding anything to the contrary set forth herein, the transfer of any Claims by any Backstop Party shall not have any effect on a Backstop Party’s Backstop Commitment Percentage.
Furthermore, each Backstop Party shall have the right to designate by written notice to the Company no later than two (2) business days prior to the Plan Effective Date that some or all of the Rights Offering Shares, the Backstop Shares, shares issued pursuant to the Backstop Commitment Premium and unsubscribed shares (collectively, the “Backstop Party Shares”) be issued in the name of, and delivered to, one or more of its Affiliates or Related Funds upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Backstop Party and each such Affiliate or Related Fund, (ii) specify the number of Backstop Party Shares to be delivered to or issued in the name of such Affiliate or Related Fund and (iii) contain a confirmation by each such Affiliate or Related Fund of the accuracy of the necessary representations and warranties set forth in the BCA, as if such Affiliate or Related Fund was a Backstop Party.
Any transfer in violation of these transfer procedures shall be void ab initio; provided that a transfer shall not be void ab initio solely on account of a failure of a Backstop Party to provide the Company or the non-transferring Backstop Parties with the Backstop Transfer Notice.

Transfer of Subscription Rights:
Other than as provided herein, Subscription Rights in the Equity Rights Offering are not separately transferable or detachable from Claims and may only be transferred together with the applicable Claims. Transfers of Claims shall not impact a Backstop Party’s Backstop Commitment Percentage.

Funding Procedures:
No later than five (5) business days following the subscription deadline for the Equity Rights Offering, the Company shall deliver a written notice to each Backstop Party of: (i) the number of Rights Offering Shares elected to be purchased and the aggregate purchase price therefor; (ii) the aggregate number of unsubscribed shares, if any, and the aggregate purchase price; (iii) the aggregate number of unsubscribed shares based upon such Backstop Party’s Backstop Commitment Percentage to be issued and sold by the Company to such Backstop Party and the aggregate purchase price therefor

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(the “Funding Amount”); (iv) wire instructions for a segregated account (the “Account”) established with an escrow agent or the rights offering agent reasonably acceptable to the Required Backstop Parties to which such Backstop Party shall deliver the Funding Amount; and (v) the estimated deadline for delivery of the Funding Amount which shall be no greater than five (5) business days before the expected Plan Effective Date (the “Funding Deadline”). The Company shall cause an additional notice of the Funding Deadline to be provided after the Confirmation Order has been entered by the Bankruptcy Court; provided that the Funding Deadline shall be a minimum of five (5) business days after date of such notice (unless an earlier date is required to ensure the Funding Deadline is no more than three (3) business days before the expected Plan Effective Date).
Each Backstop Party shall deliver and pay its applicable Funding Amount by wire transfer in immediately available funds in U.S. dollars into the Account; provided that any Backstop Party that is subject to the Investment Company Act of 1940 may deliver and pay its applicable Funding Amount by wire transfer in immediately available funds in U.S. dollars on the Plan Effective Date. If the BCA is terminated in accordance with its terms after such delivery, such funds shall be released to the Backstop Parties, without any interest accrued thereon, promptly following such termination.

Backstop Party Default:
Any Backstop Party that fails to timely fund its Backstop Commitment by the Funding Deadline or to fully exercise all subscription rights held by it in the Equity Rights Offering after written notice thereof and a two-day opportunity to cure (a “Defaulting Backstop Party”) will be liable for the consequences of its breach and the Company can enforce rights of money damages and/or specific performance upon the failure to timely fund by the Defaulting Backstop Party. Each Backstop Party that is not a Defaulting Backstop Party (each, a “Non-Defaulting Backstop Party”) shall have the right, but not the obligation, to assume its Adjusted Commitment Percentage (or such other proportion as agreed by the Non-Defaulting Backstop Parties) of such Defaulting Backstop Party’s Backstop Commitment. For this purpose, the “Adjusted Commitment Percentage” means, with respect to any Non-Defaulting Backstop Party, a fraction, expressed as a percentage, the numerator of which is the Backstop Commitment Percentage of such Non-

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On the Plan Effective Date, the Junior DIP Facility shall be repaid in full in cash with the proceeds of the Equity Rights Offering and the Second Lien Exit Facility; provided that, for administrative convenience, at the direction and at the option of any Junior DIP Commitment Party that is also a Backstop Party or a Related Fund of any Backstop Party, all or any portion of the cash to be received by such Junior DIP Commitment Party on account of the principal amount of outstanding Junior DIP Obligations owed to it shall be set off or otherwise applied on a dollar for dollar basis towards the cash payment obligations of such Backstop Party or Related Fund under the BCA pursuant to such documentation as the Company may reasonably require to evidence the discharge of the applicable Junior DIP Obligations to the extent of the amounts so applied; provided further for the avoidance of doubt, that such obligations may be applied to satisfy the obligations of any Related Fund of such Backstop Party, at the option thereof.

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Defaulting Backstop Party and the denominator of which is the aggregate Backstop Commitment Percentages of all Non-Defaulting Backstop Parties. If any Non-Defaulting Backstop Party does not elect to assume its full pro rata share of the Backstop Commitment of the Defaulting Backstop Party, then each Non-Defaulting Backstop Party that assumed its full pro rata share of the Defaulting Backstop Party’s Backstop Commitment shall have customary oversubscription rights to assume the unsubscribed portion of the Defaulting Backstop Party’s Backstop Commitment.
Any Defaulting Backstop Party shall not be entitled to the Backstop Commitment Premium and the portion of the Backstop Commitment Premium otherwise payable to any Defaulting Backstop Party shall be paid pro rata to any Backstop Parties that assume all or a portion of the Defaulting Backstop Party’s Backstop Commitment. All distributions of New Common Stock distributable to a Defaulting Backstop Party, including on account of the Backstop Commitment Premium, shall be either (i) to the extent assumed by Non-Defaulting Backstop Parties, re-allocated contractually and turned over as liquidated damages (including any Backstop Commitment Premium) to those Non-Defaulting Backstop Parties that have elected to subscribe for their full Adjusted Commitment Percentage or (ii) if not assumed by the Non-Defaulting Backstop Parties, forfeited and retained by the Company, as applicable.

Required Backstop Parties:
Backstop Parties holding at least 50.0% in aggregate amount of the Backstop Commitments of all Backstop Parties (excluding any Defaulting Backstop Parties and their corresponding Backstop Commitments) (the “Required Backstop Parties”) shall have certain consent rights as specified herein and in the Restructuring Support Agreement.

Debtors’ Representations and Warranties:
The BCA shall contain customary representations and warranties on the part of the Debtors, including:
●    corporate organization and good standing;
●    requisite corporate power and authority with respect to execution and delivery of transaction documents;
●    due execution and delivery and enforceability of transaction documents;
●    no Debtor is considering, or has any agreement or understanding with respect to, any Alternative Restructuring Proposal that has not been disclosed to the Backstop Parties;
●    due issuance and authorization of New Common Stock;
●    no consents or approvals (other than Bankruptcy Court approval);
●    no conflicts; and
●    other representations and warranties to be agreed upon by the Company and the Backstop Parties.

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Backstop Parties’ Representations and Warranties:
The BCA shall contain customary representations and warranties on the part of the Backstop Parties, to be provided severally and not jointly, including:
●    corporate organization and good standing;
●    requisite corporate power and authority with respect to execution and delivery of transaction documents;
●    party to the Restructuring Support Agreement;
●    due execution and delivery and enforceability of transaction documents;
●    acknowledgement of no registration under the Securities Act;
●    no consents or approvals;
●    no conflicts;
●    sufficiency of funds;
●    no undisclosed agreement or understanding with any other Consenting Creditor with respect to the Plan or distributions to be received under the Plan;
●    institutional accredited investor or qualified institutional buyer status and other customary private placement representations and warranties; and
●    other representations and warranties to be agreed upon by the Company and the Backstop Parties.

Debtors’ Covenants:
Customary covenants of the Debtors, including to:
●    support the Restructuring, consistent with Restructuring Support Agreement;
●    seek approval of the BCA;
●    comply with securities laws and any blue sky law or similar compliance; and
●    make any filings in connection with the BCA required by HSR and any other applicable antitrust laws or other applicable laws (and assist any Backstop Party in making any such filings).

Backstop Parties’ Covenants:
Customary covenants of the Backstop Parties, including to:
●    support the Restructuring, subject to the terms and conditions of Restructuring Support Agreement; and
●    make any filings in connection with the BCA required by HSR and any other applicable antitrust laws.

Interim Operating Covenants:
Before and through the Plan Effective Date, except as set forth in the Restructuring Support Agreement, BCA or Plan or with the written consent of the Required Backstop Parties (not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its subsidiaries to, use commercially reasonable efforts to:
●    operate their business in the ordinary course based on historical practices or otherwise reasonably acceptable to the Required Backstop Parties; and

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●    use commercially reasonable efforts to keep available the services of their current executive officers and employees and preserve its material relationships with customers, suppliers, lessors, licensors, licensees, distributors and others having material business dealings with the Company or its subsidiaries.
Any of the following transactions require approval by the Required Backstop Parties, such approval not to be unreasonably withheld, conditioned or delayed, except for scheduled exceptions to be set forth in the BCA:
●    any acquisition, merger with or other change of control of another business or any assets in excess of a threshold to be agreed;
●    disposal of any assets with a value in excess of a threshold to be agreed;
●    entry into, material amendment or termination of any Material Contract (to be defined in the BCA);
●    termination of one or more contracts that, in the aggregate, results in a reduction of $25 million or more of the Company’s revenue on an annualized basis;
●    agreement to new employee compensation, new deferred compensation, severance arrangements or termination agreements unless required by contract or for non-executives in the ordinary course of business, in each case other than as contemplated by the Restructuring Support Agreement;
●    significant non-maintenance capital expenditures (in an amount to be agreed) not contemplated by the applicable DIP budget; and
●    other customary operating covenants to be mutually agreed.
Any of the following transactions require approval by the Required Backstop Parties:
●    resolution of any claims or issues related to Elk Hills Power other than in a manner consistent with the Restructuring Support Agreement and the Restructuring Term Sheet; and
●    amendment, alteration, supplementation, restatement or other modification of any of the Elk Hills Power Agreements (or the course of dealing thereunder), other than as set forth in the Restructuring Support Agreement and the Restructuring Term Sheet.

Conditions Precedent:
All Backstop Party conditions shall be subject to waiver by the Required Backstop Parties.
Conditions for Company and Backstop Parties:
●    Entry of a confirmation order giving effect to the transactions contemplated by the Restructuring Term Sheet in form and substance reasonably acceptable to Required Backstop Parties (“Confirmation Order”).

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●    The Confirmation Order shall have become a final and non-appealable order, which shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified, unless waived by the Required Backstop Parties.
●    All conditions to Confirmation Order and Plan satisfied or waived by the Required Backstop Parties, and Plan consistent with the Restructuring Support Agreement and Restructuring Term Sheet.
●    Equity Rights Offering conducted and concluded as agreed in Rights Offering Procedures.
●    All required HSR, antitrust and other specified regulatory approvals and consents obtained.
●    The Plan Effective Date shall have occurred or shall be deemed to have occurred concurrently with the closing.
●    No termination event has occurred under Section 10 of the Restructuring Support Agreement.
Conditions for Backstop Parties only shall include:
●    Bringdown of Company’s representations and warranties.
●    Performance by Company of all covenants in all material respects.
●    No MAE (as defined below).
●    Restructuring Support Agreement shall have been assumed pursuant to the Confirmation Order, unless otherwise agreed or waived by the Required Backstop Parties.
●    Exit financing that is consistent with the Exit Financing Terms.
●    Other usual and customary conditions.
Conditions for Company only:
●    Backstop Parties wire all funds.
●    Bringdown of Backstop Parties’ representations and warranties and material compliance with all covenants in the BCA.

MAE / MAC:
A material adverse effect (“MAE”) on, and/or material adverse developments that would reasonably be expected to result in an MAE with respect to, (a) the business, operations, properties, assets or financial condition of the Company and its subsidiaries, in each case taken as a whole; or (b) the ability of the Company or any of its subsidiaries, taken as a whole, to perform their material obligations under the BCA, in the case of each of clauses (a) and (b), except to the extent arising from or attributable to the following (either alone or in combination): (i) the filing of the Chapter 11 Cases; (ii) any change after the date hereof in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism, military actions existing or underway, acts of God or pandemics) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Debtors operate, including any

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any change in the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”; (iii) the price of oil and gas products or derivative products or the price of power or other inputs or goods or services; (iv) COVID-19, (v) the filing of the Plan, Restructuring Support Agreement and the other documents contemplated thereby, or any action required by the Plan or Restructuring Support Agreement that is made in compliance with the Bankruptcy Code; (vi) any changes in applicable Law or generally accepted accounting principles in the United States; (vii) declarations of national emergencies in the United States or natural disasters in the United States; provided that the exceptions set forth in clauses (ii), (iii), (iv), (vi) and (vii) of this definition shall not apply to the extent that such described change has a disproportionately adverse impact on the Debtors, taken as a whole, as compared to other companies in the industries in which the Debtors operate.

No Shop and Alternative Restructuring Proposals:
No-shop provision not to directly or indirectly, through any Person, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Restructuring Proposal or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Restructuring Transactions, in each case applicable to the Company and each Backstop Party.
Notwithstanding anything to the contrary in this Term Sheet, upon receipt of an Alternative Restructuring Proposal, each Company Party and their respective directors, managers, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives (including any Governing Body members) shall have the right to consider, consistent with their fiduciary duties, such Alternative Restructuring Proposal; provided that if any Company Party receives an Alternative Restructuring Proposal, then such Company Party shall (A) within one calendar day of receiving such proposal, notify the Ad Hoc Group Advisors and Ares Advisors of the receipt of such proposal and deliver a copy of such proposal to the Ad Hoc Group Advisors and Ares Advisors; (B) provide the Ad Hoc Group Advisors and Ares Advisors with regular updates as to the status and progress of such Alternative Restructuring Proposal; and (C) use commercially reasonable efforts to respond promptly to reasonable information requests and questions from the Ad Hoc Group Advisors and Ares Advisors relating to such Alternative Restructuring Proposal.
If the Company Parties decide to file, support, make a written proposal or counterproposal to any party relating to an Alternative Restructuring Proposal, the Company Parties must provide notice to the Ad Hoc Group Advisors and Ares Advisors prior to taking any such action. Upon receipt of

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such notice, the Required Backstop Parties shall have the right to terminate the BCA.
Window Shop: The Company shall not enter into any confidentiality agreement with a party in connection with an Alternative Restructuring Proposal unless the Company notifies the Ad Hoc Group Advisors prior to such entry into the non-disclosure agreement, as well as upon execution thereof.

Break Premium:
If the BCA is terminated for any reason, a premium shall be paid in cash within ten (10) business days of such termination to each Backstop Party in an amount equal to such Backstop Party’s pro rata portion based on each Backstop Party’s Backstop Commitment Percentage of $22.5 million (which, for the avoidance of doubt, is an amount equal to 5% of the Rights Offering Amount) (plus any Expense Reimbursement (as defined below)) (the “Break Premium”); provided that (i) no Backstop Party shall be paid its share of the Break Premium if such Backstop Party is a Defaulting Backstop Party at the time of termination and such Defaulting Backstop Party’s share of the Break Premium shall be forfeited and retained by the Company and (ii) no Break Premium shall be paid to any Backstop Party if the BCA or RSA shall have been terminated (A) by the Company or the Required Consenting Creditors in accordance with its terms as a result a material breach by one or more Backstop Parties constituting the Required Backstop Parties or (B) by the Required Consenting Creditors due to the failure of the Company to satisfy any of the Milestones set to occur prior to the Outside Date.

Expense Reimbursement:
The BCA to provide for payment to the Backstop Parties of all reasonable and documented Backstop Party expenses related to the Restructuring (including upon a Termination), to the extent not paid pursuant to the Restructuring Support Agreement or in connection with the Chapter 11 Cases or another order of the Bankruptcy Court, including all reasonable and documented expenses of financial, legal and other advisors, whether incurred before, on or after the date hereof (the “Expense Reimbursement”); provided that no success, transaction or similar fees shall be paid except to the extent set forth in written agreements approved by the Company.

Termination:
Customary termination events including the following:
a. Mutual written consent of the Company and Required Backstop Parties

b. By the Company upon:

1.    Termination of the Restructuring Support Agreement in accordance with its terms other than due to a breach thereunder by the Company Parties;
2.    The occurrence of any Termination Event set forth in Section 12.03 of the Restructuring Support Agreement;

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3.    Material breaches by Backstop Parties constituting Required Backstop Parties of representations, warranties, covenants and failure to cure;
4.    The Bankruptcy Court denies entry of the Backstop Commitment Agreement Order (as defined in the BCA) or an order to assume the Restructuring Support Agreement, or the Backstop Commitment Agreement Order or any order approving the Restructuring Support Agreement is reversed, stayed, dismissed or vacated (unless otherwise agreed or waived by the Required Backstop Parties);
5.    A failure to satisfy a Milestone or any other event or condition that could reasonably be expected to cause any condition precedent to commitments of the Backstop Parties not to be satisfied when required by the BCA (in each case other than as a result of any breach by a Company Party) and the Backstop Parties shall not have waived such condition precedent and otherwise provided adequate assurances of performance promptly (and in no event more than 10 days) after the occurrence of such event or condition;
6.    Any Company Party providing notice to the Backstop Parties that its board of directors or similar governing body has determined in good faith that it is necessary or appropriate in the exercise of its fiduciary duties to terminate the BCA to pursue an Alternative Restructuring Proposal; or
7.    The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring, the Equity Rights Offering, or any material aspect of the transactions contemplated by the Restructuring Support Agreement or this Term Sheet.

c. By the Required Backstop Parties upon:

1.    The termination of the Restructuring Support Agreement in accordance with its terms other than due to a breach thereunder by Backstop Parties constituting the Required Backstop Parties;
2.    The occurrence of any Termination Event set forth in Section 12.01 of the Restructuring Support Agreement;
3.    The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Restructuring, the Equity Rights Offering, or any material aspect of the transactions contemplated by the Restructuring Support Agreement or this Term Sheet;
4.    Material breach of no-shop provisions by the Company;
5.    The Bankruptcy Court denies entry of the Backstop Commitment Agreement Order or approves the Final DIP Order or Final 9019 Order prior to approval of the Backstop Commitment Agreement

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Order (unless otherwise agreed or waived by the Required Backstop Parties);
6.    The Bankruptcy Court denies entry of the Backstop Commitment Agreement Order or an order to assume the Restructuring Support Agreement, or the Backstop Commitment Agreement Order or any order approving the Restructuring Support Agreement is reversed, stayed, dismissed or vacated (unless otherwise agreed or waived by the Required Backstop Parties);
7.    Provided that the Company has complied with the “no shop” provisions described above, the Company Board reasonably determining in good faith based upon the advice of counsel that failing to enter into an Alternative Restructuring Proposal would be inconsistent with the exercise of its fiduciary duties under Delaware law; or
8.    Material breaches of representations, warranties, covenants by the Company and failure to cure.

d. Automatically if the Plan Effective Date has not occurred by the Outside Date, unless the Outside Date is extended by the Required Backstop Parties.

Amendment / Waiver:
The BCA may only be amended (i) in writing signed by each Company Party and the Required Backstop Parties, or (ii) by email by both counsel to the Company Parties and counsel to the Ad Hoc Group representing that it is acting with the authority of the Required Backstop Parties; provided that each Backstop Party’s prior written consent shall be required for any amendment that would have the effect of:
●    modifying such Backstop Party’s Backstop Commitment Percentage;
●    increasing the purchase price to be paid in respect of the Backstop Shares;
●    changing the terms of or conditions to the payment of the Backstop Commitment Premium;
●    changing any of the termination rights applicable to the Backstop Parties; or
●    otherwise disproportionately and materially adversely affecting such Backstop Party.

Securities Law Matters:
The Company shall use commercially reasonable efforts to provide that the Rights Offering Shares, the Backstop Shares and the Backstop Commitment Premium are exempt from the registration requirements of the U.S. federal securities laws under Section 1145 of the Bankruptcy Code to the extent, if any, permitted thereby or otherwise pursuant to Section 4(a)(2) of the Securities Act or another exemption promulgated thereunder. Any of the Rights Offering Shares, Backstop Shares and the Backstop Commitment Premium will be “restricted securities” subject to certain transfer restrictions under the U.S. federal securities laws unless sold pursuant to an exemption or a registration statement.

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Specific Performance:
Each of the Company and the Backstop Parties agree that irreparable damage would occur if any provision of the BCA were not performed in accordance with the terms thereof and that each of the parties thereto shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of the BCA or to enforce specifically the performance of the terms and provisions thereof and hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in the BCA or herein, no right or remedy described or provided in the BCA or herein is intended to be exclusive or to preclude a party thereto from pursuing other rights and remedies to the extent available under such agreement, herein, at law or in equity.

Confidentiality:	Confidentiality arrangements to be reasonably agreed for purposes of receiving confidential information as Backstop Parties under the BCA.
Other Provisions:	Such other covenants and agreements, mutually and reasonably agreed by the Company and the Backstop Parties, as are customary for backstop commitment agreements.
Governing Law / Jurisdiction:	New York law and, to the extent applicable, the Bankruptcy Code; Bankruptcy Court exclusive jurisdiction and jury trial waiver to be included.
Tax Treatment:
The Backstop Commitment Premium and the Break Premium shall be treated as a “put premium” paid to the Backstop Parties, for all U.S. federal income tax purposes (and, to the extent applicable, for state, local and non-U.S. tax purposes).

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Exhibit A
Backstop Commitment Schedule
[*****]

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Annex E
[Reserved]

Annex F
Governance Term Sheet
[See Attached]

CALIFORNIA RESOURCES CORPORATION
GOVERNANCE TERM SHEET
This term sheet (this “Term Sheet”) describes certain corporate governance provisions to be in effect after the Restructuring of California Resources Corporation and the other Company Parties. Capitalized terms used in this Term Sheet but not defined herein shall have the meanings set forth in the RSA and the Restructuring Term Sheet, as applicable, of which this Term Sheet forms a part.

Reorganized Company	Reorganized CRC (the “Company”) will be a Delaware corporation.
Capital Stock
One class of voting common stock (the “New Common Stock”) and authorized but unissued “blank check” preferred stock, having such designations, preferences, limitations and relative rights, including preferences over the New Common Stock with respect to dividends and distributions, as the New Board may determine.

Board of Directors
The New Board to consist of nine directors initially composed of: (i) the chief executive officer of the Company; (ii) one director selected by Ares (not employed by or affiliated with Ares); (iii) one director selected by Fidelity (not employed by or affiliated with Fidelity); (iv) one director selected by GTAM (not employed by or affiliated with GTAM); and (v) the remaining directors selected by the Required Consenting Creditors. The Chairman shall (x) be an independent member of the New Board, (y) not be employed by or affiliated with Ares, Fidelity, GTAM or the Company and (z) shall be selected by the Required Consenting Creditors.
After the Plan Emergence Date, the members of the New Board will be elected by the holders of the New Common Stock annually pursuant to a plurality voting standard.

Board Committees
On the Plan Emergence Date, the New Board shall constitute any committees required by the New York Stock Exchange and such other committees as the New Board approves. The Audit Committee shall review and approve all related party transactions pursuant to a customary related party transactions policy.

Transfer Restrictions
The New Common Stock will be transferrable without Company consent, subject to compliance with applicable securities laws.
If requested by the Required Consenting Creditors before the Plan Effective Date, (a) the New Organizational Documents will include transfer restrictions designed to limit an “ownership change” for purposes of Section 382 of the U.S. Internal Revenue Code and/or (b) the Company will implement a stockholder rights plan designed for such purpose, in each case effective upon the Plan Effective Date.

Registration Rights
Each holder of at least 1% of the shares of New Common Stock outstanding on the Plan Effective Date to have customary registration rights for the New Common Stock to be provided for in a registration rights agreement (the “RRA”).

Listing	Prior to the Plan Effective Date, the Company shall cause the New Common Stock to be listed on the New York Stock Exchange on the Plan Effective Date.
SEC Filings
The RRA will provide that at any time the Company is not required to file public reports with the SEC, the Company shall continue to file such public reports on EDGAR as a voluntary filer, unless approved by the holders of a majority of the outstanding shares of New Common Stock.

DTC
The New Common Stock is to be DTC-eligible, other than any shares of New Common Stock required to bear a “restricted” legend under applicable securities laws (which shall be in DTC under a restricted CUSIP if feasible, otherwise in book entry form). The Company shall use commercially reasonable efforts to remove any such restricted legends when permitted under applicable securities laws, including obtaining any necessary legal opinions. The Company shall provide certificated shares upon reasonable request.

280G Gross-Ups	The Company will not be party to any 280G gross-up arrangements as of the Plan Effective Date.
Other Terms
Consistent with Section 3.02 of the RSA, all other corporate governance terms, the New Organizational Documents and the RRA shall be in form and substance reasonably satisfactory to the Required Consenting Creditors, the Required Consenting Parties, the Company Parties and the Required Backstop Parties. The New Organizational Documents shall also provide for the indemnification and exculpation of directors, officers and appropriate persons to the fullest extent permitted by applicable law.

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Annex G
Plan Releases and Exculpation
Releases by the Debtors
Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, effective on and after the Plan Effective Date, the Released Parties (defined below) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, finally, and forever been released and discharged by the Debtors, the Reorganized Debtors and their estates, including any successors to the Debtors or any estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other persons or entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all past or present Claims, Equity Interests, indebtedness and obligations, rights, suits, losses, damages, injuries, costs, expenses, causes of action, remedies, and liabilities whatsoever, including any derivative Claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, asserted or unasserted, suspected or unsuspected, accrued or unaccrued, fixed, contingent or noncontingent, pending or threatened, existing or hereafter arising, in law, equity, or otherwise, whether for tort, fraud, contract violations of federal or state laws or otherwise, those causes of action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint or several liability or otherwise that the Debtors, the Reorganized Debtors, their estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Equity Interest in, in a Debtor or other entity, or that any holder of any Claim against, or interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to any act, omission, transaction, event, or other occurrence taking place on or prior to the Plan Effective Date (collectively, “Debtor Released Claims”) based on or relating to, or in any manner arising from or in connection with, in whole or in part, the Debtors’ (including the capital structure, management, ownership, or operation thereof), the Debtors’ restructuring efforts, the Chapter 11 Cases, the Restructuring, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Equity Interests prior to or during the Chapter 11 Cases, the negotiation, formulation, or preparation of the Restructuring, the RSA, Plan, the Disclosure Statement, the Plan Supplement or any related agreements, instruments, or other documents, the pursuit of confirmation, any action or actions taken in furtherance of or consistent with the administration or implementation of the Plan or the distributions and related documents or other property under the Plan, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date arising from or relating to any of the foregoing other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a final order of a court of competent jurisdiction; provided, however, that the foregoing “Debtor Releases” shall not operate to waive, release or adversely impact any post-Plan Effective Date obligations of any party under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed or implemented in connection with or relating to the Plan, including the Exit Facilities Documents, or any claim or obligation arising under the Plan. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtors’ release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Releases; (c) in the best interests of the Debtors and their estates and all holders of Claims and interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ estates asserting any Claim or cause of action released pursuant to the Debtor Releases.
“Released Parties” means: (a) the Company and Reorganized CRC; (b) the RBL Agent and RBL Lenders; (c) the Senior DIP Agent, Junior DIP Agent and DIP lenders; (d) the First Lien Exit Facility lenders and agent; (e) the Second Lien Exit Lenders and agent (f) the Consenting Creditors; (g) Ares; (h) Elk Hills Power; (i) the Non-Defaulting Backstop Parties; and (j) each of the foregoing’s current and former Affiliates, and each such entity’s and its current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their current and former officers, members, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, investment advisors, advisory board members, financial advisors, partners (including both general and limited partners), attorneys, accountants, investment bankers, consultants, representatives and other professionals and any and all other persons or entities that may purport to assert any cause of action derivatively, by or through the foregoing entities; provided, however, that any holder of a Claim or Equity Interest that opts out of the releases contained in, or otherwise objects to such releases in, the Plan shall not be a Released Party.
Releases by Holders of Claims and Interests
Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the

Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, effective on and after the Plan Effective Date, each Releasing Party (defined below) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, finally, and forever released and discharged the Debtors and the other Released Parties, including any successors to the Debtors or any estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other persons or entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all past or present Claims, Equity Interests, indebtedness and obligations, rights, suits, losses, damages, injuries, costs, expenses, causes of action, remedies, and liabilities whatsoever, including any derivative Claims, asserted or assertable on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, matured or unmatured, asserted or unasserted, suspected or unsuspected, accrued or unaccrued, fixed, contingent or noncontingent, pending or threatened, existing or hereafter arising, in law, equity, or otherwise, whether for tort, fraud, contract violations of federal or state laws or otherwise, those causes of action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint or several liability or otherwise that such Releasing Party would have been legally entitled to assert (whether individually or collectively), based on or relating to any act, omission, transaction, event, or other occurrence taking place on or prior to the Plan Effective Date (collectively “Third-Party Released Claims”) based on or relating to, or in any manner arising from or in connection with, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the Debtors’ restructuring efforts, the Chapter 11 Cases, the Restructuring, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between any Debtor or any other Released Party, on the one hand, and any Releasing Party, on the other hand, the restructuring of Claims and Equity Interests prior to or during the Chapter 11 Cases, the negotiation, formulation, or preparation of the Restructuring, the RSA, the Plan, the Disclosure Statement, the Plan Supplement or any related agreements, instruments, or other documents, the pursuit of confirmation, any action or actions taken in furtherance of or consistent with the administration or implementation of the Plan or the distributions and related documents or other property under the Plan, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date arising from or relating to any of the foregoing other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a final order of a court of competent jurisdiction; provided, however, that the foregoing “Third-Party Releases” shall not operate to waive or release any post-Plan Effective Date obligations of any party under the Plan, the Confirmation Order, any Restructuring Transaction, and Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed or implemented in connection with or relating to the Plan, including the Exit Facilities Documents, or any claim or obligation arising under the Plan. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the

Third-Party Releases, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Releases are: (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Releases; (e) in the best interests of the Debtors and their estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or cause of action released pursuant to the Third-Party Releases.
“Releasing Parties” means: (a) any Released Party; (b) all holders of Claims or Equity Interests that are deemed to accept this Plan; (c) all holders of Claims or Equity Interests who either (i) vote to accept or (ii) receive or are deemed to receive a ballot but abstain from voting on this Plan; (d) all holders of Claims or Equity Interests entitled to vote who vote to reject this Plan that do not elect on their ballot to opt-out of the release granted pursuant to this Plan; (e) all other holders of Claims or Equity Interests to the extent permitted by law; and (f) each of the foregoing’s current and former Affiliates, and each such entity’s and its current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners (including both general and limited partners), attorneys, accountants, investment bankers, investment advisors, consultants, representatives and other professionals, each in their capacity as such.
Exculpation
Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party (defined below) shall have or incur liability for, and each Exculpated Party shall be released and exculpated from, any Claims and causes of action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing or termination of the RSA and related prepetition transactions, the Disclosure Statement, the Plan, the DIP Facilities, the Plan Supplement, the Equity Rights Offering, or any Restructuring Transaction, contract, instrument release or other agreement or document (including any legal opinion requested by any entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), including any Definitive Documentation, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of confirmation, the administration and implementation of the Plan, including the issuance of or distribution of any securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the

Plan Effective Date, except for claims related to any act or omission that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct or gross negligence, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.
The Exculpated Parties have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
“Exculpated Parties” means: (a) the Company; (b) the RBL Agent and RBL Lenders; (c) the Senior DIP Agent, Junior DIP Agent and DIP lenders; (d) the First Lien Exit Facility lenders and agent; (e) the Second Lien Exit Lenders and agent; (f) the Consenting Creditors; (g) Ares; (h) Elk Hills Power; (i) the Non-Defaulting Backstop Parties; and (j) each of the foregoing’s current and former Affiliates, and each such entity’s and its current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their current and former officers, members, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, investment advisors, advisory board members, financial advisors, partners (including both general and limited partners), attorneys, accountants, investment bankers, consultants, representatives and other professionals.

Annex H
Interim DIP Order
[See Attached]

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

___________________________________________ In re CALIFORNIA RESOURCES CORPORATION, et al., Debtors. ___________________________________________	x : : : : : : : x	Chapter 11 Case No. (20-_____) (__) Jointly Administered
INTERIM ORDER (I) AUTHORIZING THE DEBTORS TO OBTAIN POSTPETITION FINANCING, (II) GRANTING LIENS AND SUPERPRIORITY ADMINISTRATIVE EXPENSE CLAIMS, (III) AUTHORIZING THE USE OF CASH COLLATERAL,
(IV) GRANTING ADEQUATE PROTECTION, (V) MODIFYING THE
AUTOMATIC STAY AND (VI) GRANTING RELATED RELIEF
Upon the motion (the “Motion”),2 of the above-captioned debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (collectively, the “Chapter 11 Cases”), seeking entry of an interim order (together with all annexes, schedules and exhibits hereto, this “Interim Order”) and the Final Order (as defined below) pursuant to sections 105, 361, 362, 363(b), 363(c)(2), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), 364(e), 503, 506(c), and 507 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), and rules 2002, 4001, 6003, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy
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[1]
The Debtors in these chapter 11 cases and the last four digits of their U.S. taxpayer identification numbers are:  California Resources Corporation (0947); California Heavy Oil, Inc. (4630); California Resources Coles Levee, L.P. (2995); California Resources Coles Levee, LLC (2087); California Resources Elk Hills, LLC (7310); California Resources Long Beach, Inc. (6046); California Resources Mineral Holdings LLC (4443); California Resources Petroleum Corporation (9218); California Resources Production Corporation (5342); California Resources Production Mineral Holdings, LLC (9071); California Resources Real Estate Ventures, LLC (6931); California Resources Royalty Holdings, LLC (6393); California Resources Tidelands, Inc. (0192); California Resources Wilmington, LLC (0263); CRC Construction Services, LLC (7030); CRC Marketing, Inc. (0941); CRC Services, LLC (6989); Monument Production, Inc. (0782); Oso Verde Farms, LLC (7436); Socal Holding, LLC (3524); Southern San Joaquin Production, Inc. (4423); Thums Long Beach Company (1774); Tidelands Oil Production Company LLC (5764). The Debtors’ corporate headquarters is located at 27200 Tourney Road, Suite 200, Santa Clarita, CA 91355.

[2]	All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Motion.

Rules”) and Rules 2002-1, 4001-1(b), 4002-1(i) and 9013-1 of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Local Rules”) and the Procedures for Complex Chapter 11 Bankruptcy Cases (the “Complex Case Procedures”) promulgated by the United States Bankruptcy Court for the Southern District of Texas, providing, among other things:
(1)    authorizing the Debtors to obtain debtor-in-possession financing in the aggregate principal amount of up to $1,133,010,655.62, consisting of:
(A) a senior secured superpriority debtor-in-possession revolving credit facility (the “Senior DIP Facility”) in the aggregate principal amount of up to $483,010,655.62, consisting of (i) a $400,139,598.62 new money subfacility (the “Senior New Money Subfacility”), including $150,139,598.62 to deem the RBL Letters of Credit (as defined below) as being issued under the Senior New Money Subfacility and a sublimit of not more than $35,000,000 for additional letters of credit (together, the “DIP Letters of Credit”), and (ii) a $82,871,057.00 “roll-up” term loan subfacility (the “Senior Roll-Up Subfacility”) (all extensions of credit, including the issuance or deemed issuance of DIP Letters of Credit, under the Senior DIP Facility, the “Senior DIP Loans”) pursuant to the terms and conditions of this Interim Order and that certain Senior Secured Superpriority Debtor-In-Possession Credit Agreement substantially in the form attached hereto as Exhibit A (as amended, supplemented, restated, refunded, refinanced, replaced or otherwise modified from time to time in accordance with the terms thereof, the “Senior DIP Credit Agreement”, and together with all agreements, commitment and fee letters, documents, instruments and certificates executed, delivered or filed in connection therewith, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, collectively, the “Senior DIP Loan Documents”), by and among California Resources Corporation, as borrower (“CRC” or the “Senior DIP Borrower”), each of the other Debtors, as guarantors (the “Senior DIP Guarantors”), JPMorgan Chase Bank, N.A. (or any successor or assign), as administrative agent and collateral agent (in such capacities, the “Senior DIP Agent”), JPMorgan Chase Bank, N.A., Bank of America, N.A. and Citibank, N.A. in their capacity as the issuing banks for DIP Letters of Credit (the “Senior Issuing Banks”) and the financial institutions party thereto from time to time as lenders (the “Senior DIP Lenders”, and together with the Senior DIP Agent, the Senior Issuing Banks and each other Secured Party (as defined in the Senior DIP Credit Agreement), the “Senior DIP Secured Parties”); and
(B) a junior secured superpriority debtor-in-possession term loan facility (the “Junior DIP Facility”, together with the Senior DIP Facility, the “DIP Facilities”) in the aggregate principal amount of $650,000,000 (all extensions of credit under the Junior DIP Facility, the “Junior DIP Loans”, and together with the Senior DIP Loans, the “DIP Loans”) pursuant to the terms and conditions of this Interim Order and that certain Junior Secured

Superpriority Debtor-In-Possession Credit Agreement substantially in the form attached hereto as Exhibit B (as amended, supplemented, restated, refunded, refinanced, replaced or otherwise modified from time to time in accordance with the terms thereof, the “Junior DIP Credit Agreement”, and together with all agreements, commitment and fee letters, documents, instruments and certificates executed, delivered or filed in connection therewith, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, collectively, the “Junior DIP Loan Documents”; the Junior DIP Credit Agreement together with the Senior DIP Credit Agreement, the “DIP Credit Agreements”, and the Junior DIP Loan Documents together with the Senior DIP Loan Documents, the “DIP Loan Documents”), by and among CRC, as borrower (the “Junior DIP Borrower”, and together with the Senior DIP Borrower, the “DIP Borrowers”), each of the other Debtors, as guarantors (the “Junior DIP Guarantors”, and together with the Senior DIP Guarantors, the “DIP Guarantors”), Alter Domus Products Corp. (or any successor or assign), as administrative agent (in such capacity, the “Junior DIP Agent”, and together with the Senior DIP Agent, the “DIP Agents”), and the financial institutions party thereto from time to time as lenders (the “Junior DIP Lenders”, and together with the Junior DIP Agent, and each other Secured Party (as defined in the Junior DIP Credit Agreement), the “Junior DIP Secured Parties”; the Junior DIP Lenders together with the Senior DIP Lenders, the “DIP Lenders”, and the Junior DIP Secured Parties together with the Senior DIP Secured Parties, the “DIP Secured Parties”);
(2)    authorizing the Debtors to draw up to $266,139,598.62 of Senior DIP Loans under the Senior New Money Subfacility during the interim period pending entry of the Final Order to be used in accordance with this Interim Order and the Senior DIP Loan Documents, including to repay any reimbursement obligations in respect of drawn DIP Letters of Credit;
(3)    authorizing the Debtors to fully draw $82,871,057.00 of Senior DIP Loans under the Roll-Up Subfacility on the closing date of the Senior DIP Facility and to use the proceeds thereof to refund, refinance, replace and repay $82,871,057.00 of the RBL Loans (as defined below);
(4)    authorizing the Debtors to fully draw $650,000,000 of Junior DIP Loans under the Junior DIP Facility on the closing date of the Junior DIP Facility to repay $650,000,000 of the RBL Loans;
(5)    authorizing the Debtors to issue DIP Letters of Credit, including deeming all of the RBL Letters of Credit to be DIP Letters of Credit issued under the Senior New Money Subfacility;
(6)    authorizing the Debtors to execute and deliver to the DIP Secured Parties and perform under the DIP Credit Agreements and the other DIP Loan Documents and to perform such other and further acts as may be necessary or desirable in connection with the DIP Loan Documents;
(7)    authorizing and directing the Debtors to incur and pay all DIP Obligations (as defined below), subject to the terms of the respective DIP Loan Documents and this Interim Order;

(8)    granting each DIP Agent, for the benefit of itself and the other DIP Secured Parties for which it is the agent, and authorizing the Debtors to incur, valid, enforceable, non-avoidable, automatically and fully perfected priming liens on and security interests in all DIP Collateral (as defined below), including, without limitation, all Cash Collateral (as defined below), to secure the respective DIP Obligations, which liens and security interests shall be subject to the rankings and priorities set forth herein;
(9)    granting to the Senior DIP Secured Parties and Junior DIP Secured Parties allowed superpriority administrative expense claims against each of the Debtors, on a joint and several basis, in respect of all Senior DIP Obligations and Junior DIP Obligations (each as defined below), respectively, as set forth herein, which claims shall be subject to the ranking and priorities set forth herein;
(10)    authorizing the Debtors’ use of the proceeds of the DIP Facilities and Cash Collateral, in each case solely in accordance with the Approved Budget (as defined below and subject to Permitted Variances (as defined below)), and subject to the terms and conditions set forth in this Interim Order and the DIP Loan Documents;
(11)    providing adequate protection, as and to the extent set forth herein, to the Prepetition RBL Secured Parties, Prepetition FLMO Secured Parties, Prepetition FLLO Secured Parties and Prepetition Second Lien Secured Parties (each as defined below) for any Diminution in Value (as defined below) of their respective interests in the Prepetition Collateral (as defined below), including Cash Collateral;
(12)    subject to the limitations set forth herein, approving certain stipulations by the Debtors with respect to the Prepetition RBL Credit Agreement, the Prepetition RBL Obligations, the Prepetition Senior Liens, the Prepetition FLMO Term Credit Agreement, the Prepetition FLMO Obligations, the Prepetition FLLO Term Credit Agreement, the Prepetition FLLO Obligations, the Prepetition FLLO Liens, the Prepetition Second Lien Indenture, the Prepetition Second Lien Note Obligations, the Prepetition Second Liens and the Prepetition Collateral (each as defined below);
(13)    waiving the rights of the Debtors to surcharge the DIP Collateral or Prepetition Collateral pursuant to section 506(c) of the Bankruptcy Code, subject to the provisions in paragraph 31 below;
(14)    waiving the application of the “equities of the case” exception under section 552(b) of the Bankruptcy Code as to the Prepetition Secured Parties (as defined below) with respect to proceeds, product, offspring or profits of any of the Prepetition Collateral, subject to the provisions in paragraph 32 below;
(15)    waiving the equitable doctrine of “marshaling” and other similar doctrines as to the DIP Secured Parties and the Prepetition Secured Parties, subject to the provisions in paragraphs 33 and 34 below;

(16)    modifying or vacating the automatic stay imposed by section 362 of the Bankruptcy Code or otherwise to the extent necessary to implement and effectuate the terms and provisions of this Interim Order and the DIP Loan Documents, and waiving any applicable stay (including under Bankruptcy Rule 6004) with respect to the effectiveness and enforceability of this Interim Order, and providing for the immediate effectiveness of this Interim Order; and
(17)    scheduling a final hearing (the “Final Hearing”) to consider entry of a final order (the “Final Order”) authorizing the relief requested in the Motion on a final basis, and approving the form of notice with respect to the Final Hearing, which order shall be in form and substance and on terms satisfactory in all respects to each DIP Agent.
The Court (as defined below) having considered the Motion, the DIP Loan Documents on file with the Court, the Declaration of Todd A. Stevens in Support of the Debtors’ Chapter 11 Petitions and First Day Pleadings (the “Stevens First Day Declaration”) and the Declaration of Mark Rajcevich in Support of the Debtors’ Chapter 11 Petitions and First Day Pleadings (the “Rajcevich First Day Declaration” and together with the Stevens First Day Declaration, the “First Day Declarations”), the Declaration of Bruce Mendelsohn in support of the Motion (the “Mendelsohn Declaration”), the pleadings filed with the Court, and the evidence proffered or adduced at the interim hearing held on July 17, 2020 (the “Interim Hearing”); and notice of the Interim Hearing having been given in accordance with Bankruptcy Rules 4001 and 9014 and all applicable Bankruptcy Local Rules and Complex Case Procedures; and all objections, if any, to the interim relief requested in the Motion having been withdrawn, resolved or overruled by the Court; and it appearing to the Court that granting the interim relief requested in the Motion is necessary to avoid immediate and irreparable harm to the Debtors and their estates pending the Final Hearing, and otherwise is fair and reasonable and in the best interests of the Debtors, their estates and their creditors, represents a sound exercise of the Debtors’ business judgment and is necessary for the continued operation of the Debtors’ businesses; and upon the record of these Chapter 11 Cases; after due deliberation and consideration, and for good and sufficient cause appearing therefor:

IT IS HEREBY FOUND, DETERMINED, ORDERED AND ADJUDGED:3
A.    Petition Date. On July, 15, 2020 (the “Petition Date”), the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (this “Court”) commencing these Chapter 11 Cases.
B.    Debtors-in-Possession. The Debtors continue to manage and operate their businesses and properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in any of the Chapter 11 Cases.
C.    Committee Formation. As of the date hereof, the United States Trustee (the “U.S. Trustee”) has not appointed an official committee of unsecured creditors in these Chapter 11 Cases (the “Committee”).
D.    Jurisdiction and Venue. The Court has jurisdiction, pursuant to 28 U.S.C. § 1334, over these proceedings, and over the persons and property affected thereby. Consideration of the Motion constitutes a core proceeding under 28 U.S.C. § 157(b)(2). The statutory predicates for the relief set forth herein are sections 105, 361, 362, 363, 364 and 507 of the Bankruptcy Code and Rules 2002, 4001, 6004 and 9014 of the Bankruptcy Rules and Rules 2002-1, 4001-1(b), 4002-1(i) and 9013-1 of the Bankruptcy Local Rules. Venue for these Chapter 11 Cases and proceedings on the Motion is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.
E.    Debtors’ Stipulations. In requesting the DIP Facilities, and in exchange for and as a material inducement to the DIP Lenders for their commitments to provide the respective DIP Facilities, and in exchange for and in recognition of the priming of the Prepetition Senior Liens,
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[3]
Where appropriate in this Interim Order, findings of fact shall be construed as conclusions of law and vice versa pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.

the Prepetition FLLO Liens and the Prepetition Second Liens (each as defined below), subject to paragraph 29 hereof, the Debtors hereby admit, stipulate, acknowledge and agree that:
(i)    Prepetition RBL Facility. Pursuant to the Credit Agreement, dated as of September 24, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Prepetition RBL Credit Agreement”, and together with all other agreements, documents, instruments and certificates executed or delivered in connection therewith, including the Security Documents (as defined therein), collectively, the “Prepetition RBL Loan Documents”) by and among (a) CRC, as borrower (the “RBL Borrower”), (b) the guarantors party thereto (together with the RBL Borrower, the “Prepetition RBL Loan Parties”), (c) JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Prepetition RBL Agent”), (d) the lenders party thereto (the “Prepetition RBL Lenders”) and (e) the Letter of Credit Issuers party thereto (together with any other Secured Parties (as defined in the Prepetition RBL Credit Agreement), collectively, the “Prepetition RBL Secured Parties”), the Prepetition RBL Secured Parties provided revolving loans and other extensions of credit (the “RBL Loans”) to the RBL Borrower, and the Letter of Credit Issuers issued letters of credit (the “RBL Letters of Credit”) for the account of the RBL Borrower.
(ii)    Prepetition RBL Obligations. As of the Petition Date, without defense, counterclaim or offset of any kind, the Prepetition RBL Loan Parties were jointly and severally indebted to the Prepetition RBL Secured Parties in the aggregate principal amount of $732,871,057 on account of RBL Loans, plus $150,139,598.62 with respect to issued and outstanding RBL Letters of Credit, plus accrued but unpaid interest, fees and expenses plus any other amounts incurred or accrued but unpaid prior to the Petition Date in accordance with the Prepetition RBL Loan Documents, including, without limitation, principal, accrued and unpaid interest, premiums, any reimbursement obligations (contingent or otherwise), any fees, expenses and disbursements (including, without limitation, attorneys’ fees, financial advisors’ fees, related expenses and disbursements), indemnification obligations, any other charges, amounts and costs of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing or chargeable in respect thereof, in each case, to the extent provided in the Prepetition RBL Loan Documents (collectively, including any “Obligations” as provided solely in clause (a)(i) of the term “Obligations” in the Prepetition RBL Credit Agreement, the “Prepetition RBL Obligations”).
(iii)    Prepetition First Lien Mid-Out Term Facility. Pursuant to the Credit Agreement, dated as of November 17, 2017 (as amended, supplemented, restated or otherwise modified from time to time, the “Prepetition FLMO Term Credit Agreement”, and together with all other agreements, documents, instruments and certificates executed or delivered in connection therewith, including the Security Documents (as defined therein), collectively, the “Prepetition FLMO Term Loan Documents”) by and among (a) CRC, as borrower (the “FLMO Term Loan Borrower”), (b) the lenders party thereto (the “Prepetition FLMO Term Loan Lenders”, and together with any Secured Parties (as defined in the Prepetition FLMO Term Credit Agreement), collectively, the “Prepetition FLMO Secured Parties”) and (c) The Bank of New York Mellon Trust Company N.A. (“BNYM”), as administrative agent (in such capacity, the “Prepetition FLMO Term Loan Agent”), the Prepetition FLMO Term Loan Lenders provided term loans (the “Prepetition FLMO Term Loans”) and other financial accommodations to the FLMO Term Loan

Borrower, which were guaranteed by the guarantors party to the Guarantee, dated as of November 17, 2017 (together with the FLMO Term Loan Borrower, the “Prepetition FLMO Term Loan Parties”, and together with the Prepetition RBL Loan Parties, the “Prepetition Senior Loan Parties”).
(iv)    Prepetition First Lien Mid-Out Obligations. As of the Petition Date, without defense, counterclaim or offset of any kind, the Prepetition FLMO Term Loan Parties were jointly and severally indebted to the Prepetition FLMO Term Loan Lenders in the aggregate principal amount of $1,300,000,000, plus accrued but unpaid interest, fees and expenses, plus any other amounts incurred or accrued but unpaid prior to the Petition Date in accordance with the Prepetition FLMO Term Loan Documents, including, without limitation, principal, accrued and unpaid interest, premiums, any reimbursement obligations (contingent or otherwise), any fees, expenses and disbursements (including, without limitation, attorneys’ fees, financial advisors’ fees, related expenses and disbursements), indemnification obligations, any other charges, amounts and costs of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing or chargeable in respect thereof, in each case, to the extent provided in the Prepetition FLMO Term Loan Documents (collectively, including any Obligations (as defined in the Prepetition FLMO Term Credit Agreement), the “Prepetition FLMO Obligations”).
(v)    Prepetition Senior Liens and Prepetition Senior Collateral. Pursuant to (i) the Second Amended and Restated Security Agreement, dated as of November 17, 2017, (ii) the Amended and Restated Pledge Agreement, dated as November 17, 2017, and (iii) the other Security Documents (as defined in the Prepetition RBL Credit Agreement and the Prepetition FLMO Term Credit Agreement), in order to secure the Prepetition RBL Obligations and the Prepetition FLMO Obligations, the Prepetition Senior Loan Parties granted to BNYM, as collateral agent for each of the Prepetition RBL Secured Parties and Prepetition FLMO Secured Parties (in such capacity, the “Prepetition Senior Secured Collateral Agent”), for the benefit of itself and the Prepetition RBL Secured Parties and Prepetition FLMO Secured Parties, properly perfected and continuing first-priority liens, mortgages and security interests (such interests the “Prepetition Senior Liens”) in the Collateral (as defined in the Prepetition RBL Loan Documents and the Prepetition FLMO Term Loan Documents) (collectively, the “Prepetition Collateral”); provided, that the term Prepetition Collateral does not include any Collateral (as defined in the Prepetition RBL Loan Documents and the Prepetition FLMO Term Loan Documents) in which a lien, mortgage and security interest was not required to be (and was not as of the Petition Date) granted and perfected by the Prepetition RBL Loan Documents and the Prepetition FLMO Term Loan Documents, and which Collateral is not otherwise subject to a properly perfected lien, mortgage or security interest of the Prepetition Secured Parties.
(vi)    Collateral Agency Agreement. The relative rights and remedies of the Prepetition RBL Secured Parties and the Prepetition FLMO Secured Parties in respect of the Prepetition Collateral and the relative priority of their rights to the proceeds of the Prepetition Collateral are governed by that certain Collateral Agency Agreement, dated as of November 17, 2017, by and among the Prepetition RBL Agent, the Prepetition FLMO Term Loan Agent and the Prepetition Senior Secured Collateral Agent, and the grantors party thereto (as amended, supplemented or otherwise modified from time to time, the “Collateral Agency Agreement”).

Pursuant to the Collateral Agency Agreement, the Prepetition FLMO Term Loan Agent, on behalf of the Prepetition FLMO Secured Parties, agreed, among other things: (a) to subordinate the Prepetition FLMO Secured Parties’ rights in the Prepetition Collateral (and proceeds thereof) to those of the Prepetition RBL Secured Parties; (b) to be bound by the waterfall and turnover provisions contained therein; and (c) to (I) consent to, or not oppose, certain actions taken, or rights asserted, by the Prepetition RBL Secured Parties and (II) refrain from taking certain actions with respect to the Prepetition Collateral, including in connection with a bankruptcy proceeding.
(vii)    Prepetition First Lien Last-Out Term Facility. Pursuant to the Credit Agreement, dated as of August 12, 2016 (as amended, supplemented, restated or otherwise modified from time to time, the “Prepetition FLLO Term Credit Agreement”, and together with all other agreements, documents, instruments and certificates executed or delivered in connection therewith, including the Security Documents (as defined in the Prepetition FLLO Term Credit Agreement), collectively, the “Prepetition FLLO Term Loan Documents”) by and among (a) CRC, as borrower (the “FLLO Term Loan Borrower”), (b) the lenders party thereto (collectively, the “Prepetition FLLO Term Loan Lenders”, and together with the Secured Parties (as defined in the Prepetition FLLO Term Credit Agreement), the “Prepetition FLLO Secured Parties”, and together with the Prepetition RBL Secured Parties and the Prepetition FLMO Secured Parties, the “Prepetition Senior Secured Parties”) and (c) BNYM, as administrative agent and collateral agent (in such capacities, the “Prepetition FLLO Term Loan Agent”), the FLLO Term Loan Lenders provided term loans and other financial accommodations to the FLLO Term Loan Borrower, which were guaranteed by the guarantors party to the Guarantee, dated as of August 12, 2016 (together with the FLLO Term Loan Borrower, the “Prepetition FLLO Term Loan Parties”).
(viii)    Prepetition First Lien Last-Out Obligations. As of the Petition Date, without defense, counterclaim or offset of any kind, the Prepetition FLLO Term Loan Parties were jointly and severally indebted to the Prepetition FLLO Term Loan Lenders in the aggregate principal amount of $1,000,000,000, plus accrued but unpaid interest, plus any other amounts incurred or accrued but unpaid prior to the Petition Date in accordance with the FLLO Term Loan Documents, including, without limitation, principal, accrued and unpaid interest, premiums, any reimbursement obligations (contingent or otherwise), any fees, expenses and disbursements (including, without limitation, attorneys’ fees, financial advisors’ fees, related expenses and disbursements), indemnification obligations, any other charges, amounts and costs of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing or chargeable in respect thereof, in each case, to the extent provided in the Prepetition FLLO Term Loan Documents (collectively, including any Obligations (as defined in the Prepetition FLLO Term Credit Agreement), the “Prepetition FLLO Obligations”, and together with the Prepetition RBL Obligations and Prepetition FLMO Obligations, the “Prepetition Senior Obligations”).
(ix)    Prepetition FLLO Liens. To secure the Prepetition FLLO Obligations, the Prepetition FLLO Term Loan Parties granted to BNYM, as Prepetition FLLO Term Loan Agent, for the benefit of itself and the Prepetition FLLO Secured Parties, properly perfected and continuing first-priority “last-out” liens, mortgages and security interests (collectively, the “Prepetition FLLO Liens”) in the Prepetition Collateral. The Prepetition FLLO Liens are pari passu with the Prepetition Senior Liens, subject to the terms of the Pari Passu Intercreditor Agreement (as defined below).
(x)    Pari Passu Intercreditor Agreement. The Prepetition RBL Agent, Prepetition FLMO Term Loan Agent and Prepetition FLLO Term Loan Agent are party to the Pari Passu Intercreditor Agreement, dated as of August 15, 2016 (as amended, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”), which governs the relative rights and remedies of the Prepetition RBL Secured Parties and Prepetition FLMO Secured Parties, on the one hand, and the Prepetition FLLO Secured Parties, on the other hand, and the relative priority of their respective security interests in the Prepetition Collateral. Pursuant to the Pari Passu Intercreditor Agreement, the Prepetition FLLO Term Loan Agent, on behalf of the Prepetition FLLO Secured Parties, agreed, among other things: (a) to subordinate the Prepetition FLLO Secured Parties’ rights in the Prepetition Collateral (and proceeds thereof) to those of the Prepetition RBL Secured Parties and Prepetition FLMO Secured Parties; (b) to be bound by the waterfall and turnover provisions contained therein; and (c) to (I) consent to, or not oppose, certain actions taken, or rights asserted, by the Prepetition RBL Secured Parties and Prepetition FLMO Secured Parties and (II) refrain from taking certain actions with respect to the Prepetition Collateral, including in connection with a bankruptcy proceeding.
(xi)    Prepetition Second Lien Notes. CRC issued its 8.00% Senior Secured Second Lien Notes due 2022 (the “Prepetition Second Lien Notes”) pursuant to that certain Indenture, dated as of December 15, 2015 (as amended, supplemented, restated or otherwise modified from time to time, the “Prepetition Second Lien Indenture”, and together with all other agreements, documents, instruments and certificates executed or delivered in connection, collectively, the “Prepetition Second Lien Documents”, and together with the Prepetition RBL Loan Documents, the Prepetition FLMO Term Loan Documents and the Prepetition FLLO Term Loan Documents, the “Prepetition Debt Documents”), by and among (a) CRC, as issuer (the “Second Lien Issuer”), (b) the guarantors party thereto (together with the Second Lien Issuer, the “Prepetition Second Lien Note Parties”) and (c) BNYM, as trustee and collateral trustee (in such capacities, the “Prepetition Second Lien Collateral Trustee”) for the equal and ratable benefit of the holders of notes issued pursuant thereto (the “Prepetition Second Lien Noteholders”, and together with the Prepetition Second Lien Collateral Trustee, the “Prepetition Second Lien Secured Parties”, and together with the Prepetition Senior Secured Parties, the “Prepetition Secured Parties”).
(xii)    Prepetition Second Lien Note Obligations. As of the Petition Date, without defense, counterclaim or offset of any kind, the Prepetition Second Lien Note Parties were jointly and severally indebted to the Prepetition Second Lien Noteholders in the aggregate principal amount of $1,809,000,000, plus any other amounts incurred or accrued but unpaid prior to the Petition Date in accordance with the Prepetition Second Lien Documents, including, without limitation, principal, accrued and unpaid interest, premiums, any reimbursement obligations (contingent or otherwise), any fees, expenses and disbursements (including, without limitation, attorneys’ fees, financial advisors’ fees, related expenses and disbursements), indemnification obligations, any other charges, amounts and costs of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing or chargeable in respect thereof, in each case, to the extent provided in the Prepetition Second Lien Documents (collectively, including any Obligations (as defined in the Prepetition Second Lien Indenture), the “Prepetition Second Lien Note Obligations”, and together with the Prepetition RBL Obligations, the Prepetition FLMO Obligations and the Prepetition FLLO Obligations, the “Prepetition Obligations”).
(xiii)    Prepetition Second Lien Collateral. To secure the Prepetition Second Lien Note Obligations, the Second Lien Note Parties granted to the Prepetition Second Lien Collateral Trustee, for the benefit of itself and the Prepetition Second Lien Secured Parties, properly perfected and continuing junior-priority liens, mortgages and security interests (collectively, the “Prepetition Second Liens”, and together with the Prepetition Senior Liens and the Prepetition FLLO Liens, the “Prepetition Liens”) in the Prepetition Collateral.4
(xiv)    Second Lien Intercreditor Agreement. The Prepetition RBL Agent, the Prepetition FLMO Term Loan Agent, the Prepetition FLLO Term Loan Agent and the Prepetition Second Lien Collateral Trustee are party to that certain Intercreditor Agreement dated as of December 15, 2015 (as amended, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”, and together with the Pari Passu Intercreditor Agreement and Collateral Agency Agreement, the “Intercreditor Agreements”). Pursuant to the Second Lien Intercreditor Agreement, the Prepetition Second Lien Collateral Trustee, on behalf of the Prepetition Second Lien Secured Parties agreed, among other things: (a) that the Prepetition Senior Liens and the Prepetition FLLO Liens on the Prepetition Collateral are senior in all respects to the Prepetition Second Liens; (b) to be bound by the waterfall and turnover provisions contained therein; and (c) to (I) consent to, or not oppose, certain actions taken, or rights asserted, by the Prepetition RBL Secured Parties, the Prepetition FLMO Secured Parties, and the Prepetition FLLO Secured Parties, and (II) refrain from taking certain actions with respect to the Prepetition Collateral, including in connection with a bankruptcy proceeding.
(xv)    Validity and Enforceability of Prepetition RBL Obligations and Prepetition Senior Liens. (a) The Prepetition Senior Liens are valid, binding, enforceable, non-avoidable and properly perfected liens granted to, or for the benefit of, the Prepetition RBL Secured Parties for fair consideration and reasonably equivalent value, and were granted contemporaneously with, or covenanted to be provided as inducement for, the making of the loans and/or commitments and other financial accommodations secured thereby; (b) the Prepetition Senior Liens are senior in priority over any and all other liens on the Prepetition Collateral (other than (x) liens expressly permitted to be senior to all Prepetition Senior Liens under the Prepetition RBL Credit Agreement, solely to the extent such permitted liens were existing, valid, enforceable, properly perfected and non-avoidable as of the Petition Date or that are perfected subsequent thereto as permitted by section 546(b) of the Bankruptcy Code (the “Permitted Prior Liens”) and (y) the Prepetition FLLO Liens (which are pari passu with the Prepetition Senior Liens)); (c) the Prepetition RBL Obligations constitute legal, valid, binding and non-avoidable obligations of the Prepetition RBL
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For purposes of these stipulations, all references to Prepetition Collateral as to the Prepetition RBL Secured Parties, the Prepetition FLMO Secured Parties, the Prepetition FLLO Secured Parties and the Prepetition Second Lien Secured Parties excludes the “Excluded Property” as defined in each of the Prepetition RBL Credit Agreement, Prepetition FLMO Credit Agreement, Prepetition FLLO Credit Agreement and Prepetition Second Lien Indenture, respectively.

Loan Parties, enforceable in accordance with the terms of the Prepetition RBL Loan Documents; and (d) the Debtors and their estates hold no (and the Debtors hereby waive, discharge and release any) valid or enforceable Claims (as defined in the Bankruptcy Code), counterclaims, causes of action, defenses or setoff rights of any kind, and forever and the Debtors irrevocably waive, discharge and release any right they may have to (A) challenge the validity, enforceability, priority, security, perfection and non-avoidability of any of the Prepetition RBL Obligations, the Prepetition RBL Loan Documents or the Prepetition Senior Liens and (B) assert any and all Claims or causes of action, offsets, counterclaims, set off rights, objections, challenges, choses in action, liabilities, losses, damages, responsibilities, disputes, remedies, actions, suits, controversies, reimbursement obligations, costs, expenses, judgments or defenses against the Prepetition RBL Secured Parties and each of their respective former, current or future officers, directors, equityholders, members, partners, subsidiaries, affiliates, funds, managers, managing members, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents and other representatives, whether arising at law or in equity, including (without limitation) any claims arising from actions relating to any aspect of the relationship between the Prepetition RBL Secured Parties and the Debtors, including any recharacterization, subordination, avoidance or other claim arising under or pursuant to section 105 or chapter 5 of the Bankruptcy Code or under any other similar provisions of applicable state or federal law, in each case, arising out of, based upon or related to the Prepetition RBL Loan Documents, the Prepetition Senior Liens or the Prepetition RBL Obligations, the Debtors’ attempts to restructure the Prepetition RBL Obligations, any of the Debtors’ other long-term indebtedness, consenting to the terms of this Interim Order and the use of Cash Collateral hereunder, or any and all Claims and causes of action arising under the Bankruptcy Code as applicable.
(xvi)    Validity and Enforceability of Prepetition FLMO Obligations and Prepetition Senior Liens. (a) The Prepetition Senior Liens are valid, binding, enforceable, non-avoidable and properly perfected liens granted to, or for the benefit of, the Prepetition FLMO Secured Parties for fair consideration and reasonably equivalent value, and were granted contemporaneously with, or covenanted to be provided as inducement for, the making of the loans and/or commitments and other financial accommodations secured thereby; (b) the Prepetition Senior Liens are senior in priority over any and all other liens on the Prepetition Collateral (other than (x) Permitted Prior Liens and (y) the Prepetition FLLO Liens (which are pari passu with the Prepetition Senior Liens)); (c) the Prepetition FLMO Obligations constitute legal, valid, binding and non-avoidable obligations of the Prepetition FLMO Term Loan Parties, enforceable in accordance with the terms of the Prepetition FLMO Term Loan Documents; and (d) the Debtors and their estates hold no (and the Debtors hereby waive, discharge and release any) valid or enforceable Claims, counterclaims, causes of action, defenses or setoff rights of any kind, and forever and the Debtors irrevocably waive, discharge and release any right they may have to (A) challenge the validity, enforceability, priority, security, perfection and non-avoidability of any of the Prepetition FLMO Obligations, the Prepetition FLMO Term Loan Documents or the Prepetition Senior Liens and (B) assert any and all Claims, causes of action, offsets, counterclaims, set off rights, objections, challenges, choses in action, liabilities, losses, damages, responsibilities, disputes, remedies, actions, suits, controversies, reimbursement obligations, costs, expenses, judgments or defenses against the Prepetition FLMO Secured Parties, and each of their respective former, current or future officers, directors, equityholders, members, partners, subsidiaries, affiliates, funds, managers, managing members, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives, whether arising at law or in equity, including (without limitation) any claims arising from actions relating to any aspect of the relationship between the Prepetition FLMO Secured Parties and the Debtors, including any recharacterization, subordination, avoidance or other claim arising under or pursuant to section 105 or chapter 5 of the Bankruptcy Code or under any other similar provisions of applicable state or federal law, in each case, arising out of, based upon or related to the Prepetition FLMO Term Loan Documents, the Prepetition Senior Liens, the Prepetition FLMO Obligations, the Debtors’ attempts to restructure the Prepetition FLMO Obligations, any of the Debtors’ other long-term indebtedness, consenting to the terms of this Interim Order and the use of Cash Collateral hereunder, or any and all Claims and causes of action arising under the Bankruptcy Code as applicable.
(xvii)    Validity and Enforceability of Prepetition FLLO Liens and Prepetition FLLO Obligations. (a) The Prepetition FLLO Liens are valid, binding, enforceable, non-avoidable and properly perfected liens granted to, or for the benefit of, the Prepetition FLLO Secured Parties for fair consideration and reasonably equivalent value, and were granted contemporaneously with, or covenanted to be provided as inducement for, the making of the loans and/or commitments and other financial accommodations secured thereby; (b) the Prepetition FLLO Liens are pari passu with the Prepetition Senior Liens, subject to the Pari Passu Intercreditor Agreement, and senior in priority over any and all other liens on the Prepetition Collateral (other than any Permitted Prior Liens); (c) the Prepetition FLLO Obligations constitute legal, valid, binding and non-avoidable obligations of the Prepetition FLLO Term Loan Parties, enforceable in accordance with the terms of the Prepetition FLLO Term Loan Documents; and (d) the Debtors and their estates hold no (and the Debtors hereby waive, discharge and release any) valid or enforceable Claims, counterclaims, causes of action, defenses or setoff rights of any kind, and forever and the Debtors irrevocably waive, discharge and release any right they may have to (A) challenge the validity, enforceability, priority, security, perfection and non-avoidability of any of the Prepetition FLLO Obligations, the Prepetition FLLO Term Loan Documents or the Prepetition FLLO Liens, respectively, and (B) assert any and all Claims, causes of action, offsets, counterclaims, set off rights, objections, challenges, choses in action, liabilities, losses, damages, responsibilities, disputes, remedies, actions, suits, controversies, reimbursement obligations, costs, expenses, judgments or defenses against the Prepetition FLLO Secured Parties, and each of their respective former, current or future officers, directors, equityholders, members, partners, subsidiaries, affiliates, funds, managers, managing members, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives, whether arising at law or in equity, including (without limitation) any claims arising from actions relating to any aspect of the relationship between the Prepetition FLLO Secured Parties and the Debtors, including any recharacterization, subordination, avoidance or other claim arising under or pursuant to section 105 or chapter 5 of the Bankruptcy Code or under any other similar provisions of applicable state or federal law, in each case, arising out of, based upon or related to the Prepetition FLLO Term Loan Documents, the Prepetition FLLO Liens, the Prepetition FLLO Obligations, the Debtors’ attempts to restructure the Prepetition FLLO Obligations, any of the Debtors’ other long-term indebtedness, consenting to the terms of this Interim Order and the use of Cash Collateral hereunder, or any and all Claims and causes of action arising under the Bankruptcy Code as applicable.
(xviii)    Validity and Enforceability of Prepetition Second Liens and Prepetition Second Lien Note Obligations. The Debtors acknowledge and agree that, as of the Petition Date: (a) The Prepetition Second Liens are valid, binding, enforceable, non-avoidable and properly perfected liens that were granted to, or for the benefit of, the Prepetition Second Lien Secured Parties for fair consideration and reasonably equivalent value, and were granted contemporaneously with, or covenanted to be provided as inducement for, the making of the loans and/or commitments and other financial accommodations secured thereby; (b) the Prepetition Second Liens are junior in priority to the Permitted Prior Liens, the Prepetition Senior Liens and the Prepetition FLLO Liens, and are subject to the Second Lien Intercreditor Agreement; (c) the Prepetition Second Lien Note Obligations constitute legal, valid, binding and non-avoidable obligations of the Second Lien Note Parties, enforceable in accordance with the terms of the Prepetition Second Lien Documents; and (d) the Debtors and their estates hold no (and the Debtors hereby waive, discharge and release any) valid or enforceable Claims, counterclaims, causes of action, defenses or setoff rights of any kind, and forever and the Debtors irrevocably waive, discharge and release any right they may have to (A) challenge the validity, enforceability, priority, security, perfection and non-avoidability of any of the Prepetition Second Lien Note Obligations, the Prepetition Second Lien Documents or the Prepetition Second Liens, respectively, and (B) assert any and all Claims or causes of action, offsets, counterclaims, set off rights, objections, challenges, choses in action, liabilities, losses, damages, responsibilities, disputes, remedies, actions, suits, controversies, reimbursement obligations, costs, expenses, judgments or defenses against the Prepetition Second Lien Secured Parties, and each of their respective former, current or future officers, directors, equityholders, members, partners, subsidiaries, affiliates, funds, managers, managing members, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents and other representatives, whether arising at law or in equity, including (without limitation) any claims arising from actions relating to any aspect of the relationship between the Prepetition Second Lien Secured Parties and the Debtors, including any recharacterization, subordination, avoidance or other claim arising under or pursuant to section 105 or chapter 5 of the Bankruptcy Code or under any other similar provisions of applicable state or federal law, in each case, arising out of, based upon or related to the Prepetition Second Lien Documents, the Prepetition Second Liens or the Prepetition Second Lien Note Obligations, the Debtors’ attempts to restructure the Prepetition Second Lien Obligations, any of the Debtors’ other long-term indebtedness, consenting to the terms of this Interim Order and the use of Cash Collateral hereunder, or any and all Claims and causes of action arising under the Bankruptcy Code as applicable.
(xix)    Cash Collateral. All of the Debtors’ cash existing on the Petition Date, wherever located (including, without limitation, any cash in deposit accounts of the Debtors or otherwise) constitutes cash collateral of the Prepetition Secured Parties within the meaning of section 363(a) of the Bankruptcy Code to the extent that such cash constitutes Prepetition Collateral (subject in all respects to the Intercreditor Agreements) (the “Cash Collateral”).

(xx)    No Control. None of the Prepetition Secured Parties controls the Debtors or their properties or operations, has authority to determine the manner in which any of the Debtors’ operations are conducted, or is a control person or insider of the Debtors or any of their affiliates by virtue of the actions taken with respect to, in connection with, related to, or arising from this Interim Order, the DIP Facilities, the DIP Loan Documents or the Prepetition Debt Documents.
F.    Findings Regarding Postpetition Financing.
(i)    Request for Postpetition Financing. The Debtors seek authority to (a) enter into the DIP Facilities on the terms described herein and in the DIP Loan Documents and (b) use Cash Collateral on the terms described herein and in the DIP Loan Documents in order to administer the Chapter 11 Cases and fund their operations. At the Final Hearing, the Debtors will seek final approval of the DIP Loan Documents, the proposed postpetition financing arrangements, and use of Cash Collateral arrangements pursuant to the Final Order. Notice of the Final Hearing and Final Order will be provided in accordance with this Interim Order.
(ii)    Good Cause. Good cause has been shown for entry of this Interim Order.
(iii)    Priming of Prepetition Liens. The priming of the Prepetition Liens on the Prepetition Collateral under section 364(d)(1) of the Bankruptcy Code, as contemplated by this Interim Order and the DIP Facilities and as further described below, will enable the Debtors to obtain the DIP Facilities and to preserve and maximize the value of their estates to the benefit of their stakeholders. The Prepetition RBL Agent, on behalf of the Prepetition RBL Secured Parties, consents to the priming of the Prepetition Senior Liens as provided by and subject to the terms of this Interim Order and the DIP Loan Documents and does not object to the adequate protection as provided in and subject to the terms of this Interim Order; provided, that nothing in this Interim Order or the DIP Loan Documents shall (x) be construed as the affirmative consent by the Prepetition RBL Secured Parties for the use of Cash Collateral other than on the terms set forth in this Interim Order and the DIP Loan Documents, (y) be construed as a consent by the Prepetition RBL Secured Parties to the terms of any other financing, other than the DIP Facilities, or any other lien encumbering the Prepetition Collateral other than the DIP Liens (whether senior or junior) or (z) prejudice, limit or otherwise impair the rights of the Prepetition RBL Secured Parties (subject to the Intercreditor Agreements) to seek new, different or additional adequate protection, or to assert the interests of any of the Prepetition RBL Secured Parties. The Prepetition FLMO Term Loan Agent, on behalf of the Prepetition FLMO Secured Parties, has consented or (pursuant to the Collateral Agency Agreement) is deemed to consent to the priming of the Prepetition Senior Liens, the use of Cash Collateral and the adequate protection pursuant to the DIP Facilities as provided in this Interim Order on the date hereof and the DIP Loan Documents and does not object to the adequate protection as provided in and subject to the terms of this Interim Order; provided, that nothing in this Interim Order or the DIP Loan Documents shall (x) be construed as the affirmative consent by the Prepetition FLMO Secured Parties for the use of Cash Collateral other than on the terms set forth in this Interim Order and the DIP Loan Documents as in effect on the date hereof, (y) be construed as a consent by the Prepetition FLMO Secured Parties to the terms of any other financing, other than the DIP Facilities as in effect on the date hereof, or any other lien encumbering the Prepetition Collateral other than the DIP Liens (whether senior or junior) or (z) prejudice, limit or otherwise impair the rights of the Prepetition FLMO Secured Parties (subject to the Intercreditor Agreements) to seek new, different or additional adequate protection, or to assert the interests of any of the Prepetition FLMO Secured Parties. The Prepetition FLLO Term Loan Agent, on behalf of the Prepetition FLLO Secured Parties, has consented or (pursuant to the Pari Passu Intercreditor Agreement) is deemed to consent to the priming of the Prepetition FLLO Liens, the use of Cash Collateral and the adequate protection pursuant to the DIP Facilities as provided in this Interim Order on the date hereof and the DIP Loan Documents and does not object to the adequate protection as provided in and subject to the terms of this Interim Order; provided, that nothing in this Interim Order or the DIP Loan Documents shall (x) be construed as the affirmative consent by the Prepetition FLLO Secured Parties for the use of Cash Collateral other than on the terms set forth in this Interim Order and the DIP Loan Documents as in effect on the date hereof, (y) be construed as a consent by the Prepetition FLLO Secured Parties to the terms of any other financing, other than the DIP Facilities as in effect on the date hereof, or any other lien encumbering the Prepetition Collateral other than the DIP Liens (whether senior or junior) or (z) prejudice, limit or otherwise impair the rights of the Prepetition FLLO Secured Parties (subject to the Intercreditor Agreements) to seek new, different or additional adequate protection, or to assert the interests of any of the Prepetition FLLO Secured Parties. The Prepetition Second Lien Collateral Trustee, on behalf of the Prepetition Second Lien Secured Parties, has consented or (pursuant to the Second Lien Intercreditor Agreement) is deemed to consent to the priming of the Prepetition Second Liens, the use of Cash Collateral and the adequate protection provided in this Interim Order and the DIP Loan Documents and does not object to the adequate protection as provided in and subject to the terms of this Interim Order; provided, that nothing in this Interim Order or the DIP Loan Documents shall (x) be construed as the affirmative consent by the Prepetition Second Lien Secured Parties for the use of Cash Collateral other than on the terms set forth in this Interim Order and the DIP Loan Documents, (y) be construed as a consent by the Prepetition Second Lien Secured Parties to the terms of any other financing, other than the DIP Facilities, or any other lien encumbering the Prepetition Collateral other than the DIP Liens (whether senior or junior) or (z) prejudice, limit or otherwise impair the rights of the Prepetition Second Lien Secured Parties (subject to the Intercreditor Agreements) to seek new, different or additional adequate protection, or to assert the interests of any of the Prepetition Second Lien Secured Parties;.
(iv)    Immediate Need for Postpetition Financing and Use of Cash Collateral. The Debtors’ need to use Cash Collateral and to obtain credit pursuant to the Senior DIP Facility as provided for herein is immediate and necessary to avoid serious and irreparable harm to the Debtors, their estates, their creditors and other parties-in-interest, and to enable the Debtors to, among other things, fund the costs of these Chapter 11 Cases, make payroll and satisfy other working capital and general corporate purposes, administer and preserve the value of their estates. The Debtors’ need to obtain credit pursuant to the Junior DIP Facility to refinance the Prepetition RBL Obligations is a critical requirement to permit the Debtors to obtain financing under the Senior DIP Facility insofar as the Senior DIP Lenders have informed the Debtors that they will not make the Senior DIP Facility available without such refinancing. Repayment in full of the Prepetition RBL Obligations with the initial proceeds of the DIP Loans is appropriate because (i) the aggregate value of the Prepetition Collateral securing the Prepetition RBL Obligations exceeds the aggregate amount of the Prepetition RBL Obligations, (ii) the Prepetition RBL Lenders’ senior liens and over-secured claims effectively preclude a non-consensual priming debtor-in-possession or exit financing facility and will require the payment in full of the Prepetition RBL Obligations in connection with these Chapter 11 Cases, (iii) it is a condition to closing the Senior DIP Credit Agreement, which provides liquidity to fund these Chapter 11 Cases and working capital during these Chapter 11 Cases, that the initial proceeds of the DIP Loans be used to repay the Prepetition RBL Obligations so that the Debtors’ assets that secure the Prepetition RBL Obligations on a first lien basis will be available to secure on a priming lien basis the Senior DIP Obligations, and (iv)

the Restructuring Support Agreement5 among the Debtors and the Consenting Creditors (as defined therein) requires the Debtors to use the initial proceeds from the DIP Loans to repay Prepetition RBL Obligations and the failure to make such payment would give the Consenting Creditors the right to terminate the Restructuring Support Agreement. The ability of the Debtors to finance their operations, maintain business relationships with their vendors and suppliers, and pay their employees requires the availability of working capital from the Senior DIP Facility and the use of Cash Collateral. The Debtors’ inability to access the interim financing under the DIP Facilities and use Cash Collateral will immediately and irreparably harm the Debtors, their estates, their creditors, and the Debtors’ chances to successfully reorganize. The Debtors do not have sufficient available sources of unencumbered working capital and financing to operate their businesses or maintain their properties in the ordinary course of business without the DIP Facilities and authorized use of Cash Collateral. The terms of the DIP Facilities, the DIP Loan Documents and this Interim Order are fair and reasonable, reflect the Debtors’ exercise of sound business judgment and are supported by reasonably equivalent value.
(v)    No Credit Available on More Favorable Terms. The DIP Facilities are the best sources of debtor-in-possession financing available to the Debtors. Given their current financial condition, financing arrangements, and capital structure, the Debtors have been unable to obtain financing from sources other than the DIP Lenders on terms more favorable than those provided under the DIP Facilities and the DIP Loan Documents. The Debtors have been unable to obtain sufficient unsecured credit allowable as an administrative expense under section
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“Restructuring Support Agreement” refers to that certain Restructuring Support Agreement, dated as of July 15, 2020, by and among CRC and each of its affiliates party thereto, the Consenting 2016 Term Loan Lenders, the Consenting 2017 Term Loan Lenders, the Consenting Second Lien Noteholders, and Ares.

503(b)(1) of the Bankruptcy Code. The Debtors also have been unable to obtain sufficient credit (a) having priority over administrative expenses of the kind specified in sections 503(b), 507(a) and 507(b) of the Bankruptcy Code, (b) secured by a lien on property of the Debtors and their estates that is not otherwise subject to a lien, or (c) secured solely by a junior lien on property of the Debtors and their estates that is subject to a lien. Postpetition financing is not otherwise available without granting each DIP Agent, for the benefit of itself and the respective DIP Secured Parties: (1) the DIP Liens (as defined below) on all DIP Collateral, as set forth herein; (2) the Superpriority DIP Claims (as defined below); and (3) the refinancing of the Prepetition RBL Obligations as set forth herein and the other protections set forth in this Interim Order. After considering all alternatives, the Debtors have properly concluded, in the exercise of their sound business judgment, that the DIP Facilities represent the best financing available to them at this time, and is in the best interests of all of their stakeholders.
(vi)    Use of Proceeds of the DIP Facilities and Cash Collateral. As a condition to entry into the DIP Credit Agreements, the extension of credit under the DIP Facilities and the authorization to use Cash Collateral (including, without limitation, the proceeds of the DIP Facilities), the DIP Agents, the DIP Lenders, and the Prepetition Secured Parties require, and the Debtors have agreed, that Cash Collateral and the proceeds of the DIP Facilities shall be used only in a manner consistent with the terms and conditions of the DIP Loan Documents and this Interim Order (including to refund, refinance, replace and repay the RBL Loans and to reimburse any drawn amount of the DIP Letters of Credit), and solely in accordance with the Approved Budget (subject to Permitted Variances).
G.    Adequate Protection. The Prepetition Secured Parties have consented, or have been deemed to consent, as applicable, to the subordination of their respective liens to the DIP Liens nd the Carve Out, and the Prepetition Secured Parties have agreed, or have been deemed to agree, to permit the Debtors’ use of Prepetition Collateral (including Cash Collateral), in each case, in accordance with and subject to the terms hereof, the Approved Budget (subject to Permitted Variances) and the DIP Loan Documents. Subject to the Intercreditor Agreements, the Prepetition Secured Parties are entitled, pursuant to sections 361, 362, 363, 364 and 507 of the Bankruptcy Code, to adequate protection against the diminution in value of their respective interests in the Prepetition Collateral (including Cash Collateral) for any reason provided for and allowed by the Bankruptcy Code (collectively, the “Diminution in Value”), including, without limitation, any diminution resulting from the sale, lease or use by the Debtors of the Prepetition Collateral, the priming of the Prepetition Liens by the DIP Liens pursuant to the DIP Documents and this Interim Order, the payment of any amounts under the Carve Out or pursuant to this Interim Order, the Final Order or any other order of the Court or provision of the Bankruptcy Code or otherwise, and the imposition of the Automatic Stay.
H.    Sections 506(c), 552(b), and Waiver of Marshaling. As a material inducement to the DIP Lenders to agree to provide the DIP Facilities, and in light of (a) the DIP Secured Parties’ agreement to subordinate their liens and superpriority claims to the Carve Out to the extent set forth herein, and (b) the Prepetition Secured Parties’ agreement to (i) subordinate the Prepetition Liens and the Adequate Protection Liens (as defined below) to the DIP Liens, the Superpriority DIP Claims and the Carve Out (to the extent provided herein), and (ii) consent to the use of Cash Collateral in accordance with and subject to the Approved Budget (subject to Permitted Variances), the DIP Loan Documents and the terms of this Interim Order: (a) the DIP Agents, the DIP Lenders and the Prepetition Secured Parties are each entitled to receive a waiver of (x) the provisions of section 506(c) of the Bankruptcy Code and (y) application of the equitable doctrine of marshaling and other similar doctrines; and (b) the Prepetition Secured Parties are each entitled to receive a waiver of any “equities of the case” exceptions or claims under section 552(b) of the Bankruptcy Code, in each case, subject to the terms and conditions set forth in this Interim Order;
I.    Good Faith of the DIP Agents and the DIP Lenders.
(i)    Willingness to Provide Financing. The DIP Secured Parties have indicated a willingness to provide postpetition financing to the Debtors subject to, among other things: (a) the entry by the Court of this Interim Order and the Final Order; (b) approval by the Court of the terms and conditions of the DIP Facilities and the DIP Loan Documents; and (c) entry of findings by the Court that such financing is essential to the Debtors’ estates, that the DIP Agents and the DIP Secured Parties are extending postpetition credit to the Debtors pursuant to the DIP Loan Documents and this Interim Order in good faith, and that the DIP Agents’ and DIP Secured Parties’ claims, superpriority claims, security interests and liens and other protections granted pursuant to this Interim Order and the DIP Loan Documents will have the protections provided in section 364(e) of the Bankruptcy Code and will not be affected by any subsequent reversal, modification, vacatur, amendment, reargument or reconsideration of this Interim Order or any other order.
(ii)    Business Judgment and Good Faith Pursuant to Section 364(e). The terms and conditions of the DIP Facilities, including the extension of credit, the fees, and other amounts paid and to be paid thereunder, and the Cash Collateral arrangements described therein and herein: (a) are fair and reasonable; (b) are the best available to the Debtors under the circumstances; (c) reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties; and (d) are supported by reasonably equivalent value and fair consideration. The DIP Facilities and the use of Cash Collateral were negotiated in good faith and at arms’ length among the Debtors, the DIP Agents, the DIP Secured Parties and the applicable Prepetition Secured Parties. The credit to be extended under the DIP Facilities shall be deemed to have been so advanced, made, used and/or extended in good faith, and for valid business purposes and uses, within the meaning of section 364(e) of the Bankruptcy Code, and the DIP Agents and the DIP Secured Parties are therefore entitled to the protection and benefits of section 364(e) of the Bankruptcy Code and this Interim Order.
J.    Notice. Notice of the Interim Hearing and the emergency relief requested in the Motion has been provided by the Debtors, whether by email, facsimile, overnight courier or hand delivery, to certain parties-in-interest, including: (a) the U.S. Trustee; (b) the Debtors’ 30 largest unsecured creditors (on a consolidated basis), (c) those persons who have formally appeared in these chapter 11 cases and requested service pursuant to Bankruptcy Rule 2002; (d) the Securities and Exchange Commission; (e) the Internal Revenue Service; (f) all other applicable government agencies to the extent required by the Bankruptcy Rules or the Bankruptcy Local Rules; (g) counsel to the Senior DIP Agent; (h) counsel to the Junior DIP Agent; (i) counsel to the ad hoc group of Prepetition FLMO Secured Parties and Prepetition FLLO Secured Parties (which includes as members the Junior DIP Lenders) (the “Ad Hoc First Lien Group”); (j) counsel to the ad hoc group of Prepetition Second Lien Noteholders; (k) counsel to the Prepetition RBL Agent; (l) counsel to the Prepetition FLMO Term Loan Agent; (m) counsel to the Prepetition FLLO Term Loan Agent; (n) counsel to the Prepetition Second Lien Collateral Trustee; and (o) all other known parties with liens of record on assets of the Debtors as of the Petition Date (collectively, the “Notice Parties”). The Debtors have made reasonable efforts to afford the best notice possible under the circumstances and such notice is good and sufficient to permit the interim relief set forth in this Interim Order.

K.    Necessity of Immediate Entry. The Debtors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2). Absent entry of this Interim Order, the Debtors’ businesses, properties and estates will be immediately and irreparably harmed. The Court concludes that entry of this Interim Order is in the best interest of the Debtors’ estates and creditors.
NOW THEREFORE, based upon the foregoing findings and conclusions, the Motion, the First Day Declarations, the Mendelsohn Declaration and the record made before the Court with respect to the Motion at the Interim Hearing and otherwise, and after due consideration, and good and sufficient cause appearing therefor,
IT IS HEREBY ORDERED, THAT:
1.    Motion Approved. The Motion is hereby granted on an interim basis, on the terms and conditions set forth in this Interim Order and the DIP Loan Documents. All formal and informal objections to the interim relief sought in the Motion or to the entry of this Interim Order, to the extent not withdrawn or resolved, and all reservation of rights included therein, are hereby overruled.
2.    Authorization of the DIP Facilities.
(a)    Each DIP Facility is hereby approved. The Debtors are hereby expressly and immediately authorized and empowered (a) to establish the Senior DIP Facility and the Junior DIP Facility, (b) to execute, deliver and perform under the Senior DIP Loan Documents and the Junior DIP Loan Documents, and to borrow, incur, guarantee (as applicable), perform and pay the Senior DIP Obligations and the Junior DIP Obligations and create and grant the DIP Liens in the DIP Collateral in favor of the Senior DIP Agent for the benefit of the Senior DIP Secured Parties and in favor of the Junior DIP Agent for the benefit of the Junior DIP Secured Parties, in each case, in accordance with and subject to the terms of this Interim Order, the Approved Budget (subject to Permitted Variances) and the Senior DIP Loan Documents and Junior DIP Loan Documents, as applicable, (c) to execute, deliver and perform under any and all other instruments, certificates, agreements and documents which may be requested by either DIP Agent or the DIP Secured Parties, and (d) to take any and all other actions, which may be required, necessary or prudent for the performance by the applicable Debtors under the Senior DIP Facility, the Junior DIP Facility, the Senior DIP Loan Documents or the Junior DIP Loan Documents, the creation and perfection of the DIP Liens or to implement any of the transactions contemplated by the Senior DIP Loan Documents, the Junior DIP Loan Documents or this Interim Order. Without limiting the foregoing, the Debtors are hereby authorized and directed to pay, in accordance with this Interim Order (subject to paragraph 22(c) hereof), all Senior DIP Obligations and Junior DIP Obligations, which amounts are hereby approved, shall not be subject to further approval of this Court and shall be non-refundable and not subject to challenge in any respect. Upon execution and delivery, the Senior DIP Loan Documents and the Junior DIP Loan Documents shall represent valid and binding obligations of the Debtors, enforceable against each of the Debtors and their estates, and the Senior DIP Obligations and Junior DIP Obligations shall be due and payable, in each case, in accordance with the terms of this Interim Order (subject to paragraph 22(c) hereof) and the Senior DIP Loan Documents and Junior DIP Loan Documents, respectively.
(b)    For purposes hereof, the term “Senior DIP Obligations” means all “Obligations” (or any similar term that has a comparable meaning) as defined in the Senior DIP Credit Agreement, and shall include, without limitation, principal, interest, fees, costs, premiums, original issue discount, expenses, charges, prepayment premiums or similar amounts, any obligations in respect of indemnity claims, whether contingent or absolute, or any other amounts that are or may become due under the Senior DIP Loan Documents, including the Commitment Letter and the Fee Letter, in each case, whether or not such obligations arose before or after the Petition Date, as such amounts become earned, due and payable under the Senior DIP Loan Documents, without the need to obtain further Court approval. For purposes hereof, the term “Junior DIP Obligations” means all “Obligations” (or any similar term that has a comparable meaning) as defined in the Junior DIP Credit Agreement, and shall include, without limitation, principal, interest, fees, costs, premiums, original issue discount, expenses, charges, prepayment premiums or similar amounts, any obligations in respect of indemnity claims, whether contingent or absolute, or any other amounts that are or may become due under the Junior DIP Loan Documents whether or not such obligations arose before or after the Petition Date, as such amounts become earned, due and payable under the Junior DIP Loan Documents, without the need to obtain further Court approval. The rights and remedies, and priority of payments, as between the Senior DIP Obligations and the Junior DIP Obligations are set forth in this Interim Order, which provisions shall govern notwithstanding anything to the contrary in any Senior DIP Loan Documents or Junior DIP Loan Documents. For purposes hereof, the term “DIP Obligations” means the Senior DIP Obligations and the Junior DIP Obligations.
(c)    All outstanding RBL Letters of Credit are hereby deemed reissued as DIP Letters of Credit under the Senior DIP Facility.
3.    Authorization to Borrow. To prevent immediate and irreparable harm to the Debtors’ estates, the Debtors are hereby authorized to borrow the Senior DIP Loans from the Senior DIP Lenders under the Senior DIP Facility, issue DIP Letters of Credit (including by having all RBL Letters of Credit deemed issued as DIP Letters of Credit) and use Senior DIP Loans under the New Money Subfacility to pay any reimbursement obligations in respect of any drawn DIP

Letters of Credit (and the DIP Guarantors are hereby authorized to unconditionally guarantee, on a joint and several basis, the repayment of the Senior DIP Facility) up to an aggregate principal amount of $349,010,655.62, comprised of (a) 266,139,598.62 of Senior DIP Loans under the Senior New Money Subfacility, including (i) $150,139,598.62 to deem the RBL Letters of as being issued under the Senior New Money Subfacility, and (ii) an additional amount not to exceed $31,000,000 in the form of Letters of Credit to backstop surety bonds, and (b) the $82,871,057.00 Senior Roll-Up Subfacility, subject to the terms and conditions set forth in this Interim Order and the Senior DIP Loan Documents. Subject to and effective upon entry of the Final Order, the Debtors shall be authorized to borrow the full amount of the Senior DIP Loans from the Senior DIP Lenders under the Senior DIP Facility ($483,010,655.62). To prevent immediate and irreparable harm to the Debtors’ estates, the Debtors are also hereby authorized to borrow the full amount of the Junior DIP Loans ($650,000,000) from the Junior DIP Lenders under the Junior DIP Facility (and the DIP Guarantors are hereby authorized to unconditionally guarantee, on a joint and several basis, the repayment of the Junior DIP Facility), subject to the terms and conditions set forth in this Interim Order and the Junior DIP Loan Documents. The Debtors are authorized and directed to use the proceeds of the Senior Roll-Up Subfacility ($82,871,057.00) and the Junior DIP Facility on the closing date of the Senior DIP Facility and the Junior DIP Facility to repay the outstanding RBL Loans, which repayment shall be subject to paragraph 29 hereof. The Senior DIP Secured Parties and Junior DIP Secured Parties shall have no obligation to make any loan or advance under the respective DIP Loan Documents or, with respect to the Senior DIP Secured Parties, issue any DIP Letter of Credit unless all of the conditions precedent to the making of such extension of credit under the applicable DIP Loan Documents and this Interim Order have been satisfied in full or waived in accordance with such DIP Loan Documents.

4.    DIP Obligations. This Interim Order and the Senior DIP Loan Documents and the Junior DIP Loan Documents shall evidence the Senior DIP Obligations and Junior DIP Obligations respectively, which DIP Obligations shall, upon execution of the Senior DIP Loan Documents and Junior DIP Loan Documents, as applicable, be valid, binding and enforceable against the Debtors, their estates and any successors thereto, including, without limitation, any estate representative or trustee appointed in any of the Chapter 11 Cases, or any case under chapter 7 of the Bankruptcy Code upon the conversion of any of the Chapter 11 Cases, or in any other proceedings superseding or related to any of the foregoing, and/or upon the dismissal of any of the Chapter 11 Cases or any such successor cases (collectively, the “Successor Cases”), and their creditors and other parties-in-interest, in each case, in accordance with the terms of this Interim Order and the applicable DIP Loan Documents. All obligations incurred, payments made, and transfers or grants of security and liens set forth in this Interim Order and/or the DIP Loan Documents by any Debtor are granted to or for the benefit of the Debtors for fair consideration and reasonably equivalent value, and are granted contemporaneously with the making of the loans and/or commitments and other financial accommodations secured thereby. Subject to paragraph 29 hereof with respect to the repayment of the Prepetition RBL Obligations, no obligation, payment, transfer, or grant of security or lien hereunder and/or under any DIP Loan Documents (including any Senior DIP Obligation, Junior DIP Obligations or DIP Liens) shall be stayed, restrained, voidable, avoidable, or recoverable, under the Bankruptcy Code or under any applicable law (including, without limitation, under sections 502(d), 544 and 547 to 550 of the Bankruptcy Code or under any applicable state Uniform Voidable Transfer Act, Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, or similar statute or common law), or subject to any avoidance, reduction, setoff, recoupment, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counter-

claim, cross-claim, defense, or any other challenge under the Bankruptcy Code or any applicable law or regulation by any person or entity.
5.    DIP Liens.
(a)    As security for the Senior DIP Obligations, immediately upon entry of this Interim Order, and effective as of the Petition Date, the Senior DIP Agent, for the benefit of itself and each of the other Senior DIP Secured Parties, is hereby granted continuing, valid, binding, enforceable, non-avoidable and automatically and properly perfected security interests in and liens (collectively, the “Senior DIP Liens”) on all DIP Collateral as collateral security for the prompt and complete performance and payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Senior DIP Obligations. Subject in all respects to the priorities and relative rights set forth herein, as security for the Junior DIP Obligations, immediately upon entry of this Interim Order, and effective as of the Petition Date, the Junior DIP Agent, for the benefit of itself and each of the other Junior DIP Secured Parties, is hereby granted continuing, valid, binding, enforceable, non-avoidable and automatically and properly perfected security interests in and liens (collectively, the “Junior DIP Liens”, together with the Senior DIP Liens, the “DIP Liens”) on all DIP Collateral as collateral security for the prompt and complete performance and payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Junior DIP Obligations.
(b)    The term “DIP Collateral” means, without limitation, all assets and properties (whether tangible, intangible, real, personal or mixed) of the Debtors, whether now owned by or owing to, or hereafter acquired by, or arising in favor of, the Debtors (including under any trade names, styles, or derivations thereof), and whether owned or consigned by or to, or leased from or to, the Debtors, and regardless of where located, including, without limitation, all of the

Debtors’ rights, title and interest in: (i) all Prepetition Collateral (including any Cash Collateral); (ii) all cash and cash equivalents; (iii) all funds in any deposit account, securities account or other account of the Debtors and all money, cash, cash equivalents, instruments and other property deposited therein or credited thereto from time to time; (iv) all accounts and other receivables; (v) all contract rights; (vi) all instruments, documents and chattel paper; (vii) all securities (whether or not marketable); (viii) all goods, as-extracted collateral, furniture, equipment, inventory and fixtures; (ix) all real property interests; (x) all interests in leaseholds, (xi) all franchise rights; (xii) all patents, tradenames, trademarks (other than intent-to-use trademarks), copyrights, licenses and all other intellectual property; (xiii) all general intangibles, tax or other refunds, or insurance proceeds; (xiv) all equity interests, capital stock, limited liability company interests, partnership interests and financial assets; (xv) all investment property; (xvi) all supporting obligations; (xvii) all letters of credit issued to the Debtors and letter of credit rights; (xviii)  commercial tort claims, claims and causes of action and all substitutions; (xix) all books and records (including, without limitation, customers lists, credit files, computer programs, printouts and other computer materials and records); (xxi) to the extent not covered by the foregoing, all other assets or properties of the Debtors, whether tangible, intangible, real, personal or mixed; (xxii) all oil reserves; (xxiii) all proceeds and products of each of the foregoing clauses (i)-(xxii) and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, including any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Debtor from time to time with respect to any of the foregoing; and (xxiv) all proceeds or property recovered in connection with actions under chapter 5 of the Bankruptcy Code (“Avoidance Actions”), provided, that (x) the DIP Liens on proceeds and property recovered in connection with Avoidance Actions shall attach only upon entry of the Final Order and (y) the

DIP Collateral shall not include Excluded Property (as defined in the Senior DIP Credit Agreement).
(c)    To the fullest extent permitted by the Bankruptcy Code or applicable law, any provision of any lease, loan document, easement, use agreement, proffer, covenant, license, contract, organizational document, or other instrument or agreement that requires the consent or the payment of any fees or obligations to any governmental entity or non-governmental entity in order for the Debtors to pledge, grant, mortgage, sell, assign, or otherwise transfer any fee or leasehold interest or the proceeds thereof or other DIP Collateral, shall have no force or effect with respect to the grant, attachment or perfection of DIP Liens on such leasehold interests or other applicable DIP Collateral or the proceeds of any assignment and/or sale thereof by any Debtor in favor of the DIP Secured Parties in accordance with the terms of the applicable DIP Loan Documents and this Interim Order or in favor of the Prepetition Secured Parties in accordance with this Interim Order.
6.    Priority of Senior DIP Liens.
(a)    The Senior DIP Liens shall have the following priorities:
(i)    pursuant to section 364(c)(2) of the Bankruptcy Code, the Senior DIP Liens shall be valid, enforceable, non-avoidable and automatically and fully perfected first priority liens on and security interests in all DIP Collateral that is not otherwise subject to valid, perfected, non-avoidable and enforceable liens in existence on or as of the Petition Date or valid liens perfected (but not granted) after the Petition Date to the extent such post-petition perfection is permitted by section 546(b) of the Bankruptcy Code, subject only to the Carve Out, including without limitation, any and all unencumbered cash, hydrocarbons and other inventory generated or produced after the Petition Date, accounts receivable, inventory, general intangibles, contracts, securities, chattel paper, owned real estate, real property leaseholds, fixtures, machinery, equipment, vehicles, deposit accounts, patents, copyrights, trademarks, tradenames, rights under license agreements and other intellectual property, capital stock of the subsidiaries of the Debtors and the proceeds of all of the foregoing (collectively, such DIP Collateral, “Unencumbered Assets”);
(ii)    pursuant to section 364(c)(3) of the Bankruptcy Code, the Senior DIP Liens shall be valid, enforceable, non-avoidable and automatically and fully perfected junior liens on and security interests in all DIP Collateral other than Prepetition Collateral, that on or as of the Petition Date is subject to valid, perfected and unavoidable liens in existence immediately prior to the Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code, subject only to the Carve Out and such Permitted Prior Liens; and
(iii)    pursuant to section 364(d)(1) of the Bankruptcy Code, the Senior DIP Liens shall be valid, enforceable, non-avoidable automatically and fully perfected first priority senior priming liens on and security interests in all DIP Collateral that also constitutes Prepetition Collateral, wherever located, which senior priming liens and security interests in favor of the Senior DIP Agent shall prime and be senior to each of the Prepetition Liens, and shall be subject only to the Carve Out.
(b)    Except as expressly set forth herein, the Senior DIP Liens and the Senior Superpriority DIP Claims: (i) shall not be made subject to or pari passu with (A) any lien, security interest or claim heretofore or hereinafter granted in any of the Chapter 11 Cases or any Successor Cases and shall be valid and enforceable against the Debtors, their estates, any trustee or any other estate representative appointed or elected in the Chapter 11 Cases or any Successor Cases and/or upon the dismissal of any of the Chapter 11 Cases or any Successor Cases, (B) any lien that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or otherwise, and (C) any intercompany or affiliate lien or claim; and (ii) shall not be subject to sections 510, 549, 550 or 551 of the Bankruptcy Code or, subject to entry of the Final Order, section 506(c) of the Bankruptcy Code.
7.    Priority of Junior DIP Liens.
(a)    The Junior DIP Liens shall have the following priorities:
(i)    pursuant to section 364(c)(2) of the Bankruptcy Code, the Junior DIP Liens shall be valid, enforceable, non-avoidable and automatically and fully perfected second priority liens on and security interests in all Unencumbered Assets, subject only to the Carve Out, the Senior DIP Liens and RBL Adequate Protection Liens (as defined below);
(ii)    pursuant to section 364(c)(3) of the Bankruptcy Code, the Junior DIP Liens shall be valid, enforceable, non-avoidable and automatically and fully perfected junior liens on and security interests in all DIP Collateral other than Prepetition Collateral, that on or as of the Petition Date is subject to valid, perfected and unavoidable liens in existence immediately prior to the Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code, subject only to the Carve Out, such Permitted Prior Liens, the Senior DIP Liens and any RBL Adequate Protection Liens; and
(iii)    pursuant to section 364(d)(1) of the Bankruptcy Code, the Junior DIP Liens shall be valid, enforceable, non-avoidable automatically and fully perfected second priority senior priming liens on and security interests in all DIP Collateral that also constitutes Prepetition Collateral, wherever located, which senior priming liens and security interests in favor of the Junior DIP Agent shall prime and be senior to each of the Prepetition Liens (other than any liens securing the Prepetition RBL Obligations), and shall be subject only to the Carve Out, Permitted Prior Liens, the Senior DIP Liens and liens securing the Prepetition RBL Obligations.
(b)    Except as expressly set forth herein (including paragraph 22(c) hereof), the Junior DIP Liens and the Junior Superpriority DIP Claims: (i) shall not be made subject to or pari passu with (A) any lien, security interest or claim heretofore or hereinafter granted in any of the Chapter 11 Cases or any Successor Cases and shall be valid and enforceable against the Debtors, their estates, any trustee or any other estate representative appointed or elected in the Chapter 11 Cases or any Successor Cases and/or upon the dismissal of any of the Chapter 11 Cases or any Successor Cases, (B) any lien that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or otherwise, and (C) any intercompany or affiliate lien or claim; and (ii) shall not be subject to sections 510, 549, 550 or 551 of the Bankruptcy Code or, subject to entry of the Final Order, section 506(c) of the Bankruptcy Code.
8.    Superpriority DIP Claims.
(a)    Senior Superpriority Claims. Subject only to the Carve Out, immediately upon entry of this Interim Order, and effective as of the Petition Date, the Senior DIP Agent, for itself and for the benefit of the Senior DIP Lenders, is hereby granted, pursuant to section 364(c)(1) and 364(e) of the Bankruptcy Code, an allowed superpriority administrative expense claim in each of the Chapter 11 Cases or any Successor Cases (the “Senior Superpriority DIP Claims”), on account of the Senior DIP Obligations, (a) with priority over any and all administrative expense claims, unsecured claims and all other claims against the Debtors or their estates in any of the Chapter 11 Cases or any Successor Cases, at any time existing or arising, of any kind or nature whatsoever, including, without limitation, administrative expenses, unsecured claims, or other claims of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 364(c)(1),

365, 503(a), 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 546(c), 546(d), 726, 1113 and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy, or attachment, and (b) which shall at all times be senior to the rights of the Debtors or their estates, and any trustee appointed in the Chapter 11 Cases or any Successor Cases to the extent permitted by law. The Senior Superpriority DIP Claims shall, for purposes of section 1129(a)(9)(A) of the Bankruptcy Code, be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, shall be against each Debtor on a joint and several basis.
(b)    Junior Superpriority Claims. Subject only to the Carve Out, the Senior Superpriority Claims and the RBL Adequate Protection Claims, immediately upon entry of this Interim Order, and effective as of the Petition Date, the Junior DIP Agent, for itself and for the benefit of the Junior DIP Lenders, is hereby granted, pursuant to section 364(c)(1) and 364(e) of the Bankruptcy Code, an allowed superpriority administrative expense claim in each of the Chapter 11 Cases or any Successor Cases (the “Junior Superpriority DIP Claims”, and together with the Senior Superpriority DIP Claims, the “Superpriority DIP Claims”), on account of the Junior DIP Obligations, (a) with priority over any and all administrative expense claims, unsecured claims and all other claims against the Debtors or their estates in any of the Chapter 11 Cases or any Successor Cases, at any time existing or arising, of any kind or nature whatsoever, including, without limitation, administrative expenses, unsecured claims, or other claims of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 364(c)(1), 365, 503(a), 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 546(c), 546(d), 726, 1113 and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy, or attachment, and (b) which shall at all times be senior to the rights of the Debtors or their estates, and any trustee appointed in the Chapter 11 Cases or any Successor Cases to the extent permitted by law. The Junior Superpriority DIP Claims shall, for purposes of section 1129(a)(9)(A) of the Bankruptcy Code, be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, shall be against each Debtor on a joint and several basis.
9.    Use of DIP Facility Proceeds. From and after the Closing Date, the Debtors shall be permitted to use the proceeds of the DIP Facilities and Cash Collateral only for the following purposes, in each case, solely in accordance with and subject to this Interim Order, the DIP Loan Documents and the Approved Budget (subject to Permitted Variances): (a) to pay interest, fees, costs and expenses related to the DIP Loans; (ii) to pay the reasonable, documented and invoiced fees, costs and expenses of the estate professionals retained in the Chapter 11 Cases and approved by the Court (the “Estate Professionals”); (iii) to pay the fees, costs, disbursements and expenses of the DIP Secured Parties to the extent provided by the respective DIP Loan Documents; (iv) to make all permitted payments of costs of administration of the Chapter 11 Cases; (v) to pay such prepetition expenses as are consented to in writing by the Senior DIP Agent and the Majority Junior DIP Lenders (as defined below) and approved by the Court; (vi) to satisfy any adequate protection obligations owing under this Interim Order; (vii) to fully repay the Prepetition RBL Obligations; and (viii) for general corporate and working capital purposes of the Debtors during the Chapter 11 Cases.
10.    Authorization to Use Cash Collateral. The Debtors are authorized to use Cash Collateral in accordance with the Approved Budget (subject to Permitted Variances) and subject to the terms and conditions of the DIP Loan Documents and this Interim Order, provided that the Prepetition Secured Parties are granted the Adequate Protections as hereinafter set forth. Nothing in this Interim Order shall authorize the disposition of any assets of the Debtors or their estates outside the ordinary course of business, or any of the Debtors’ use of any Cash Collateral or other proceeds resulting therefrom, except as permitted under this Interim Order and the DIP Loan Documents and in accordance with the Approved Budget (subject to Permitted Variances). The Prepetition Liens in the Prepetition Collateral, subject to the Intercreditor Agreements, shall continue to attach to the Cash Collateral irrespective of the commingling of the Cash Collateral with other cash of the Debtors (if any). Any failure by the Debtors on or after the Petition Date to comply with the segregation requirements of section 363(c)(4) of the Bankruptcy Code in respect of any Cash Collateral shall not be used as a basis to challenge the Prepetition Obligations, or the extent, validity, enforceability or perfected status of the Prepetition Liens.
11.    Adequate Protection. In consideration for the Debtors’ use of the Prepetition Collateral (including Cash Collateral), and to protect the Prepetition Secured Parties against any Diminution in Value of their respective interests in the Prepetition Collateral, the Prepetition Secured Parties shall receive, subject to the Intercreditor Agreements, the following adequate protection:
(a)    RBL Adequate Protection Liens. Pursuant to sections 361, 363(e) and 364(d) of the Bankruptcy Code, the Prepetition Senior Secured Collateral Agent, for the benefit of the Prepetition RBL Secured Parties, immediately upon entry of this Interim Order and effective as of the Petition Date, is hereby granted continuing, valid, binding, enforceable and automatically perfected postpetition security interests and liens on all DIP Collateral (the “RBL Adequate Protection Liens”) (i) to the extent of any Diminution in Value and (ii) to the extent of any remaining unpaid portion of any Prepetition RBL Obligations (including any indemnity claims arising after the Petition Date and any Prepetition RBL Obligations subsequently reinstated after the repayment thereof because such payment (or any portion thereof) is required to be returned or repaid and the liens securing the Prepetition RBL Obligations shall not have been avoided), which security interests and liens will be junior only to the Senior DIP Liens, the Permitted Prior Liens and the Carve Out, and shall be senior in priority to all other liens, including the Junior DIP Liens, the FLMO Adequate Protection Liens (as defined below), the FLLO Adequate Protection Liens (as defined below), the Second Lien Adequate Protection Liens (as defined below) and the Prepetition Liens; provided, that the RBL Adequate Protection Liens, the rights and remedies with respect thereto and the right to receive DIP Collateral and proceeds therefrom shall be subject in all respects to the terms and conditions of the Collateral Agency Agreement, and, without limiting the foregoing or any other terms of the Collateral Agency Agreement, any DIP Collateral proceeds distributed on account of the RBL Adequate Protection Liens shall be made in accordance with the Allocation Provisions contained in Section 3.06 of the Collateral Agency Agreement. Except for with respect to the Senior DIP Liens, the Permitted Prior Liens and the Carve Out, the Senior Adequate Protection Liens shall not be made subject to or pari passu with any lien or security interest heretofore or hereinafter granted or created in any of the Chapter 11 Cases or any Successor Cases and shall be valid and enforceable against the Debtors, their estates and any successors thereto, including, without limitation, any trustee appointed in any of the Chapter 11 Cases or any Successor Cases until such time as the Prepetition RBL Obligations are discharged. The RBL Adequate Protection Liens shall not be subject to sections 549 or 550 of the Bankruptcy Code. No lien or interest avoided and preserved for the benefit of the estates pursuant to section 551 of the Bankruptcy Code shall be pari passu with or senior to the RBL Adequate Protection Liens.
(b)    RBL Adequate Protection Claim. Pursuant to section 507(b) of the Bankruptcy Code, the Prepetition RBL Secured Parties, immediately upon entry of this Interim

Order and effective as of the Petition Date, are hereby granted an allowed superpriority administrative expense claim (the “RBL Adequate Protection Claim”) to the extent of any Diminution in Value and to the extent any unpaid portion of any Prepetition RBL Obligations (including any indemnity claims arising after the Petition Date and any Prepetition RBL Obligations subsequently reinstated after the repayment thereof because such payment (or any portion thereof) is required to be returned or repaid and the liens securing the Prepetition RBL Obligations shall not have been avoided), which claim shall be junior to the Senior Superiority DIP Claims and the Carve Out, but shall be senior to and have priority over any other administrative expense claims, unsecured claims and all other claims against the Debtors or their estates in any of the Chapter 11 Cases or any Successor Cases, at any time existing or arising, of any kind or nature whatsoever, including, without limitation, administrative expenses or other claims of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113 and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment. The RBL Adequate Protection Claim shall, for purposes of section 1129(a)(9)(A) of the Bankruptcy Code, be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code and shall be against each Debtor on a joint and several basis. Except for the Senior Superiority DIP Claims and the Carve Out, the RBL Adequate Protection Claim shall not be made subject to or pari passu with any claim heretofore or hereinafter granted or created in any of the Chapter 11 Cases or any Successor Cases and shall be valid and enforceable against the Debtors, their estates and any successors thereto, including, without limitation, any trustee appointed in any of the

Chapter 11 Cases or any Successor Cases until such time as the Prepetition RBL Obligations are paid in full.
(c)    RBL Interest. As further adequate protection for the Prepetition RBL Secured Parties, the Debtors shall pay to the Prepetition RBL Agent for the ratable benefit of the Prepetition RBL Lenders, (i) no later than the earlier of (x) three (3) business days after entry of this Interim Order and (y) the closing date of the DIP Facilities, all accrued and unpaid interest, fees and costs due and payable under the Prepetition RBL Loan Documents as of such earlier date, in each case, calculated based on the applicable non-default rate set forth in the Prepetition RBL Credit Agreement; and (ii) to the extent any Prepetition RBL Obligations remain outstanding following the date described in the foregoing clause (i) (including any amount that is outstanding after any Prepetition RBL Obligations are reinstated), on the last business day of each calendar month beginning the last business day of July, all accrued and unpaid postpetition interest, fees and costs due and payable under the Prepetition RBL Loan Documents, in each case, calculated based on the ABR non-default rate as set forth in the Prepetition RBL Credit Agreement. All parties’ rights are reserved as to whether any interest paid pursuant to the foregoing clause (ii) shall be subject to recharacterization by the Court as payment of principal to the extent the Prepetition RBL Obligations are determined to be under-secured for purposes of section 506(b) of the Bankruptcy Code.
(d)    Prepetition Fees and Expenses. The Debtors shall pay all prepetition and postpetition reasonable and documented fees, costs and expenses incurred by (i) the Prepetition RBL Agent, including all reasonable and documented fees and expenses of Simpson Thacher & Bartlett LLP (“Simpson Thacher”), Norton Rose Fulbright US LLP (“Norton Rose Fulbright”), Opportune LLP (“Opportune”) and such other consultants or other professionals as may be retained by the Prepetition RBL Agent in accordance with the terms of the Prepetition RBL Credit Agreement, (collectively, the “RBL Agent Professionals”), (ii) one primary counsel and one local counsel retained by the Prepetition Senior Secured Collateral Agent, (iii) the Prepetition FLMO Term Loan Agent, including all reasonable and documented fees and expenses of Emmet, Marvin & Martin LLP (“Emmet Marvin”), (iv) the Prepetition FLLO Term Loan Agent, including all reasonable and documented fees and expenses of Emmet Marvin, (v) the Junior DIP Agent, including all documented fees and expenses of Ropes & Gray LLP (“Ropes”), (vi) the Ad Hoc First Lien Group (including all reasonable and documented fees and expenses of Davis Polk & Wardwell LLP (“Davis Polk”), Evercore Inc. (“Evercore”), Haynes and Boone, LLP (“Haynes and Boone”), Cox, Castle & Nicholson LLP (“Cox Castle”), Trimeric Corporation (“Trimeric”), Cornerstone Engineering, Inc. (“Cornerstone”), ERM Consulting and Engineering Inc. (“ERM”), and Rapp & Krock, PC (“Rapp & Krock,” collectively, the “Ad Hoc First Lien Group Professionals”)), and (vii) Ares, including all reasonable and documented fees and expenses of incurred by Ares in connection with the Debtors’ restructuring, including, but not limited to, Kirkland & Ellis LLP, Lazard, Ramboll Group A/S, E3 Consulting, Netherland, Sewell & Associates, Inc., Brownstein Hyatt Farber Schreck, LLP, Mayer Brown LLP, Capstone LLC, Lockston Companies, and Petru Corporation. The Debtors shall continue to pay any such fees, costs and expenses incurred by the Prepetition RBL Agent, including the reasonable and documented fees and expenses of the RBL Agent Professionals (including any such fees, costs and expenses incurred defending any Challenge) notwithstanding the repayment of the Prepetition RBL Obligations. The invoices for the reasonable and documented fees and expenses to be paid pursuant to this paragraph shall not be required to comply with the U.S. Trustee guidelines and shall not be required to contain time detail (and may contain redactions of privileged, confidential or otherwise sensitive information), and shall be provided to counsel to the Debtors, with a copy to the U.S. Trustee and counsel to any Committee appointed in the Chapter 11 Cases (collectively, the “Fee Notice Parties”). If no objection to payment of the requested fees and expenses are made, in writing and delivered to the applicable professionals and counsel to the Debtors (which delivery may be made via electronic mail) by any of the Fee Notice Parties within ten (10) calendar days after delivery of such invoices (the “Fee Objection Period”), then, without further order of, or application to, the Court or notice to any other party, such fees and expenses shall be promptly paid by the Debtors. If an objection (solely as to reasonableness) is made by any of the Fee Notice Parties within the Fee Objection Period to payment of the requested fees and expenses, then only the disputed portion of such fees and expenses shall not be paid until the objection is resolved by the applicable parties in good faith or by order of the Court, and the undisputed portion shall be promptly paid by the Debtors. Notwithstanding the foregoing, the Debtors are authorized and directed to pay on the Closing Date the reasonable and documented fees, costs and expenses of the RBL Agent Professionals and Ad Hoc First Lien Group Professionals incurred on or prior to such date without the need to provide notice to any other party or otherwise comply with the procedures set forth in this paragraph.
(e)    FLMO Adequate Protection Liens. To the extent of any Diminution in Value, pursuant to sections 361, 363(e) and 364(d) of the Bankruptcy Code, the Prepetition Senior Secured Collateral Agent, for the benefit of the Prepetition FLMO Secured Parties, immediately upon entry of this Interim Order and effective as of the Petition Date, is hereby granted continuing, valid, binding, enforceable and automatically perfected postpetition security interests and liens on all DIP Collateral (the “Prepetition FLMO Adequate Protection Liens”), which security interests and liens will be junior only to the DIP Liens, the Permitted Prior Liens, the RBL Adequate

Protection Liens and the Carve Out, and shall be senior in priority to all other liens, including the FLLO Adequate Protection Liens, the Second Lien Adequate Protection Liens) and the Prepetition Liens; provided, that the FLMO Adequate Protection Liens, the rights and remedies with respect thereto and the right to receive DIP Collateral and proceeds therefrom shall be subject in all respects to the terms and conditions of the Collateral Agency Agreement, and, without limiting the foregoing or any other terms of the Collateral Agency Agreement, any DIP Collateral proceeds distributed on account of the FLMO Adequate Protection Liens shall be made in accordance with the Allocation Provisions contained in Section 3.06 of the Collateral Agency Agreement. Except for with respect to the DIP Liens, the Permitted Prior Liens, the RBL Adequate Protection Liens and the Carve Out, the FLMO Adequate Protection Liens shall not be made subject to or pari passu with any lien or security interest heretofore or hereinafter granted or created in any of the Chapter 11 Cases or any Successor Cases and shall be valid and enforceable against the Debtors, their estates and any successors thereto, including, without limitation, any trustee appointed in any of the Chapter 11 Cases or any Successor Cases until such time as the Prepetition FLMO Obligations are paid in full. The FLMO Adequate Protection Liens shall not be subject to sections 549 or 550 of the Bankruptcy Code. No lien or interest avoided and preserved for the benefit of the estates pursuant to section 551 of the Bankruptcy Code shall be pari passu with or senior to the FLMO Adequate Protection Liens.
(f)    FLMO Adequate Protection Claim. To the extent of any Diminution in Value, pursuant to section 507(b) of the Bankruptcy Code, the Prepetition FLMO Secured Parties, immediately upon entry of this Interim Order and effective as of the Petition Date, are hereby granted an allowed superpriority administrative expense claim (the “FLMO Adequate Protection Claim”), which claim shall be junior to the Superpriority DIP Claims, the RBL Adequate

Protection Claim and the Carve Out, but shall be senior to and have priority over any other administrative expense claims, unsecured claims and all other claims against the Debtors or their estates in any of the Chapter 11 Cases or any Successor Cases, at any time existing or arising, of any kind or nature whatsoever, including, without limitation, administrative expenses or other claims of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113 and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment. The FLMO Adequate Protection Claim shall, for purposes of section 1129(a)(9)(A) of the Bankruptcy Code, be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, shall be against each Debtor on a joint and several basis, and shall be payable from and have recourse to all DIP Collateral. Except for the Superpriority DIP Claims, the RBL Adequate Protection Claim and the Carve Out, the FLMO Adequate Protection Claim shall not be made subject to or pari passu with any claim heretofore or hereinafter granted or created in any of the Chapter 11 Cases or any Successor Cases and shall be valid and enforceable against the Debtors, their estates and any successors thereto, including, without limitation, any trustee appointed in any of the Chapter 11 Cases or any Successor Cases until such time as the Prepetition FLMO Obligations are paid in full.
(g)    FLLO Adequate Protection Liens. To the extent of any Diminution in Value, pursuant to sections 361, 363(e) and 364(d) of the Bankruptcy Code, the Prepetition FLLO Term Loan Agent, for the benefit of itself and the other Prepetition FLLO Secured Parties, immediately upon the entry of this Interim Order and effective as of the Petition Date, is hereby granted continuing, valid, binding, enforceable and automatically perfected postpetition security interests and liens on all DIP Collateral (the “FLLO Adequate Protection Liens”), which security interests and liens will be junior only to the Carve Out, the DIP Liens, the Permitted Prior Liens, the RBL Adequate Protection Liens and the FLMO Adequate Protection Liens, and shall be senior in priority to all other liens, including the Second Lien Adequate Protection Liens and the Prepetition Liens; provided, that the RBL Adequate Protection Liens, the FLMO Adequate Protection Liens and the FLLO Adequate Protection Liens, the rights and remedies with respect thereto and the right to receive DIP Collateral or proceeds therefrom shall be subject in all respects to the terms and conditions of the Pari Passu Intercreditor Agreement, and, without limiting the foregoing or any other terms of the Pari Passu Intercreditor Agreement, any DIP Collateral proceeds distributed on account of the FLLO Adequate Protection Liens shall be made in accordance with the Allocation Provisions contained in Section 6.01 of the Pari Passu Intercreditor Agreement. Except for with respect to the Carve Out, the DIP Liens, the Permitted Prior Liens, the RBL Adequate Protection Liens, the FLMO Adequate Protection Liens and the FLLO Adequate Protection Liens shall not be made subject to or pari passu with any lien or security interest heretofore or hereinafter granted or created in any of the Chapter 11 Cases or any Successor Cases and shall be valid and enforceable against the Debtors, their estates and any successors thereto, including, without limitation, any trustee appointed in any of the Chapter 11 Cases or any Successor Cases until such time as the Prepetition FLLO Obligations are paid in full. The FLLO Adequate Protection Liens shall not be subject to sections 549 or 550 of the Bankruptcy Code. No lien or interest avoided and preserved for the benefit of the estates pursuant to section 551 of the Bankruptcy Code shall be pari passu with or senior to the FLLO Adequate Protection Liens.
(h)    FLLO Adequate Protection Claim. To the extent of any Diminution in Value, pursuant to section 507(b) of the Bankruptcy Code, the Prepetition FLLO Secured Parties,

immediately upon entry of this Interim Order and effective as of the Petition Date, are hereby granted an allowed superpriority administrative expense claim (the “FLLO Adequate Protection Claim”), which claim shall be junior to the Superpriority DIP Claims, the RBL Adequate Protection Claim, the FLMO Adequate Protection Claim and the Carve Out, but shall be senior to and have priority over any other administrative expense claims, unsecured claims and all other claims against the Debtors or their estates in any of the Chapter 11 Cases or any Successor Cases, at any time existing or arising, of any kind or nature whatsoever, including, without limitation, administrative expenses or other claims of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113 and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment. The FLLO Adequate Protection Claim shall, for purposes of section 1129(a)(9)(A) of the Bankruptcy Code, be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, shall be against each Debtor on a joint and several basis, and shall be payable from and have recourse to all DIP Collateral. Except for the Superpriority DIP Claims, the RBL Adequate Protection Claim, the FLMO Adequate Protection Claim and the Carve Out, the FLLO Adequate Protection Claim shall not be made subject to or pari passu with any claim heretofore or hereinafter granted or created in any of the Chapter 11 Cases or any Successor Cases and shall be valid and enforceable against the Debtors, their estates and any successors thereto, including, without limitation, any trustee appointed in any of the Chapter 11 Cases or any Successor Cases until such time as the Prepetition FLLO Obligations are paid in full.
(i)    Second Lien Adequate Protection Liens. To the extent of any Diminution in Value, pursuant to sections 361, 363(e) and 364(d) of the Bankruptcy Code, the Prepetition

Second Lien Collateral Trustee, for the benefit of itself and the other Prepetition Second Lien Secured Parties, immediately upon entry of this Interim Order and effective as of the Petition Date, is hereby granted continuing, valid, binding, enforceable and automatically perfected postpetition security interests and liens on all DIP Collateral (the “Second Lien Adequate Protection Liens”, and together with the RBL Adequate Protection Liens, the FLMO Adequate Protection Liens and the FLLO Adequate Protection Liens, the “Adequate Protection Liens”), which security interests and liens will be junior to the Carve Out, the DIP Liens, the Permitted Prior Liens, the RBL Adequate Protection Liens, the FLMO Adequate Protection Liens, the FLLO Adequate Protection Liens, the Prepetition Senior Liens and the Prepetition FLLO Liens, and shall be senior in priority to all other liens. Except with respect to the Carve Out, the DIP Liens, the Permitted Prior Liens, the RBL Adequate Protection Liens, the FLMO Adequate Protection Liens the FLLO Adequate Protection Liens, the Prepetition Senior Liens and the Prepetition FLLO Liens, the Second Lien Adequate Protection Liens shall not be made subject to or pari passu with any lien or security interest heretofore or hereinafter granted or created in any of the Chapter 11 Cases or any Successor Cases and shall be valid and enforceable against the Debtors, their estates and any successors thereto, including, without limitation, any trustee appointed in any of the Chapter 11 Cases or any Successor Cases until such time as the Prepetition Second Lien Note Obligations are paid in full. The Second Lien Adequate Protection Liens shall not be subject to sections 549 or 550 of the Bankruptcy Code. No lien or interest avoided and preserved for the benefit of the estates pursuant to section 551 of the Bankruptcy Code shall be pari passu with or senior to the Second Lien Adequate Protection Liens.
(j)    Second Lien Adequate Protection Claim. To the extent of any Diminution in Value, pursuant to section 507(b) of the Bankruptcy Code, the Prepetition Second Lien Secured

Parties, immediately upon entry of this Interim Order and effective as of the Petition Date, are hereby granted an allowed superpriority administrative expense claim (the “Second Lien Adequate Protection Claim”, and together with the RBL Adequate Protection Claim, the FLMO Adequate Protection Claim and the FLLO Adequate Protection Claim, the “Adequate Protection Claims”), which claim shall be junior to the Superpriority DIP Claims, the RBL Adequate Protection Claim, the FLMO Adequate Protection Claim, the FLLO Adequate Protection Claim and the Carve Out, but shall be senior to and have priority over any other administrative expense claims, unsecured claims and all other claims against the Debtors or their estates in any of the Chapter 11 Cases or any Successor Cases, at any time existing or arising, of any kind or nature whatsoever, including, without limitation, administrative expenses or other claims of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113 and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment. The Second Lien Adequate Protection Claim shall, for purposes of section 1129(a)(9)(A) of the Bankruptcy Code, be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, shall be against each Debtor on a joint and several basis, and shall be payable from and have recourse to all DIP Collateral. Except for the Superpriority DIP Claims, the RBL Adequate Protection Claim, the FLMO Adequate Protection Claim, the FLLO Adequate Protection Claim and the Carve Out, the Second Lien Adequate Protection Claim shall not be made subject to or pari passu with any claim heretofore or hereinafter granted or created in any of the Chapter 11 Cases or any Successor Cases and shall be valid and enforceable against the Debtors, their estates and any successors thereto, including, without limitation, any trustee appointed in any of the Chapter 11 Cases or any Successor Cases until such time as the Prepetition Second Lien Obligations are paid in full.
(k)    Additional Adequate Protection.
(i)    Information; Access to Books and Records. The Debtors will provide to the Prepetition RBL Agent (so long the Prepetition RBL Obligations have not been discharged), the Prepetition Senior Secured Collateral Agent, the Prepetition FLMO Term Loan Agent, the Prepetition FLLO Term Loan Agent and the Prepetition Second Lien Collateral Trustee (and subject to any restrictions on posting material non-public information to public lenders set forth in the Prepetition Debt Documents) any and all reports and information required to be delivered pursuant to the DIP Credit Agreement, including any Updated Budget and variance reports.
(ii)    Maintenance of Collateral. The Debtors shall continue to maintain and insure the Prepetition Collateral in amounts and for the risks, and by the entities, as required under the Prepetition RBL Documents (as long as the Prepetition RBL Obligations have not been discharged), the Prepetition FLMO Tem Loan Documents the Prepetition FLLO Term Loan Documents and the Prepetition Second Lien Documents.
(l)    Termination of Consent to Use Cash Collateral. Upon indefeasible payment in full of all DIP Obligations, the following events shall permit Majority Prepetition FMLO Secured Parties to immediately seek to terminate the Debtors’ right to use Cash Collateral pursuant to this Interim Order, and to immediately seek relief from the automatic stay to proceed to protect, enforce and exercise all other rights and remedies provided under the Prepetition FLMO Term Loan Documents or applicable law: (1) the Debtors fail to satisfy any Milestone in Section 10.15 of the Senior DIP Credit Agreement; (2) the Debtors fail to update the Approved Budget as contemplated by the Senior DIP Credit Agreement or to comply with the provisions relating to permitted variances from such Approved Budget; (3) the Debtors file, support, make a written proposal or counterproposal to any party relating to, or take any other similar action in furtherance of a chapter 11 plan, sale process or other restructuring transaction that (A) does not provide for the indefeasible payment on the effective date thereof of all claims on account of the Prepetition FLMO Obligations in full in cash or (B) is not approved by the Required FLMO Term Lenders (as defined below) (in each case, a “Non-Consensual Action”); or (4) the Debtors provide notice to counsel to the Ad Hoc First Lien Group of any such Non-Consensual Action (the “Non-Consensual Restructuring Notice”). The Debtors shall provide a Non-Consensual Restructuring Notice to counsel to the Ad Hoc First Lien Group not less than seven (7) days before taking any Non-Consensual Action provided, that the Debtors’ obligation to provide such notice will terminate in the event that either (x) the Restructuring Support Agreement has been terminated by the Debtors due to a material breach by the Required Consenting Creditors or (y) the Backstop Commitment Agreement has been terminated due to the Backstop Parties terminating their Backstop Commitments (each, as defined in the Restructuring Support Agreement).
(m)    Adequate Protection Reservation. The receipt by the Prepetition Secured Parties of the adequate protection provided pursuant to this Interim Order shall not be deemed an admission that the interests of the Prepetition Secured Parties are indeed adequately protected. Further, this Interim Order shall not prejudice or limit the rights of the Prepetition RBL Secured Parties (so long any Prepetition RBL Obligations are outstanding) or the other Prepetition Secured Parties (subject to the terms of the applicable Intercreditor Agreements) to seek additional relief with respect to the use of Cash Collateral or for additional adequate protection, including without limitation in the event of termination of the Restructuring Support Agreement or any failure of any of the milestones in the Restructuring Agreement to be timely achieved, provided that (a) any such additional or alternative adequate protection approved by the Court in respect of the Prepetition RBL Obligations shall at all times be subordinate and junior to the Carve Out, the Senior DIP Obligations and the Senior DIP Liens granted under this Interim Order and the DIP Loan Documents and (b) any such additional or alternative adequate protection approved by the Court in respect of the Prepetition FLMO Obligations, Prepetition FLLO Obligations and Prepetition Second Obligations shall at all times be subordinate and junior to the Carve Out, the Superpriority DIP Claims, the DIP Obligations and the DIP Liens granted under this Interim Order and the DIP Loan Documents. Without limiting the foregoing, nothing herein shall impair or modify the application of section 507(b) of the Bankruptcy Code in the event that the adequate protection provided hereunder is insufficient to compensate for any Diminution in Value during any of the Chapter 11 Cases.
12.    Amendments. (x) The Debtors, the Senior DIP Agent and the Senior DIP Secured Parties, are hereby authorized to enter into the Senior DIP Loan Documents and implement, in accordance with the terms of the Senior DIP Loan Documents one or more amendments, waivers, consents or other modifications to and under the Senior DIP Loan Documents, in each case in such form as the Debtors, the Senior DIP Agent and the Majority Lenders (as defined in the Senior DIP Credit Agreement) (the “Majority Senior DIP Lenders”) may agree, and no further approval of the Court shall be required for non-material amendments, waivers, consents or other modifications to and under the Senior DIP Loan Documents (and any reasonable fees and expenses paid in connection therewith); and (y) the Debtors, the Junior DIP Agent and the Junior DIP Secured Parties, are hereby authorized to enter into the Junior DIP Loan Documents and implement, in accordance with the terms of the Junior DIP Loan Documents one or more amendments, waivers, consents or other modifications to and under the Junior DIP Loan Documents, in each case in such form as the Debtors, the Junior DIP Agent and the Majority Lenders (as defined in the Junior DIP Credit Agreement) (the “Majority Junior DIP Lenders”) may agree, and no further approval of the Court shall be required for non-material amendments, waivers, consents or other modifications to and under the Junior DIP Loan Documents (and any reasonable fees and expenses paid in connection therewith); provided, however, that in the case of both of the foregoing clauses (x) and (y), the Debtors shall provide notice of any material amendment, waiver, consent or other modification under the Senior DIP Loan Documents or Junior DIP Loan Documents, as applicable, to counsel to any Committee, counsel to the applicable non-amending DIP Agent, counsel to the applicable non-amending DIP Secured Parties, and the United States Trustee three (3) calendar days prior to the effective date thereof to the extent practicable. If no objections are timely received (or if the U.S. Trustee, such DIP Agent, such DIP Secured Parties or the Committee indicate via electronic mail or otherwise that they have no objection) to a material amendment within three (3) calendar days from the date of delivery of such notice, the Debtors may proceed to execute such amendment, which shall become effective immediately upon execution.
13.    Budget Covenants.
(a)    Initial Budget and Updated Budget. The use of Cash Collateral and borrowings and other extensions of credit under the DIP Loan Documents shall be in accordance with the Approved Budget (subject to Permitted Variances). The Debtors have prepared and delivered to the Senior DIP Agent and Majority Junior DIP Lenders, and the Senior DIP Agent and Majority Junior DIP Lenders have approved, an initial budget, a copy of which is attached hereto as Exhibit C (the “Initial Budget”), which reflects the Debtors’ anticipated cash receipts and all anticipated necessary and required disbursements of the DIP Borrower and its restricted subsidiaries, including (i) individual line items for “Total Receipts,” “Total Operating Disbursements,” “Professional Fees,” “Operating AP Payments,” “Payroll/Payroll Taxes,” and “Elk Hills Power Capacity/Reimbursement” and (ii) anticipated uses of the DIP Facilities for such period, for each calendar week during the period from the Petition Date through and including the end of the thirteenth (13th) calendar week following the Petition Date. The Initial Budget, and each Updated Budget (as defined below), once approved in accordance herewith, shall be deemed the “Approved Budget” for all purposes hereof until superseded by another Approved Budget pursuant to the provisions set forth below.
(b)    Updated Budget. Beginning on July 28, 2020, and every four (4) weeks thereafter while any DIP Obligations are outstanding, the Debtors shall prepare in good faith and deliver to the DIP Agents, the DIP Agents’ professional advisors, and the professional advisors to the Majority Junior DIP Lenders an updated 13-week cash flow forecast consistent in form and substance with the Initial Budget and otherwise in form and substance acceptable to the Senior DIP Agent, the Majority Senior DIP Lenders, and reasonably acceptable to the Majority Junior DIP Lenders, as and to the extent required by the DIP Credit Agreements (each such updated forecast, an “Updated Budget”). Each Updated Budget shall be accompanied by such supporting documentation in accordance with the terms of the DIP Credit Agreements. For the avoidance of doubt, no amendment, modification or update to an Approved Budget shall be effective without the approval of the Senior DIP Agent, Majority Senior DIP Lenders and, so long as no Senior DIP Event of Default (as defined below) has occurred and is continuing, the Majority Junior DIP Lenders, and in accordance with the terms of the applicable DIP Credit Agreements.
(c)    Variance Reporting. The Debtors are subject to the variance reporting and testing as set forth in, and in accordance with the terms of, the DIP Credit Agreements.

Concurrently with the delivery of each Updated Budget, the Debtors shall deliver to the DIP Agents, the DIP Agents’ professional advisors, and the professional advisors to the Majority Junior DIP Lenders the weekly cash balance reporting and variance reporting required under the DIP Credit Agreements. Variances in excess of the Permitted Variance (as defined in each DIP Credit Agreement) from the Approved Budget, and any proposed changes to the Approved Budget, shall be subject to written agreement by the Debtors and the Senior DIP Agent and, so long as no Senior DIP Event of Default has occurred and is continuing, the Majority Junior DIP Lenders, in each case without further notice, motion or application to, order of, or hearing before, the Court.
14.    Modification of Automatic Stay. The automatic stay imposed by section 362(a) of the Bankruptcy Code is hereby modified as necessary to permit: (a) the Debtors to grant the DIP Liens and the Superpriority DIP Claims, and to perform such acts as the DIP Agents or the Majority Senior DIP Lenders or Majority Junior DIP Lenders may request to assure the perfection and priority of the DIP Liens; (b) the Debtors to take all appropriate action to grant the Adequate Protection Liens and the Adequate Protection Claims set forth herein, and to take all appropriate action to ensure that the Adequate Protection Liens granted hereunder are perfected and maintain the priority set forth herein; (c) the Debtors to incur all liabilities and obligations, including all the DIP Obligations, to the DIP Secured Parties and the Prepetition Secured Parties as contemplated under this Interim Order and/or the DIP Loan Documents; (d) the Debtors to pay all amounts referred to, required under, in accordance with, and subject to the DIP Loan Documents and this Interim Order; (e) the DIP Secured Parties and the Prepetition Secured Parties to retain and apply payments made in accordance with the DIP Loan Documents and/or this Interim Order; (f) subject to paragraph 22 hereof, the DIP Agents and the DIP Lenders to exercise, upon the occurrence and during the continuance of an Event of Default (as defined in the Senior DIP Credit Agreement) (a

“Senior DIP Event of Default”) or an Event of Default (as defined in the Junior DIP Credit Agreement) (a “Junior DIP Event of Default”), subject to the Remedies Notice Period (as defined below), all rights and remedies provided for in the DIP Loan Documents and take any or all actions provided therein; (g) the Debtors to perform under the DIP Loan Documents and any and all other instruments, certificates, agreements and documents which may be required, necessary or prudent for the performance by the applicable Debtors under the DIP Loan Documents and any transactions contemplated therein or in this Interim Order; and (h) the implementation of all of the terms, rights, benefits, privileges, remedies and provisions of this Interim Order and the DIP Loan Documents, in each case, without further notice, motion or application to, or order of, or hearing before, this Court, subject to the terms of this Interim Order.
15.    Perfection of DIP Liens and Postpetition Liens. This Interim Order shall be sufficient and conclusive evidence of the validity, perfection and priority of all security interests and liens granted herein, including, without limitation, the DIP Liens and the Adequate Protection Liens, without the necessity of executing, filing or recording any financing statement, mortgage, notice or other instrument or document that may otherwise be required under the law or regulation of any jurisdiction or the taking of any other action (including, for the avoidance of doubt, entering into any securities or deposit account control agreement or taking possession of any possessory collateral) to validate or perfect (in accordance with applicable law) such liens, or to entitle the Prepetition Secured Parties and the DIP Secured Parties to the priorities granted herein. Notwithstanding the foregoing, each of the Senior DIP Agent, Junior DIP Agent, the Prepetition RBL Agent, the Prepetition Senior Secured Collateral Agent, the Prepetition FLMO Term Loan Agent, the Prepetition FLLO Term Loan Agent and the Prepetition Second Lien Collateral Trustee, without any further consent of any party, is authorized to execute, file or record, and the Senior

DIP Agent, Junior DIP Agent, the Prepetition RBL Agent, the Prepetition Senior Secured Collateral Agent, the Prepetition FLMO Term Loan Agent, the Prepetition FLLO Term Loan Agent and the Prepetition Second Lien Collateral Trustee, as applicable, may require the execution, filing or recording, as each, in its sole discretion deems necessary, of such financing statements, mortgages, notices of lien, and other similar documents to enable the Senior DIP Agent, the Junior DIP Agent, the Prepetition RBL Agent, the Prepetition Senior Secured Collateral Agent, the Prepetition FLMO Term Loan Agent, the Prepetition FLLO Term Loan Agent and the Prepetition Second Lien Collateral Trustee, as applicable, to further validate, perfect, preserve and enforce the DIP Liens or other liens and security interests granted hereunder, or perfect in accordance with applicable law or to otherwise evidence the DIP Liens and/or the Adequate Protection Liens, as applicable, and all such financing statements, mortgages, notices, and other documents shall be deemed to have been executed, filed or recorded as of the Petition Date; provided, however, that no such execution, filing or recordation shall be necessary or required in order to create or perfect the DIP Liens and/or the Adequate Protection Liens. The Debtors are authorized and directed to execute and deliver promptly upon demand to the Senior DIP Agent, the Junior DIP Agent, the Prepetition RBL Agent, the Prepetition Senior Secured Collateral Agent, the Prepetition FLMO Term Loan Agent, the Prepetition FLLO Term Loan Agent and the Prepetition Second Lien Collateral Trustee, as applicable, all such financing statements, notices, and other documents as the Senior DIP Agent, the Junior DIP Agent, the Prepetition RBL Agent, the Prepetition Senior Secured Collateral Agent, the Prepetition FLMO Term Loan Agent, the Prepetition FLLO Term Loan Agent and the Prepetition Second Lien Collateral Trustee, as applicable, may reasonably request. The Senior DIP Agent, the Junior DIP Agent, the Prepetition RBL Agent, the Prepetition Senior Secured Collateral Agent, the Prepetition FLMO Term Loan

Agent, the Prepetition FLLO Term Loan Agent and the Prepetition Second Lien Collateral Trustee, each in its discretion, may file a photocopy of this Interim Order as a financing statement with any filing or recording office or with any registry of deeds or similar office, in addition to or in lieu of such financing statements, notices of lien, or similar instruments, and in such event, the filing or recording office shall be authorized to file or record such photocopy of this Interim Order.
16.    Protection of DIP Lenders’ Rights and Adequate Protection Liens. So long as there are any DIP Obligations outstanding, the Prepetition Secured Parties (other than the Prepetition RBL Secured Parties as set forth in paragraph 22(c) hereof) shall (a) absent the written consent of the DIP Agents, have no right to, and take no action to, foreclose upon or recover in connection with the liens granted thereto pursuant to the Prepetition Debt Documents or this Interim Order or otherwise seek or exercise any enforcement rights or remedies against any DIP Collateral or in connection with the debt and obligations underlying the Prepetition Debt Documents or the Adequate Protection Liens, including, without limitation, in respect of the occurrence or continuance of any Event of Default (as defined in each of the applicable Prepetition Debt Documents), (b) be deemed to have consented to any release of DIP Collateral authorized under the DIP Loan Documents (but not any proceeds of such transfer, disposition or sale to the extent remaining after payment in full in cash of the DIP Obligations), (c) not file any further financing statements, patent filings, trademark filings, copyright filings, mortgages, memoranda of lease, notices of lien or similar instruments, or otherwise take any action to perfect their security interests in the DIP Collateral unless, solely as to this clause (c), the DIP Agents file financing statements or other documents to perfect the liens granted pursuant to the DIP Loan Documents and/or this Interim Order, or as may be required by applicable state law to continue the perfection of valid and unavoidable liens or security interests as of the date of filing, and (d) deliver or cause to be delivered, at the Debtors’ costs and expense (for which the Prepetition RBL Agent, the Prepetition Senior Secured Collateral Agent, the Prepetition FLMO Term Loan Agent, the Prepetition FLLO Term Loan Agent and the Prepetition Second Lien Collateral Trustee shall be reimbursed upon submission to the Debtors of invoices or billing statements), any termination statements, releases and/or assignments (to the extent provided for herein) in favor of the DIP Agents and the DIP Lenders or other documents necessary to effectuate and/or evidence the release, termination and/or assignment of Adequate Protection Liens, the Prepetition Senior Liens, the Prepetition FLLO Liens or the Prepetition Second Liens on any portion of the DIP Collateral subject to any sale or disposition approved or arranged for by any DIP Agent.
17.    Protection of DIP Lenders Rights. To the extent any Prepetition Secured Party has possession of any Prepetition Collateral or DIP Collateral or has control with respect to any Prepetition Collateral or DIP Collateral, or has been noted as secured party on any certificate of title for a titled good constitution Prepetition Collateral or DIP Collateral, then such Prepetition Secured Party shall be deemed to maintain such possession or notation or exercise such control as a gratuitous bailee and/or gratuitous agent for perfection for the benefit of the Senior DIP Agent, the Senior DIP Secured Parties, the Junior DIP Agent and the Junior DIP Secured Parties, and such Prepetition Secured Party and the applicable Prepetition RBL Agent, Prepetition FLMO Term Loan Agent, Prepetition FLLO Term Loan Agent, or the Prepetition Second Lien Collateral Trustee shall comply with the instruction of the Senior DIP Agent, acting at the direction of the Majority Senior DIP Lenders, with respect to the exercise of such control. To the extent that the Senior DIP Agent or any other Senior DIP Secured Party has possession of any Prepetition Collateral or DIP Collateral or has control with respect to any Prepetition Collateral or DIP Collateral, or has been noted as secured party on any certificate of title for a titled good constituting

Prepetition Collateral or DIP Collateral, then such Senior DIP Secured Party shall be deemed to maintain such possession or notation or exercise such control as a gratuitous bailee and/or gratuitous agent for perfection for the benefit of the Junior DIP Agent and the Junior DIP Secured Parties, subject to the priorities set forth in paragraph 6 above and other terms of this Order; provided that following the Discharge of the Senior DIP Obligations, the Senior DIP Agent shall deliver Junior DIP Agent, at the Debtors’ sole cost and expense, the Prepetition Collateral or DIP Collateral in its possession together with any necessary endorsements to the extent required by the Junior DIP Documents.
18.    Proceeds of Subsequent Financing. Without limiting the provisions of the immediately preceding paragraph, if the Debtors, any trustee, any examiner with enlarged powers or any responsible officer subsequently appointed in any of the Chapter 11 Cases or any Successor Cases shall obtain credit or incur debt pursuant to sections 364(b), (c), or (d) of the Bankruptcy Code in violation of this Interim Order or the DIP Loan Documents at any time prior to the indefeasible payment in full in cash of all of the DIP Obligations, the satisfaction of the Superpriority DIP  Claims, and the termination of the DIP Agents’ and the DIP Lenders’ obligations to extend credit under the DIP Facilities and this Interim Order, including subsequent to the confirmation of any plan with respect to any or all of the Debtors and the Debtors’ estates, then unless otherwise agreed by the DIP Agents all of the cash proceeds derived from such credit or debt shall immediately be turned over first, to the Senior DIP Agent to be applied to the Senior DIP Obligations pursuant to the Senior DIP Credit Agreement until the Discharge of Senior DIP Obligations (as defined below) occurs and second (but subject to paragraph 22(c) hereof), to the Junior DIP Agent to be applied to the Junior DIP Obligations pursuant to the Junior DIP Credit Agreement.

19.    Maintenance of DIP Collateral. The Debtors shall continue to maintain all property, operational and other insurance as required and as specified in the DIP Loan Documents. The Debtors shall provide the DIP Agents and their respective counsel (for distribution to the DIP Secured Parties) with commercially reasonable evidence of such insurance upon a request to counsel for the Debtors. Upon entry of this Interim Order and to the fullest extent provided by applicable law, the DIP Agents (on behalf of the DIP Secured Parties) shall be, and shall be deemed to be, without any further action or notice, named as additional insureds and lender’s loss payees on each insurance policy maintained by the Debtors that in any way relates to the DIP Collateral. The Debtors shall also maintain the cash management system in effect as of the Petition Date, as modified by this Interim Order and any order of the Court authorizing the continued use of the cash management system.
20.    Disposition of DIP Collateral. The Debtors shall not sell, transfer, lease, encumber or otherwise dispose of any portion of the DIP Collateral (or enter into any binding agreement to do so) other than in the ordinary course of business without the prior written consent of the Majority Senior DIP Lenders or as otherwise provided for in the Senior DIP Loan Documents and, so long as no Senior DIP Event of Default has occurred and is continuing, the prior written consent of the Majority Junior DIP Lenders or as otherwise provided for in the Junior DIP Loan Documents.
21.    Termination Date. Each of the following shall constitute a termination event under this Interim Order (each a “Termination Event”, and the date upon which such Termination Event occurs, the “Termination Date”), unless waived in writing (delivery by email or other electronic means being sufficient) by both DIP Agents and the Majority Junior DIP Lenders: (a) the occurrence of the maturity date of either DIP Facility; (b) the date that is thirty-five (35) days after the Petition Date if the Final Order, in form and substance acceptable to each DIP Agent and the Majority Junior DIP Lenders, has not been entered by the Court; (c) the occurrence of a Senior DIP Event of Default; or (d) the occurrence of a Junior DIP Event of Default.
22.    Rights and Remedies Upon Termination Event.
(a)    Upon the occurrence and during the continuation of a Termination Event, either DIP Agent may (and any automatic stay otherwise applicable to the DIP Secured Parties, whether arising under sections 105 or 362 of the Bankruptcy Code or otherwise, but subject to the terms of this Interim Order (including this paragraph) is hereby modified, without further notice to, hearing of, or order from this Court, to the extent necessary to permit each DIP Agent to, upon delivery of written notice (a “Termination Notice”) (including by e-mail) to lead restructuring counsel to the Debtors, lead restructuring counsel to the other DIP Agent, lead restructuring counsel to the other applicable DIP Secured Parties, lead restructuring counsel to any Committee, lead restructuring counsel to the Prepetition RBL Agent, lead restructuring counsel to the Prepetition Senior Secured Collateral Agent, lead restructuring counsel to the Prepetition FLMO Term Loan Agent, lead restructuring counsel to the Prepetition FLLO Term Loan Agent, lead restructuring counsel to the Prepetition Second Lien Collateral Trustee and the U.S. Trustee, (the “Remedies Notice Parties”), unless the Court orders otherwise prior to five (5) business days after delivery of such Termination Notice (such five (5) business day period, the “Remedies Notice Period”): (a) immediately terminate and/or revoke the Debtors’ right under this Interim Order and any other Senior DIP Loan Documents or Junior DIP Loan Documents, as applicable, to use any Cash Collateral; (b) terminate the applicable DIP Facility and any applicable DIP Loan Document as to any future liability or obligation of the Senior DIP Secured Parties or Junior DIP Secured Parties, as applicable, but without affecting any of the DIP Obligations or the DIP Liens securing such DIP Obligations; (c) declare all Senior DIP Obligations or Junior DIP Obligations, as applicable, to be immediately due and payable; and (d) invoke the right to charge interest at the default rate under the Senior DIP Loan Documents or Junior DIP Loan Documents, as applicable. Upon delivery of such Termination Notice by either DIP Agent, without further notice or order of the Court, the DIP Secured Parties’ and the Prepetition Secured Parties’ consent to use Cash Collateral and the Debtors’ ability to incur additional DIP Obligations hereunder will, subject to the expiration of the Remedies Notice Period, automatically terminate and the DIP Secured Parties will have no obligation to provide any DIP Loans or other financial accommodations.
(b)    Following a Termination Event, but prior to exercising the remedies set forth in this sentence below, the Senior DIP Secured Parties shall be required to file a motion with the Court seeking emergency relief (the “Stay Relief Motion”) on five (5) business days’ notice to the Remedies Notice Parties (which shall run concurrently with the Remedies Notice Period) for a further order of the Court modifying the automatic stay in the Chapter 11 Cases to permit the Senior DIP Secured Parties (but not the Junior DIP Secured Parties) to: (a) freeze monies or balances in the Debtors’ accounts; (b) immediately set-off any and all amounts in accounts maintained by the Debtors with the Senior DIP Agent or the Senior DIP Secured Parties against the Senior DIP Obligations, (c) enforce any and all rights against the DIP Collateral, including, without limitation, foreclosure on all or any portion of the DIP Collateral, collection of accounts receivable, occupying the Debtors’ premises, sale or disposition of the DIP Collateral; and (d) take any other actions or exercise any other rights or remedies permitted under this Interim Order, the Senior DIP Loan Documents or applicable law. The rights and remedies of the Senior DIP Secured Parties specified herein are cumulative and not exclusive of any rights or remedies that the Senior DIP Secured Parties have under the Senior DIP Loan Documents or otherwise. If the

Senior DIP Secured Parties are permitted by the Court to take any enforcement action with respect to the DIP Collateral following the hearing on the Stay Relief Motion, the Debtors shall cooperate with the Senior DIP Secured Parties in their efforts to enforce their security interest in the DIP Collateral, and shall not take or direct any entity to take any action designed or intended to hinder or restrict in any respect such Senior DIP Secured Parties from enforcing their security interests in the DIP Collateral. Until the Discharge of Senior DIP Obligations, the Junior DIP Agent and Junior DIP Secured Parties shall not have the right to exercise or enforce any rights and remedies against the Debtors or the DIP Collateral (other than as set forth in paragraph 22(a) above). Following the Discharge of Senior DIP Obligations, the Junior DIP Agent on behalf of the Junior DIP Secured Parties may exercise the rights and remedies set forth in this paragraph 22(b).
(c)    Notwithstanding anything herein to the contrary in this Interim Order or any DIP Loan Document, until the Senior DIP Obligations are indefeasibly paid in full in cash (other than (i) secured hedge obligations that, at the time of such determination, are allowed by the person to whom such secured hedge obligations are owing to remain outstanding or are not required to be repaid or cash collateralized pursuant to the provisions of any document governing such secured hedge obligations or have been assigned or novated concurrently with such payment, (ii) secured cash management obligations and (iii) contingent indemnification obligations not then due and payable), the commitments to advance credit thereunder are terminated and all issued and undrawn DIP Letters of Credit are replaced or cash collateralized in accordance with the Senior DIP Credit Agreement (collectively, the “Discharge of Senior DIP Obligations”), the Junior DIP Agent and the Junior DIP Secured Parties shall not receive or retain any payments, distributions or other amounts on account of the Junior DIP Obligations (other than the agency fees, the upfront  fee) and expenses payable under the Junior DIP Loan Documents and this Interim Order, including professional fees and expenses), whether such payments, distributions or amounts are from proceeds of the DIP Collateral or refinancing of the Junior DIP Facility or from any other source (including debt or equity issued or distributed in connection with a plan of reorganization or any proceeds of such debt or equity) and whether such payments, distributions or amounts are distributed or made in connection with or pursuant to a plan of reorganization or liquidation, sale pursuant to section 363 of the Bankruptcy Code, foreclosure or otherwise. If the Junior DIP Agent or any Junior DIP Secured Parties receive any payments, distributions or other amounts in violation of this paragraph 22(c), then the Junior DIP Agent (to the extent the Junior DIP Agent has actual notice of such violation and has not distributed such amounts to the other Junior DIP Secured Parties) or such Junior DIP Secured Party, as applicable, shall hold such amounts in trust for the benefit of the Senior DIP Agent, the Senior DIP Secured Parties, the Prepetition RBL Agent and the Prepetition RBL Secured Parties and shall promptly turn over such amounts to the Senior DIP Agent. Notwithstanding the foregoing, so long as a Senior DIP Event of Default has not occurred and is continuing, the Junior DIP Secured Parties shall be entitled to receive interest at the contract rate as and when due and the upfront fee in connection with the closing of the Junior DIP Facility. For any Prepetition RBL Obligations that remain outstanding after the closing of the Junior DIP Facility, including any amount due and payable on account of indemnity claims that are Prepetition RBL Obligations and any Prepetition RBL Obligations that are subsequently reinstated after the repayment thereof because such payment (or any portion thereof) is required to be returned or repaid, the liens securing such Prepetition RBL Obligations shall be subordinate to the Senior DIP Liens and the Junior DIP Liens; provided that, any such Prepetition RBL Obligations shall be (i) deemed Senior DIP Obligations for all purposes of this paragraph 22 and (ii) subject to the Senior DIP Purchase Option (as defined below) (notwithstanding anything to the contrary in the Collateral Agency Agreement). The term “Discharge of Senior DIP Obligations” as used in this Interim Order shall be deemed to require the repayment of such Prepetition RBL Obligations in full in cash.
(d)    The payment in full of the Prepetition RBL Obligations on and at all times following the Closing Date with the proceeds of the DIP Facilities as set forth in the DIP Loan Documents  and this Interim Order shall constitute a “Discharge of Existing Senior Obligations” subject to, and as such term is defined in, the Collateral Agency Agreement for all purposes thereunder.
(e)    Senior DIP Purchase Option. At any time upon written notice to the Senior DIP Agent (the “Senior DIP Purchase Notice”), any group of Junior DIP Lenders holding a majority in principal amount of the Junior DIP Loans or any group of Prepetition FLMO Term Loan Lenders holding a majority in principal amount of the Prepetition FLMO Term Loans (any such group, the “Senior DIP Purchasers”) shall have the right, without the consent of the Debtors, to purchase from the Senior DIP Secured Parties all (but not less than all) Senior DIP Obligations (including, for the avoidance of doubt and notwithstanding anything to the contrary herein or in the Collateral Agency Agreement all Senior DIP Obligations that are refinanced, refunded, or replaced) (such right, the “Senior DIP Purchase Option”) for a purchase price in an amount equal to (i) the amount of Senior DIP Obligations outstanding (including principal, fees, reasonable attorneys’ fees and legal expenses (but excluding contingent indemnification obligations for which no claim or demand for payment has been made at or prior to such time, provided that “Senior DIP Obligations” shall include all contingent or actual rights and claims relating to, arising from, or in connection with the reservation of rights under paragraph 29, whether asserted as Senior DIP Obligations, Prepetition RBL Obligations, or otherwise, provided further that in the case of secured hedge obligations, the Senior DIP Purchasers shall cause the applicable agreements governing such hedge obligations to be assigned and novated or, if such agreements have been terminated, such purchase price shall include an amount equal to the sum of any unpaid amounts then due in respect of such hedge obligations, calculated using the market quotation method and after giving effect to any netting arrangements and (ii) a cash collateral deposit in such amount as the Senior DIP Agent determines is reasonably necessary to secure the payment of any outstanding letters of credit constituting Senior DIP Obligations that may be come due and payable after such sale (but in any event in an amount not to exceed 105% of the amount then reasonably estimated by the Senior DIP Agent to be the aggregate outstanding amount of such letters of credit at such time), which cash collateral shall be (A) held by the Senior DIP Agent as security solely to reimburse the issuers of letters of credit that become due and payable after such sale and any fees and expenses incurred in connection with such letters of credit and (B) returned to the Senior DIP Purchasers (except as otherwise be required by applicable law or any order of any court or other governmental authority) promptly after the expiration or termination from time to time of all payment contingencies affecting such letters of credit. The Senior DIP Purchasers shall have twenty (20) Business Days following delivery of the Senior DIP Purchase Notice to consummate the purchase of the Senior DIP Obligations contemplated by this paragraph 22(e) and the right to purchase the Senior DIP Obligations under this paragraph 22(e) shall terminate thereafter unless such twenty (20) Business Day period is extended by the Senior DIP Agent in its sole discretion, provided that if the Senior DIP Purchasers shall fail to consummate such purchase within such twenty (20) Business Day period, no Junior DIP Lenders or Prepetition FLMO Term Loan Lenders shall be permitted to exercise the Senior DIP Purchase Option until the date that is at least five (5) Business Days following the expiration of such twenty (20) Business Day period.

(f)    Junior DIP Purchase Option. Upon written notice to the Junior DIP Agent (the “Junior DIP Purchase Notice”) any group of Prepetition FLMO Term Loan Lenders holding a majority in aggregate principal amount of the Prepetition FLMO Term Loans (the “Junior DIP Purchasers”) shall have the right, without the consent of the Debtors, to purchase from the Junior DIP Secured Parties all (but not less than all) Junior DIP Obligations (including, for the avoidance of doubt and notwithstanding anything to the contrary herein all Junior DIP Obligations that are refinanced, refunded, or replaced (such right, the “Junior DIP Purchase Option”) for a purchase price in an amount equal to the amount of Junior DIP Obligations outstanding (including principal, fees, reasonable attorneys’ fees and legal expenses (but excluding contingent indemnification obligations for which no claim or demand for payment has been made at or prior to such time)). The Junior DIP Purchasers shall have twenty (20) Business Days following delivery of the Junior DIP Purchase Notice to consummate the purchase of the Junior DIP Obligations contemplated by this paragraph 22(f) and the right to purchase the Junior DIP Obligations under this paragraph 22(f) shall terminate thereafter unless such twenty (20) Business Day period is extended by the Majority Junior DIP Lenders in their sole discretion; provided that if the Junior DIP Purchasers shall fail to consummate such purchase within such twenty (20) Business Day period, no Prepetition FLMO Term Loan Lenders shall be permitted to exercise the Junior DIP Purchase Option until the date that is at least five (5) Business Days following the expiration of such twenty (20) Business Day period.
(g)    In connection with the Senior DIP Purchase Option and the Junior DIP Purchase Option, the Senior DIP Purchasers or the Junior DIP Purchasers, as applicable, shall deliver to the applicable DIP Agent any customary agreements, documents or instruments to which the applicable DIP Agent may reasonably request pursuant to which the Senior DIP Purchasers or the

Junior DIP Purchasers, as applicable, shall expressly assume and adopt all obligations of the applicable DIP Agent and DIP Secured Parties.
23.    Good Faith under Section 364(e) of the Bankruptcy Code; No Modification or Stay of this Interim Order. The DIP Secured Parties have acted in good faith in connection with the DIP Facilities, the DIP Loan Documents, the interim financing provided by the DIP Facilities, and with this Interim Order, and their reliance on this Interim Order is in good faith. Based on the findings set forth in this Interim Order and the record made during the Interim Hearing, and in accordance with section 364(e) of the Bankruptcy Code, in the event any or all of the provisions of this Interim Order are hereafter modified, reversed, amended or vacated by a subsequent order of the Court or any other court, the DIP Secured Parties and the Prepetition Secured Parties are entitled to the benefits and protections provided in section 364(e) of the Bankruptcy Code. Any such modification, reversal, amendment or vacatur shall not affect the validity and enforceability of any advances previously made or made hereunder, or lien, claim or priority authorized or created hereby. Any security interests, liens or claims granted to the DIP Secured Parties arising prior to the effective date of any such modification, reversal, amendment or vacatur of this Interim Order shall be governed in all respects by the original provisions of this Interim Order, including entitlement to all rights, remedies, privileges and benefits granted herein.
24.    DIP and Other Expenses. The Debtors are authorized and directed to pay, in cash and on a current basis, all reasonable and documented fees, costs, disbursements and expenses of the DIP Agents and the Ad Hoc First Lien Group incurred at any time, to the extent provided by the DIP Loan Documents and this Interim Order, whether or not the transactions contemplated hereby are consummated, including, without limitation, legal, accounting, collateral examination, monitoring and appraisal fees and expenses, agency fees, financial advisory fees and expenses, fees and expenses of other consultants and indemnification and reimbursement of fees and expenses (including, without limitation, the reasonable and documented prepetition and postpetition fees, costs and expenses of (A) Simpson Thacher and Norton Rose Fulbright; (B) Opportune; (C) Davis Polk, Haynes and Boone, Cox Castle, Trimeric, Cornerstone, ERM, and Rapp & Krock; (D) Evercore; (E) Ropes & Gray, and (F) any other necessary or appropriate counsel, advisors, professionals or consultants in connection with advising the DIP Agents or the Ad Hoc First Lien Group (collectively the “DIP Secured Party Advisors”)). The invoices for such fees and expenses shall not be required to comply with the U.S. Trustee guidelines, may be in summary form only (and may contain redactions of privileged, confidential or otherwise sensitive information), and shall not be subject to application or allowance by the Court. Such fees and expenses shall not be subject to any offset, defense, claim, counterclaim or diminution of any type, kind or nature whatsoever. The invoices for fees and expenses to be paid pursuant to this paragraph 24 shall be provided to the Fee Notice Parties. Within ten (10) calendar days after delivery of such invoices, the (“Fee Objection Period”), then, without further order of, or application to, the Court or notice to any other party, such fees and expenses shall be promptly paid by the Debtors. If an objection (solely as to reasonableness) is made by any of the Fee Notice Parties within the Fee Objection Period to payment of the requested fees and expenses, then only the disputed portion of such fees and expenses shall not be paid until the objection is resolved by the applicable parties in good faith or by order of the Court, and the undisputed portion shall be promptly paid by the Debtors. Notwithstanding the foregoing, the Debtors are authorized and directed to pay on the Closing Date the fees and expenses of the DIP Secured Party Advisors incurred on or prior to such date without the need to provide notice to any other party or otherwise comply with the procedures set forth in this paragraph 24.

25.    Indemnification. The Debtors are authorized to jointly and severally indemnify and hold harmless each of the DIP Agents (solely in their capacity as DIP Agents), each DIP Secured Party (solely in its capacity as a DIP Secured Party) and each other party entitled to an indemnity in accordance and subject to the terms and conditions set forth in the DIP Credit Agreements.
26.    Proofs of Claim. The DIP Secured Parties and each of the Prepetition Secured Parties shall not be required to file proofs of claim in any of the Chapter 11 Cases or any Successor Cases for any claim against the Debtors for payment of the Prepetition Obligations arising under the Prepetition Debt Documents. The statements of claims in respect of such indebtedness set forth in this Interim Order, together with any evidence accompanying this Motion and presented at the Interim Hearing, are deemed sufficient to and do constitute proofs of claim in respect of such debt and such secured status. However, in order to facilitate the processing of claims, to ease the burden upon the Court and to reduce any unnecessary expense to the Debtors’ estates, each of the Prepetition RBL Agent, Prepetition FLMO Term Loan Agent, Prepetition FLLO Term Loan Agent and Prepetition Second Lien Collateral Trustee is authorized to file in the Debtors’ lead chapter 11 case In re California Resources Corporation, Case No. __-____ (___), a master proof of claim on behalf of its respective Prepetition Secured Parties on account of any and all of their respective claims arising under the applicable Prepetition Debt Documents and hereunder (each, a “Master Proof of Claim”) against each of the Debtors. Upon the filing of any such Master Proof of Claim, the Prepetition RBL Agent, Prepetition FLMO Term Loan Agent, Prepetition FLLO Term Loan Agent or Prepetition Second Lien Collateral Trustee, as applicable, shall be deemed to have filed a proof of claim in the amount set forth opposite its name therein in respect of its claims of any type or nature whatsoever with respect to the applicable Prepetition Debt Documents, and the claim of each applicable Prepetition Secured Party (and each of its successors and assigns) named in a

Master Proof of Claim shall be treated as if such entity had filed a separate proof of claim in each of the Chapter 11 Cases. The Master Proofs of Claim shall not be required to identify whether any such party acquired its claim from another party and the identity of any such party or to be amended to reflect a change in the holders of the claims set forth therein or a reallocation among such holders of the claims asserted therein resulting from the transfer of all or any portion of such claims. The Master Proofs of Claim shall not be required to attach any instruments, agreements or other documents evidencing the obligations owing by each of the Debtors to the applicable Prepetition Secured Parties. Any proof of claim filed by the Prepetition RBL Agent, Prepetition FLMO Term Loan Agent, Prepetition FLLO Term Loan Agent or Prepetition Second Lien Collateral Trustee shall be deemed to be in addition to and not in lieu of any other proof of claim that may be filed by any of the Prepetition Secured Parties. Any order entered by the Court in relation to the establishment of a bar date in any of the Chapter 11 Cases or Successor Cases shall not apply to the DIP Secured Parties or Prepetition Secured Parties.
27.    Carve Out.
(a)    Carve Out. Subject to the terms and conditions set forth herein, the DIP Liens, Superpriority DIP Claims, Prepetition Liens, Adequate Protection Liens and Adequate Protection Claims shall be subject to the payment of the Carve Out. As used in this Interim Order, the “Carve Out” means, without duplication, the following expenses, subject, in each case, to application of any retainers that may be held by the applicable professionals as well as proceeds  from unencumbered assets then currently available: (I) the payment of unpaid fees, expenses and disbursements incurred after delivery of a Carve Out Trigger Notice (as defined below) in connection with the Chapter 11 Cases by professionals employed by the Debtors pursuant to sections 327, 328 or 363 of the Bankruptcy Code and by professionals employed by any Committee pursuant to sections 328 or 1103 of the Bankruptcy Code in the aggregate amount not in excess of $7 million for all such professionals (the “Case Professionals”) to the extent such fees, expenses and disbursements are allowed by the Court at any time, regardless of whether allowed by interim order, procedural order or otherwise, excluding for purposes of this clause (I) any success fee, completion fee, transaction fee or similar investment banking fee (the amounts described in this clause (I), the “Wind-Down Carve Out Amounts”); (II) all accrued and unpaid professional fees and disbursements incurred by Case Professionals on or prior to the delivery of a Carve Out Trigger Notice to the extent allowed by the Court at any time, regardless of whether allowed by interim order, procedural order or otherwise (the amounts described in this clause (II), collectively, the “Pre-Trigger Amount Professional Fees”); (III) all fees to be paid to the clerk of the Court and to the U.S. Trustee pursuant to 28 U.S.C. § 1930 and 31 U.S.C. § 3717 plus interest at the statutory rate; and (IV) all reasonable and documented fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code in aggregate amount not in excess of $100,000. As used in this Interim Order, the term “Carve Out Trigger Notice” means the delivery by the Senior DIP Agent of a written notice to the Debtors, the U.S. Trustee and counsel to any Committee following the occurrence and during the continuation of a Termination Event, expressly stating that the Wind-Down Carve Out Amounts are invoked. Upon the Debtors’ receipt of a Carve Out Trigger Notice, the Wind-Down Carve Out Amounts and the Pre-Trigger Amount Professional Fees (collectively, the “Carved-Out Professional Fees”) shall immediately be funded by the Debtors to an escrow account (the “Professional Fee Escrow”) with an escrow agent selected by the Debtors and approved by the Senior DIP Agent (which such approval shall not be unreasonably withheld, conditioned or delayed) pursuant to an escrow agreement reasonably acceptable to the Senior DIP Agent, from any and all available Cash Collateral or cash held by the Debtors and, if the then-

available cash and Cash Collateral is not sufficient to cover the Carved-Out Professional Fees, the first proceeds from the sale of the DIP Collateral until the Carved-Out Professional Fees are fully funded into the Professional Fee Escrow; provided, that the funding of the Pre-Trigger Amount Professional Fees into the Professional Fee Escrow shall be based on good faith estimates obtained by the applicable professionals. The Professional Fee Escrow shall be subject to a first-priority lien securing the Carved-Out Professional Fees, a second priority lien securing the Senior DIP Obligations, a third priority lien securing the Junior DIP Obligations and a fourth priority lien securing the Adequate Protection Claims. Notwithstanding anything to the contrary herein, upon the delivery of a Carve Out Trigger Notice, the Senior DIP Agent or the Junior DIP Agent shall be required to transfer cash that it sweeps, receives or forecloses upon at any time from and after the delivery of a Carve Out Trigger Notice into the Professional Fee Escrow until such time as the Carved-Out Professional Fees have been fully funded into the Professional Fee Escrow. For the avoidance of doubt, upon delivery of a Carve Out Trigger Notice, in no instance shall any DIP Obligations or Prepetition Obligations be repaid until the Professional Fee Escrow is fully funded or as further set forth in other order(s) of the Court. So long as no Carve Out Trigger Notice has been delivered, the Debtors shall be permitted to pay compensation and reimbursement of expenses to Case Professionals allowed and payable under sections 330 and 331 of the Bankruptcy Code, but solely to the extent the same are allowed at any time by the Court, regardless of whether allowed by interim order, procedural order or otherwise; provided, that, for the avoidance of doubt, the payment of such compensation and reimbursement of such expenses prior to the delivery of a Carve Out Trigger Notice shall not reduce the applicable Wind-Down Carve Out Amount. No portion of the Carve Out may be used in contravention of the restrictions or the limitations on the use of the Carve Out set forth in this Interim Order.

(b)    The DIP Agents and the DIP Lenders shall retain automatically perfected and continuing security interests in any residual amount in the Professional Fee Escrow Account available following satisfaction in full of all obligations benefiting from the Carve-Out (the “Residual Carve-Out Amount”). Promptly (but in no event later than 5 business days) following the satisfaction in full of all obligations benefiting from the Carve-Out, the Debtors shall deliver the Residual Carve-Out Amount, if any, to the Senior DIP Agent (or, following a Discharge of Senior DIP Obligations, the Junior DIP Agent).
(c)    No Direct Obligation to Pay Professional Fees. Neither the DIP Agents, the DIP Secured Parties nor the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Case Professionals incurred in connection with the Chapter 11 Cases or any Successor Cases under any chapter of the Bankruptcy Code. Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Agents, DIP Secured Parties or Prepetition Secured Parties in any way to pay compensation to or to reimburse expenses of any Case Professionals, or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.
(d)    Payment of Carve Out After Carve Out Trigger Notice. Any payment or reimbursement made on or after the date of the delivery of the Carve Out Trigger Notice in respect of any Carved-Out Professional Fees accrued or incurred after delivery of the Carve Out Trigger Notice shall permanently reduce the Wind-Down Carve Out Amount on a dollar-for-dollar basis.
28.    Limitations on the DIP Facilities, the DIP Collateral, the Prepetition Collateral, the Cash Collateral and the Carve Out. No DIP Collateral, Prepetition Collateral, DIP Loans, Cash Collateral, proceeds of any of the foregoing, any portion of the Carve Out or any other amounts may be used, directly or indirectly, by any of the Debtors, any Committee, if any, or any trustee or other estate representative appointed in the Chapter 11 Cases or any Successor Cases or any other person or entity (or to pay any professional fees, disbursements, costs or expenses incurred in connection therewith): (a) to object to, prevent, hinder, or delay the DIP Agents’, the DIP Secured Parties’ enforcement or realization upon any of the DIP Collateral, Prepetition Collateral or Cash Collateral, once a Termination Event occurs; (b) to use or seek to use Cash Collateral other than as provided pursuant to this Interim Order or, except to the extent permitted under the terms of the DIP Loan Documents, selling or otherwise disposing of DIP Collateral, in each case, without the consent of both DIP Agents; (c) to seek authorization to obtain liens or security interests that are senior to, or on a parity with, the DIP Liens or the Superpriority DIP Claims, the Adequate Protection Liens, the Adequate Protection Claims or the Prepetition Liens; (d) to request or seek any modification of this Interim Order in any manner not approved by both DIP Agents to the extent such modification would adversely affect the rights of the DIP Secured Parties or the Prepetition Secured Parties; or (e) to investigate (including by way of examinations or discovery proceedings), prepare, assert, join, commence, support or prosecute any challenge (including any litigation or other action) for any claim, counter-claim, action, proceeding, application, motion, objection, defense, or other contested matter seeking any order, judgment, determination or similar relief against any or all of the DIP Agents, DIP Secured Parties or Prepetition Secured Parties, or their respective affiliates, assigns or successors and the respective officers, directors, employees, agents, attorneys, representatives and other advisors of the foregoing, with respect to any transaction, occurrence, omission, action or other matter (including formal or informal discovery  proceedings  in anticipation thereof) with respect to (A) any claims or causes of action arising under chapter 5 of the Bankruptcy Code, (B) any so-called “lender liability” claims and causes of action, (C) any action with respect to the amount, validity, enforceability, priority and extent of, or asserting any defense, counterclaim, or offset to, the DIP Obligations, the Superpriority DIP

Claims, the DIP Liens, the DIP Loan Documents, the Adequate Protection Liens, the Adequate Protection Claims, the Prepetition RBL Loan Documents, the Prepetition RBL Obligations, the Prepetition FLMO Term Loan Documents, the Prepetition FLMO Obligations, the Prepetition FLLO Term Loan Documents, the Prepetition FLLO Obligations, the Prepetition Senior Liens, the Prepetition FLLO Liens, the Prepetition Second Lien Documents, the Prepetition Second Lien Note Obligations or the Prepetition Second Liens, (D) any action seeking to challenge, invalidate, modify, set aside, avoid, marshal, recharacterize or subordinate (other than as contemplated by the Intercreditor Agreements), in whole or in part, the DIP Obligations, the DIP Liens, the Superpriority DIP Claims, the DIP Collateral, the Prepetition Collateral, the Prepetition Liens, the Adequate Protection Liens, the Adequate Protection Claims or the Prepetition Obligations, (E) any action seeking to modify any of the rights, remedies, priorities, privileges, protections and benefits granted to the DIP Secured Parties hereunder or under any of the DIP Loan Documents or prepetition agreements including the Elk Hills Power Agreements (as defined in the Restructuring Support Agreement) or to any of the Prepetition Secured Parties hereunder or under any of the Prepetition Debt Documents (in each case, including, without limitation, claims, proceedings or actions that might prevent, hinder or delay any of the DIP Agents’ or the DIP Lenders’ assertions, enforcements, realizations or remedies on or against the DIP Collateral in accordance with the applicable DIP Loan Documents and this Interim Order and/or the Final Order (as applicable)), or (F) objecting to, contesting, or interfering with, in any way, the DIP Agents’ and the DIP Secured Parties’ enforcement or realization upon any of the DIP Collateral once a Senior DIP Event of Default or Junior DIP Event of Default has occurred; provided, however, that no more than $75,000 in the aggregate of the DIP Collateral, the Carve Out, and proceeds from the borrowings under the DIP Facilities or Prepetition Collateral, may be used by any Committee to investigate claims and/or liens of the Prepetition Secured Parties. For the avoidance of doubt, the Debtor reserves the right to contest, and to use Cash Collateral to contest, the existence or extent of any Diminution in Value for purposes of any Adequate Protection Claim or Adequate Protection Lien.
29.    Reservation of Certain Third Party Rights and Bar of Challenges and Claims.
(a)    Each stipulation, admission, and agreement contained in this Interim Order including, without limitation, the Debtors’ stipulations set forth in paragraph E hereof (collectively, the “Stipulations”), shall be binding on the Debtors upon entry of this Interim Order. The Stipulations shall be binding on any successor to the Debtors (including, without limitation, any chapter 7 or chapter 11 trustee appointed or elected for any of the Debtors in the Chapter 11 Cases or any Successor Cases) under all circumstances and for all purposes, and the Debtors are deemed to have irrevocably waived and relinquished all Challenges (as defined below) as of the Petition Date.
(b)    Upon expiration of the Challenge Period (as defined below), the Stipulations shall be binding upon all other parties in interest (including without limitation, any Committee, if appointed) and any other person or entity acting or seeking to act on behalf of the Debtors’ estates, in all circumstances and for all purposes, unless (1) any Committee or a party in interest (in each case, to the extent requisite standing is obtained pursuant to an order of this Court entered prior to the expiration of the Challenge Period) has timely and duly filed an adversary proceeding or contested matter (subject to the limitations contained herein) (each, a “Challenge Proceeding”) by the expiration of the Challenge Period (as defined below), objecting to or challenging the amount, validity, perfection, enforceability, priority or extent of the Prepetition Obligations, the Prepetition Liens or the Prepetition Debt Documents, or otherwise asserting or prosecuting any avoidance action or any other claim, counterclaim, cause of action, objection, contest or defense (a “Challenge”) against any of the Prepetition Secured Parties, or any of their respective affiliates, subsidiaries, officers, directors, managers, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and the respective successors and assigns thereof (in each case, in their respective capacities as such), arising under, in connection with or related to the Prepetition Obligations, the Prepetition Liens or the Prepetition Debt Documents and (2) there is entered a final non-appealable order in favor of the plaintiff in any such timely filed Challenge Proceeding; provided, however, that any pleadings filed in any Challenge Proceeding shall set forth with specificity the basis for such Challenge (and any Challenges not so specified prior to the expiration of the Challenge Period shall be deemed forever, waived, released and barred).
(c)    Only those parties in interest who properly obtain standing and commence a Challenge within the Challenge Period may prosecute such Challenge. As to (x) any parties in interest, including any Committee, who do not obtain standing and fail to file a Challenge prior to the expiration of the Challenge Period, or if any such Challenge is filed and overruled, or (y) any and all matters that are not expressly the subject of a timely Challenge: (1) any and all such Challenges by any party (including, without limitation, any Committee, any chapter 11 trustee, any examiner or any other estate representative appointed in the Chapter 11 Cases, or any chapter 7 trustee, any examiner or any other estate representative appointed in any Successor Cases), shall be deemed to be forever waived and barred; (2) all of the findings, Debtors’ stipulations, waivers,  releases, affirmations and other Stipulations hereunder as to the priority, extent, allowability, validity and perfection as to all Prepetition Obligations, Prepetition Liens and Prepetition Debt Documents, shall be of full force and effect and forever binding upon the applicable Debtors’ bankruptcy estates and all creditors, interest holders and other parties in interest in the Chapter 11

Cases and any Successor Cases; (3) the Debtors’ estates, all creditors, interest holders and other parties in interest in the Chapter 11 Cases and any Successor Cases shall be deemed to have released, waived and discharged the Prepetition Secured Parties (in each case, whether in their prepetition or postpetition capacity), together with each of their respective successors, assigns, affiliates, parents, subsidiaries, partners, controlling persons, representatives, agents, attorneys, advisors, financial advisors, consultants, professionals, officers, directors, members, managers, shareholders, and employees, from any and all claims and causes of action arising out of, based upon or related to, in whole or in part, the Prepetition Obligations; (4) the Prepetition Obligations shall constitute allowed claims and shall not be subject to any defense, claim, counterclaim, recharacterization, subordination, offset, avoidance, for all purposes in these Chapter 11 Cases and any Successor Cases; (5) the Prepetition Debt Documents shall be deemed to have been valid, as of the Petition Date, and enforceable against each of the Debtors in the Chapter 11 Cases and any Successor Cases; and (6) the Prepetition Liens shall be deemed to have been, as of the Petition Date, legal, valid, binding, perfected, security interests and liens, not subject to recharacterization, subordination, avoidance or other defense;
(d)    The “Challenge Period” shall mean the earlier of (a) sixty (60) days after the formation of any Committee, but in no event later than seventy-five (75) days after the Petition Date, (b) if no Committee is formed, seventy-five (75) days after the Petition Date and (c) the date of confirmation of a chapter 11 plan. The Challenge Period may only be extended (A) with the written consent of the Prepetition RBL Agent with respect to the Prepetition RBL Obligations, the Prepetition RBL Loan Documents or the Prepetition Senior Liens; the Prepetition FLMO Term Loan Agent with respect to the Prepetition FLMO Obligations, the Prepetition FLMO Term Loan Documents or the Prepetition Senior Liens; the Prepetition FLLO Term Loan Agent with respect to the Prepetition FLLO Obligations, the Prepetition FLLO Term Loan Documents or the Prepetition FLLO Liens; or the Prepetition Second Lien Collateral Trustee with respect to the Prepetition Second Lien Obligations, the Prepetition Second Lien Documents or the Prepetition Second Liens, or (B) by the Court, upon a motion for cause shown, in each case, prior to the expiration of the Challenge Period.
(e)    In the event there is a timely successful Challenge by a final non-appealable order, pursuant and subject to the limitations contained in this paragraph 29, to the repayment of any of the Prepetition RBL Obligations pursuant to this Interim Order based upon a successful challenge to the validity, enforceability, extent, perfection or priority of the Prepetition RBL Obligations or the liens securing the same, this Court shall determine the remedies as to the portion of the Prepetition RBL Obligations subject to the successful Challenge, which may include the unwinding the repayment of and reinstating such Prepetition RBL Obligations, and all parties’ rights are fully reserved in respect of any such potential remedies . If any amount of Prepetition RBL Obligations are reinstated or required to be repaid to the Debtors or any third party, any portion of such Prepetition RBL Obligations that are secured by valid and enforceable liens shall benefit from the RBL Adequate Protection Claims and the RBL Adequate Protection Liens and the Prepetition RBL Agent reserves all of its rights to seek additional or different adequate protection.
(f)    Notwithstanding anything to the contrary herein: (x) if any Challenge is timely commenced and standing is timely obtained, the Stipulations shall, upon expiration of the Challenge Period, nonetheless remain binding and preclusive (as provided in paragraph 29(b) hereof) on all parties-in-interest (other than the party that has brought such Challenge in connection therewith and then only with respect to the Stipulations that are subject to the Challenge and not to any Stipulations not subject to the Challenge), except to the extent that such Stipulations were expressly and successfully challenged in such Challenge Proceeding as set forth in a final, non-appealable order of a court of competent jurisdiction; and (y) the Prepetition Secured Parties reserve all of their respective rights to contest on any grounds any Challenge and preserve any and all of their rights to appeal and stay any orders issued in connection with a successful Challenge. Nothing in this Interim Order vests or confers on any Person (as defined in the Bankruptcy Code), including any Committee or any non-statutory committees appointed in the Chapter 11 Cases, standing or authority to pursue any cause of action belonging to the Debtors or their estates, and all rights to object to such standing are expressly reserved.
30.    No Third Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder or any direct, indirect or incidental beneficiary.
31.    Section 506(c). In partial consideration for, among other things, the Carve Out and the payments made under the Approved Budget to administer the Chapter 11 Cases with the use of Cash Collateral, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases at any time shall be charged against the DIP Secured Parties or the Prepetition Secured Parties, any of the DIP Obligations or the Prepetition Obligations, or any of the DIP Collateral or the Prepetition Collateral pursuant to sections 105 or 506(c) of the Bankruptcy Code or otherwise for any costs and expenses incurred in connection with the preservation, protection, enhancement or realization by the DIP Secured Parties upon the DIP Collateral, or by the Prepetition Secured Parties upon the Prepetition Collateral, as applicable or otherwise, without the prior express written consent of the affected DIP Agent, Prepetition RBL Agent, Prepetition Senior Secured Collateral Agent, Prepetition FLLO Term Loan Agent, Prepetition FLMO Term Loan

Agent or Prepetition Second Lien Collateral Trustee, in their sole discretion (but subject to the Intercreditor Agreements where applicable), provided that the foregoing shall be without prejudice to the terms of the Final Order with respect to the period from and after entry of the Final Order. For the avoidance of doubt, consent to the Carve Out or the approval of any budget hereunder shall not be deemed a consent under this paragraph. Nothing contained in this Interim Order shall be deemed to consent by the Senior DIP Agent, the Junior DIP Agent, the DIP Secured Parties, or the Prepetition Secured Parties to any charge, lien, assessment, or claims against any DIP Collateral, under section 506(c) of the Bankruptcy Code or otherwise.
32.    Section 552(b). The Prepetition Secured Parties are and shall each be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Prepetition Secured Parties or the Prepetition Obligations, provided that the foregoing shall be without prejudice to the terms of the Final Order with respect to the period from and after the entry of the Final Order.
33.    Waiver of Marshaling for DIP Secured Parties. In no event shall the DIP Secured Parties be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to any of the DIP Collateral, provided that the foregoing shall be without prejudice to the terms of the Final Order with respect to the period from and after entry of the Final Order.
34.    Waiver of Marshaling for Prepetition Secured Parties. Subject to the Final Order, in no event shall the Prepetition Secured Parties be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to any of the Prepetition Collateral, provided, that, in the event that either (x) the Restructuring Support Agreement has been terminated by the Debtors due to a material breach by the Required Consenting Creditors or (y) the Backstop  Commitment Agreement has been terminated due to the Backstop Parties terminating their

Backstop Commitments, the Prepetition Secured Parties shall be subject to, and retain all arguments and defenses in connection with, such doctrines.
35.    Right to Credit Bid. Pursuant to section 363(k) of the Bankruptcy Code, (a) the Senior DIP Agent, on behalf of the Senior DIP Secured Parties (subject to the terms of the Senior DIP Loan Documents) shall have the right to “credit bid” (without the need to submit a deposit) up to the full amount of the Senior DIP Obligations, in connection with any sale or other disposition of all or any portion of the DIP Collateral, including, without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any restructuring plan subject to confirmation under section 1129(b)(2)(A)(iii) of the Bankruptcy Code, and shall automatically be deemed a “qualified bidder” with respect to any such sale or disposition of DIP Collateral; and (b) the Junior DIP Agent, on behalf of the Junior DIP Secured Parties (subject to the terms of the Junior DIP Loan Documents) shall have the right to “credit bid” up to the full amount of the Junior DIP Obligations, in connection with any sale or other disposition of all or any portion of the DIP Collateral, including, without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any restructuring plan subject to confirmation under section 1129(b)(2)(A)(iii) of the Bankruptcy Code but only if such bid by the Junior DIP Agent includes a cash payment sufficient to provide for the Discharge of Senior DIP Obligations and the Discharge of Senior DIP Obligations occurs immediately after giving effect to such credit bid.
36.    Rights Preserved. Notwithstanding anything herein to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly: (a) the rights of the DIP Secured Parties to seek any other or supplemental relief in respect of the Debtors; (b) the rights of the DIP Secured Parties under the DIP Loan Documents, the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, the right to

(i) request modification of the automatic stay of section 362 of the Bankruptcy Code, (ii) request dismissal of any of the Chapter 11 Cases, conversion of any or all of the Chapter 11 Cases to a case under chapter 7, or appointment of a chapter 11 trustee or examiner with expanded powers, or (iii) propose, subject to the provisions of section 1121 of the Bankruptcy Code, a chapter 11 plan or plans of reorganization; or (c) any other rights, claims, or privileges (whether legal, equitable or otherwise) of the DIP Secured Parties; provided, that notwithstanding the foregoing, in no event shall the Junior DIP Agent or Junior DIP Secured Parties seek additional or supplemental relief in respect of the Debtors or propose any chapter 11 plan or plan of reorganization, in each case that is inconsistent with the payment priority of the Senior DIP Obligations and Prepetition RBL Obligations set forth in paragraph 22(c). Notwithstanding anything herein to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the Debtors’ or any party-in-interest’s right to oppose any of the relief requested in accordance with the immediately preceding sentence, except as expressly set forth in this Interim Order.
37.    Intercreditor Agreements. Nothing in this Interim Order shall amend or otherwise modify the terms or enforceability of the Intercreditor Agreements, including without limitation, the turnover and bankruptcy-related provisions contained therein, and the Intercreditor Agreements shall each remain in full force and effect. The rights of the Prepetition Secured Parties shall at all times remain subject to the Intercreditor Agreements.
38.    No Waiver by Failure to Seek Relief. The failure, at any time or times hereafter, of the DIP Secured Parties and the Prepetition Secured Parties, to require strict performance by the Debtors of any provision of this Interim Order shall not waive, affect or diminish any right of such parties thereafter to demand strict compliance and performance therewith. No delay on the part of any party in the exercise of any right or remedy under this Interim Order shall preclude any other or further exercise of any such right or remedy or the exercise of any other right or remedy. No consents by any of the DIP Secured Parties or the Prepetition Secured Parties shall be implied by any inaction or acquiescence by any of the DIP Secured Parties or the Prepetition Secured Parties.
39.    Binding Effect of this Interim Order. Immediately upon, and effective as of, entry by the Court, this Interim Order shall inure to the benefit of the Debtors, the DIP Secured Parties and the Prepetition Secured Parties and it shall become valid and binding upon the Debtors, the DIP Secured Parties and the Prepetition Secured Parties and any and all other creditors of the Debtors, any Committee or other committee appointed in the Chapter 11 Cases, any and all other parties in interest and their respective successors and assigns, including any trustee or other fiduciary hereafter appointed as legal representative of any of the Debtors in any of the Chapter 11 Cases, or upon dismissal of any of the Chapter 11 Cases. Further, upon entry of this Interim Order, the DIP Obligations shall constitute allowed claims for all purposes in each of the Chapter 11 Cases.
40.    No Modification to Interim Order. Until and unless the DIP Obligations and the Prepetition RBL Obligations, the Prepetition FLMO Obligations, and the Prepetition FLLO Obligations have been indefeasibly paid in full in cash, the Debtors irrevocably waive the right to seek and shall not seek or consent to, directly or indirectly: without the prior written consent of the DIP Agents, the Majority Junior DIP Lenders, the Prepetition RBL Agent, Prepetition FLMO Term Lenders holding more than 50% of the loans under the Prepetition FLMO Credit Agreement (the “Required FLMO Term Lenders”) and the Prepetition FLLO Term Lenders holding more than 50% of the loans under the Prepetition FLLO Credit Agreement (the “Required FLLO Term Lenders”) (a) a priority claim for any administrative expense or unsecured claim against the Debtor

(now existing or hereafter arising of any kind or nature whatsoever, including, without limitation any administrative expense of the kind specified in sections 503(b), 506(c), 507(a) or 507(b) of the Bankruptcy Code) in the Chapter 11 Cases, equal or superior to the Superpriority DIP Claims, the RBL Adequate Protection Claims, the FLMO Adequate Protection Claims or the FLLO Adequate Proection Claims other than the Carve Out; (b) any order authorizing the use of Cash Collateral resulting from the DIP Collateral or the Prepetition Collateral that is inconsistent with this Interim Order; or (c) any lien on any of the DIP Collateral or Prepetition Collateral with priority equal or superior to the DIP Liens, the Senior Adequate Protection Liens or the FLLO Adequate Proection Liens except as specifically provided in the DIP Loan Documents or this Interim Order. The Debtors irrevocably waive any right to seek any amendment, vacatur, stay, modification or extension of this Interim Order without the prior written consent, as provided in the foregoing, of the DIP Agents, the Majority Junior DIP Lenders, the Required FLMO Term Lenders and the Required FLLO Term Lenders, and Ares to the extent such amendment, vacatur, stay, modification or extension is adverse to Ares. Until the Discharge of Senior DIP Obligations, the Junior DIP Agent and the Junior DIP Secured Parties may not seek to amend, modify, vacate, supplement or waive the terms of this Interim Order in a manner adverse to the interests or rights of the Senior DIP Secured Parties or, prior to the Prepetition RBL Obligatoins being discharged, the Prepetition RBL Secured Parties, in either case without the prior written consent of the Senior DIP Agent and the Prepetition RBL Agent, as applicable.
41.    Order Controls. In the event of any inconsistency between the terms and conditions of the DIP Loan Documents, any other document or any other order of the Court and of this Interim Order, the provisions of this Interim Order shall govern and control.

42.    Limits on Lender Liability. Nothing in this Interim Order or in any of the DIP Loan Documents or the Prepetition Debt Documents or any other documents related to this transaction shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Secured Parties or the Prepetition Secured Parties of any liability for any claims arising from any and all activities by the Debtors in the operation of their businesses in connection with the Debtors’ postpetition restructuring efforts.
43.    Survival. The provisions of this Interim Order and any actions taken pursuant hereto shall survive, and shall not be modified, impaired or discharged by, entry of any order that may be entered (a) confirming any plan of reorganization in any of the Chapter 11 Cases, (b) converting any or all of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (c) dismissing any or all of the Chapter 11 Cases, or (d) pursuant to which the Court abstains from hearing any of the Chapter 11 Cases. The terms and provisions of this Interim Order, including the claims, liens, security interests, and other protections (as applicable) granted to the DIP Secured Parties and the Prepetition Secured Parties pursuant to this Interim Order, notwithstanding the entry of any such order, shall continue in any of the Chapter 11 Cases, following dismissal of any of the Chapter 11 Cases, or any Successor Cases, and shall maintain their priority as provided by this Interim Order. The DIP Protections (as defined below), as well as the terms and provisions concerning the reimbursement and indemnification of the DIP Secured Parties shall continue in any of the Chapter 11 Cases following dismissal of any of the Chapter 11 Cases, termination of the provisions of this Interim Order, and/or the indefeasible payment in full of the DIP Obligations.
44.    Dismissal. If any order dismissing any of the Chapter 11 Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered, such order shall provide (in accordance with sections 105 and 349 of the Bankruptcy Code), that (i) the rights, privileges, benefits and protections afforded herein and in the DIP Loan Documents, including the DIP Liens and the Superpriority DIP Claims (collectively, the “DIP Protections”), shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until all DIP Obligations have been paid in full (and that all DIP Protections shall, notwithstanding such dismissal, remain binding on all parties in interest), and (ii) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing such DIP Protections.
45.    Entry of this Interim Order/Waiver of Applicable Stay. The Clerk of the Court is hereby directed to forthwith enter this Interim Order on the docket of the Court maintained in regard to the Chapter 11 Cases. This Interim Order shall be effective upon its entry and not subject to any stay (all of which are hereby waived), notwithstanding anything to the contrary contained in Bankruptcy Rule 4001(a)(3).
46.    Final Hearing. The final hearing with respect to the relief requested in the Motion shall be held on __________, 2020 at __________ (prevailing Central Time) (the “Final Hearing”).  Any objections or responses to entry of the proposed Final Order shall be filed on or before 4:00 p.m. (prevailing Central Time) on __________, 2020 and served on the following parties: (a) the Debtors, California Resources Corporation, 27200 Tourney Road, Suite 200, Santa Clarita, CA 91355 (Attn: Michael L. Preston); (b) proposed counsel to the Debtors, Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 (Attn: Alexa J. Kranzley) and Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, Texas 77002 (Attn: Paul E. Heath); (c) counsel to the administrative agent for the Debtors’ Senior DIP Facility, Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 (Attn: Sandy Qusba and Nicholas A. Baker) and Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201-7932 (Attn: Louis Strubeck and Jason L. Boland); (d) counsel to the Ad Hoc

First Lien Group, Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 11017 (Attn: Damian S. Schaible and Angela M. Libby); (e) counsel to Ares, Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, 10022 (Attn: Steven Serajeddini); (f) counsel to the ad hoc group of Prepetition Second Lien Noteholders; (g) counsel to any statutory committee appointed in these chapter 11 cases; (h) the U.S. Trustee; and (i) to the extent not listed herein, those parties requesting notice pursuant to Bankruptcy Rule 2002. In the event the Court modifies any of the provisions of this Interim Order or other documents following the Final Hearing, such modifications shall not affect the rights and priorities of the DIP Agents and the DIP Lenders pursuant to this Interim Order with respect to the DIP Collateral and any portion of the DIP Facilities that arises, or is incurred or is advanced prior to such modifications (or otherwise arising prior to such modifications), and this Interim Order shall remain in full force and effect except as specifically modified pursuant to the Final Hearing.
47.    Effect of this Interim Order. Notwithstanding Bankruptcy Rules 4001(a)(3), 6004(h), 6006(d), 7062 and 9024 or any other Bankruptcy Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Interim Order.
48.    Retention of Jurisdiction. The Court shall retain exclusive jurisdiction to hear, determine and, if applicable, enforce the terms of, any and all matters arising from or related to the DIP Facilities and/or this Interim Order.

Annex I
Interim 9019 Order
[See Attached]

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

___________________________________________ In re CALIFORNIA RESOURCES CORPORATION, et al., Debtors. ___________________________________________	x : : : : : : : x	Chapter 11 Case No. (20-_____) (__) Jointly Administered

INTERIM ORDER (I) AUTHORIZING AND APPROVING THE
SETTLEMENT BY AND AMONG THE DEBTORS, ELK HILLS POWER, LLC, ECR CORPORATE HOLDINGS L.P. AND CERTAIN AFFILIATES OF ARES MANAGEMENT LLC, (II) AUTHORIZING THE DEBTORS TO ASSUME THE EHP
AGREEMENTS AS AMENDED AND (III) GRANTING RELATED RELIEF
Upon the motion (the “Motion”)2 of California Resources Corporation and its affiliated debtors and debtors-in-possession (collectively, the “Debtors”), for entry of an interim order (this “Interim Order”) (a) authorizing and approving the Debtors’ entry into the Settlement Agreement, (b) authorizing the Debtors to assume the EHP Agreements, as amended by the EHP LLC Amendment contemplated by the Settlement Agreement, and (c) granting certain related relief; and this Court having jurisdiction to consider the Motion pursuant to 28 U.S.C. § 1334; and venue of these chapter 11 cases and the Motion in this district being proper pursuant to 28
__________

[1]
The Debtors in these chapter 11 cases and the last four digits of their U.S. taxpayer identification numbers are:  California Resources Corporation (0947); California Heavy Oil, Inc. (4630); California Resources Coles Levee, L.P. (2995); California Resources Coles Levee, LLC (2087); California Resources Elk Hills, LLC (7310); California Resources Long Beach, Inc. (6046); California Resources Mineral Holdings LLC (4443); California Resources Petroleum Corporation (9218); California Resources Production Corporation (5342); California Resources Production Mineral Holdings, LLC (9071); California Resources Real Estate Ventures, LLC (6931); California Resources Royalty Holdings, LLC (6393); California Resources Tidelands, Inc. (0192); California Resources Wilmington, LLC (0263); CRC Construction Services, LLC (7030); CRC Marketing, Inc. (0941); CRC Services, LLC (6989); Monument Production, Inc. (0782); Oso Verde Farms, LLC (7436); Socal Holding, LLC (3524); Southern San Joaquin Production, Inc. (4423); Thums Long Beach Company (1774); Tidelands Oil Production Company LLC (5764). The Debtors’ corporate headquarters is located at 27200 Tourney Road, Suite 200, Santa Clarita, CA 91355.

[2]	Capitalized terms not otherwise defined herein are to be given the meanings ascribed to them in the Motion.

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U.S.C. §§ 1408 and 1409; and this matter being a core proceeding pursuant to 28 U.S.C. § 157(b); and this Court having found that proper and adequate notice of the Motion and the relief requested therein has been provided in accordance with the Bankruptcy Rules, the Bankruptcy Local Rules and the Complex Case Procedures, and that, except as otherwise ordered herein, no other or further notice is necessary; and any objections (if any) to the Motion having been withdrawn, resolved or overruled on the merits; and a hearing having been held to consider the relief requested in the Motion and upon the record of the hearing and all of the proceedings had before this Court; and this Court having found and determined that the relief sought in the Motion is in the best interests of the Debtors, their estates, their creditors and all other parties-in-interest; and that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and after due deliberation and sufficient cause appearing therefor;
IT IS HEREBY ORDERED THAT:
1.    The Debtors, EHP and Ares shall continue to perform, and cause their respective affiliates to perform, all of their respective obligations under the EHP Agreements in effect as of the date of the Settlement Agreement in the ordinary course of business consistent with past practices as if these chapter 11 cases had not been commenced, except as expressly provided in the Settlement Agreement.
2.    Until the earlier of the termination of the Settlement Agreement in accordance with its terms and effectiveness of a chapter 11 plan of reorganization, the Debtors shall not and shall cause their affiliates not to:

a.	develop, promote or otherwise pursue the Bypass Plan;

b.
commence any proceeding against EHP or Ares relating to any transfer or conveyance of assets by CRC or CREH to EHP made prior to the date of the Settlement Agreement, including but not limited to claims for fraudulent conveyance or otherwise to avoid such transfers or conveyances and claims related to the EHP Disputes;

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c.
commence any proceeding to obtain control or ownership of the assets of EHP, including but not limited to claims for recharacterization or substantive consolidation and claims related to the EHP Disputes; or

d.
take any action outside of the ordinary course of business, including filing any motion, that is (i) not contemplated by the Settlement Agreement and (ii) adverse to EHP in any material respect, including, but not limited to, any rejection of any EHP Agreements and any such action related to the EHP Disputes.

3.    EHP shall pay (i) cash distributions on the Class B Preferred Units to Ares at a rate per annum of 9.5%, calculated on an aggregate cumulative liquidation preference for all Class B Preferred Units of $835,131,031 from and after the Petition Date (as may be increased for any unpaid cash distributions after the date of the Settlement Agreement) and otherwise consistent with historical practices; and (ii) cash distributions on account of Ares’s ownership of Class A Common Units and Class C Common Units and consistent with historical practices in the case of each of clauses (i) and (ii), at the times and in the manner contemplated by the EHP Agreements in effect as of the date of the Settlement Agreement. EHP will also pay a cash distribution in the ordinary course after the Petition Date with respect to the period from July 1, 2020 through the Petition Date at a rate, and in a manner, consistent with past practice.
4.    The Debtors are authorized and empowered to execute and deliver such documents, and to take and perform all actions necessary to implement and effectuate the relief granted in this Interim Order.
5.    The Debtors shall promptly pay in cash, to the extent not paid in accordance with the RSA, all reasonable and documented fees, costs and expenses incurred by Ares in connection with the implementation of the Restructuring Transactions (as defined in the RSA).
6.    Nothing in the Motion or this Interim Order, nor as a result of any payment made pursuant to this Interim Order, shall be deemed or construed as an admission as to

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the validity or priority of any claim against the Debtors, an approval or assumption of any agreement, contract or lease pursuant to section 365 of the Bankruptcy Code or a waiver of the right of the Debtors, or shall impair the ability of the Debtors to contest the amount of any payment claimed by EHP to be due under the EHP Agreements.
7.    The requirements set forth in Bankruptcy Local Rule 9013-1(i) are satisfied.
8.    The requirements set forth in Bankruptcy Rule 6003(b) are satisfied.
9.    The requirements set forth in Bankruptcy Rule 6004(a) are satisfied.
10.    This Interim Order is immediately effective and enforceable, notwithstanding the possible applicability of Bankruptcy Rule 6004(h) or otherwise.
11.    This Court shall retain jurisdiction with respect to any matters, claims, rights or disputes arising from or related to the Motion or the implementation of this Interim Order.
12.    The final hearing with respect to the relief requested in the Motion shall be held on __________, 2020 at __________ (prevailing Central Time) (the “Final Hearing”).  Any objections or responses to entry of the proposed Final Order shall be filed on or before 4:00 p.m. (prevailing Central Time) on __________, 2020 and served on the following parties: (a) the Debtors, California Resources Corporation, 27200 Tourney Road, Suite 200, Santa Clarita, CA 91355 (Attn: Michael L. Preston); (b) proposed counsel to the Debtors, Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 (Attn: Alexa J. Kranzley), and Vinson & Elkins LLP, 1001 Fannin, Suite 2500, Houston, TX 77002 (Attn: Paul E. Heath); (c) counsel to the administrative agent for the Debtors’ DIP credit facility; (d) counsel to the ad hoc group of prepetition first lien lenders and second lien noteholders; (e) counsel to the ad hoc group of

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prepetition second lien noteholders; (f) counsel to Ares; (g) counsel to any statutory committee appointed in these chapter 11 cases; (h) the U.S. Trustee; and (i) to the extent not listed herein, those parties requesting notice pursuant to Bankruptcy Rule 2002.

Dated: _____________, 2020 Houston, Texas
United States Bankruptcy Judge

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Exhibit B
Second Lien Exit Lenders
[*****]

Exhibit C
Junior DIP Commitment Parties
[*****]

Exhibit D
Form of Transfer Agreement

TRANSFER AGREEMENT
The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of July 15, 2020 (the “Agreement”),1 by and among the Company Parties and the Consenting Creditors, including the transferor to the Transferee of any Company Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Creditor” and a “Consenting 2016 Term Loan Lender,” or a “Consenting 2017 Term Loan Lender” under the terms of the Agreement.
The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed in this transfer agreement.
Date Executed:
______________________________________
Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2016 Term Loan Claims
2017 Term Loan Claims
Second Lien Notes Claims
Unsecured Notes Claims
Senior DIP Claims
Junior DIP Claims
______________________

[1]	Capitalized terms not used but not otherwise defined in this transfer agreement shall have the meanings ascribed to such terms in the Agreement.

Exhibit E
Form of Joinder

JOINDER
The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of July 15, 2020 (the “Agreement”),1 by and among Company Parties and the Consenting Creditors and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting 2016 Term Loan Lender,” or a “Consenting 2017 Term Loan Lender” under the terms of the Agreement.
The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this joinder and any further date specified in the Agreement.
Date Executed:
______________________________________
Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
2016 Term Loan Claims
2017 Term Loan Claims
Second Lien Notes Claims
Unsecured Notes Claims
Senior DIP Claims
Junior DIP Claims
______________________

[1]	Capitalized terms not used but not otherwise defined in this joinder shall have the meanings ascribed to such terms in the Agreement.